Exhibit 99.2

DEUTSCHE BANK AKTIENGESELLSCHAFT

Frankfurt am Main

– ISIN DE 0005140008 –

– WKN 514000 –

We take pleasure in inviting our shareholders to the

Ordinary General Meeting

convened for

Thursday, May 19, 2022, 09:00 Central European Summer Time (CEST)

as a virtual general meeting without the physical presence of shareholders or their representatives.

Event b1b5b98c8982ec11812b005056888925

Agenda

  1. Presentation of the established Annual Financial Statements and Management Report for the 2021 financial year, the approved Consolidated Financial Statements and Management Report for the 2021 financial year as well as the Report of the Supervisory Board

The Supervisory Board has already approved the Annual Financial Statements and Consolidated Financial Statements prepared by the Management Board; the Annual Financial Statements are thus established. Therefore, in accordance with the statutory provisions, a resolution is not provided for on this Agenda Item.

  2. Appropriation of distributable profit for the 2021 financial year

The Management Board and Supervisory Board propose that the distributable profit of the 2021 financial year amounting to €968,555,094.00 shall be used as follows:

Payment of a dividend of €0.20 per share eligible for the payment of a dividend for the 2021 financial year and the remaining amount of at least €555,200,467.80 shall be carried forward to new account.

The proposals will be finalized by the specific amounts for the dividend payments and the amount carried forward to new account when the number of own shares are determined and thus also the number of shares that are ineligible for the payment of a dividend at the time of the General Meeting.

Pursuant to § 58 (4) sentence 2 Stock Corporation Act, the claim to payment of the dividend is due on the third business day following the resolution of the General Meeting, i.e. on May 24, 2022.

  3. Ratification of the acts of management of the members of the Management Board for the 2021 financial year

The Management Board and Supervisory Board propose that the acts of management of the members of the Management Board in office during the 2021 financial year be ratified for this period. The actions shall be ratified on an individual basis, i.e. a separate resolution shall be passed for each member of the Management Board.

The actions of the following Management Board members in office in the 2021 financial year shall be ratified: Christian Sewing (Chairman of the Management Board (CEO)), James von Moltke (Deputy Chairman of the Management Board (President)), Karl von Rohr (Deputy Chairman of the Management Board (President)), Fabrizio Campelli, Frank Kuhnke (member of the Management Board until and including April 30, 2021), Bernd Leukert, Stuart Lewis, Alexander von zur Mühlen, Christiana Riley, Rebecca Short (member of the Management Board since May 1, 2021) and Professor Dr. Stefan Simon.

  4. Ratification of the acts of management of the members of the Supervisory Board for the 2021 financial year

The Management Board and Supervisory Board propose that the acts of management of the members of the Supervisory Board in office during the 2021 financial year be ratified for this period. The actions shall be ratified on an individual basis, i.e. a separate resolution shall be passed for each member of the Supervisory Board.

The actions of the following Supervisory Board members in office in the 2021 financial year shall be ratified: Dr. Paul Achleitner (Chairman of the Supervisory Board), Detlef Polaschek (Deputy Chairman of the Supervisory Board), Ludwig Blomeyer-Bartenstein, Frank Bsirske (member of the Supervisory Board until and including October 27, 2021), Mayree Clark, Jan Duscheck, Dr. Gerhard Eschelbeck, Sigmar Gabriel, Timo Heider, Martina Klee, Henriette Mark, Gabriele Platscher, Bernd Rose, Gerd Alexander Schütz (member of the Supervisory Board until the end of the General Meeting of the company on May 27, 2021), John Alexander Thain, Michele Trogni, Dr. Dagmar Valcárcel, Stefan Viertel, Dr. Theodor Weimer, Frank Werneke (member of the Supervisory Board since November 25, 2021), Professor Dr. Norbert Winkeljohann and Frank Witter (member of the Supervisory Board since the end of the General Meeting of the company on May 27, 2021).

  5. Election of the auditor for the 2022 financial year, interim accounts

The Supervisory Board, based on the recommendation of its Audit Committee, proposes the following resolution:

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, Stuttgart, (EY) is appointed as the auditor of the Annual Financial Statements and as the auditor of the Consolidated Financial Statements for the 2022 financial year.

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, Stuttgart, (EY) is also appointed for the limited review of the condensed consolidated interim financial statements as of June 30, 2022 (§ 115 (5), § 117 No. 2 Securities Trading Act), and of the consolidated interim financial statements and consolidated interim management reports (§ 340i (4) German Commercial Code, § 115 (7) Securities Trading Act) – if any – prepared before the Ordinary General Meeting in 2023.

For the specified audit services, the Audit Committee of the Supervisory Board had recommended, based on a selection procedure conducted in accordance with Article 16 (2) of the Statutory Auditor Regulation (EU) (Regulation (EU) No. 537/2014 of the European Parliament and of the Council of April 16, 2014 on specific requirements regarding the statutory audit of public-interest entities and repealing Commission Decision 2005/909/EC), PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, Frankfurt am Main, and Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, Stuttgart, and stated a justified preference for Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, Stuttgart.

The Audit Committee declared that its recommendation is free of improper third-party influence and, in particular, that no clause within the meaning of Article 16 (6) of the Statutory Auditor Regulation (EU) was imposed on it that limited its selection to specific auditors.

  6. Resolution to be taken on the approval of the Compensation Report produced and audited pursuant to § 162 Stock Corporation Act for the 2021 financial year

The changes in the Stock Corporation Act through the Shareholder Rights Directive Implementation Act II (ARUG II) stipulate that the Management Board and the Supervisory Board of a company listed on the stock exchange shall produce a joint Compensation Report annually in accordance with § 162 Stock Corporation Act. Pursuant to § 120a (4) Stock Corporation Act, the General Meeting resolves on the approval of the Compensation Report prepared and audited in accordance with § 162 of the Stock Corporation Act for the preceding financial year.

The Management Board and Supervisory Board of the company have produced a joint report for the first time on the compensation awarded and due in the 2021 financial year to each current or former member of the Management Board and the Supervisory Board of the company. The Compensation Report fulfills in this context all of the requirements of § 162 Stock Corporation Act.

The Compensation Report was audited by the auditor in accordance with § 162 (3) Stock Corporation Act. Within the framework of a formal audit, the auditor examined whether all of the information statements required pursuant to § 162 (1) and (2) Stock Corporation Act were provided in the Compensation Report. Beyond these requirements prescribed by law, the auditor also performed a review of the contents. The audit opinion on the audit of the Compensation Report was issued by the auditor and is attached to the Compensation Report.

The Compensation Report for the 2021 financial year and the audit opinion of the auditor are set out following the Agenda under “Reports and Notices” / “Ad Item 6: Compensation Report”. It is also accessible starting from the convocation of this General Meeting on the company’s website at agm.db.com.

The Management Board and Supervisory Board propose that the Compensation Report produced and audited pursuant to § 162 Stock Corporation Act for the 2021 financial year be approved.

  7. Authorization to acquire own shares pursuant to § 71 (1) No. 8 Stock Corporation Act as well as for their use with the possible exclusion of pre-emptive rights

The Management Board and Supervisory Board propose the following resolution:

  a) The company is authorized to buy, on or before April 30, 2027, its own shares in a total volume of up to 10% of the share capital at the time the resolution is taken or – if the value is lower – of the share capital at the respective time this authorization is exercised. Together with its own shares acquired for trading purposes and/or for other reasons and which are from time to time in the company’s possession or attributable to the company pursuant to § 71a ff. Stock Corporation Act, the own shares purchased on the basis of this authorization may not at any time exceed 10% of the company’s respectively applicable share capital. The own shares may be bought through the stock exchange or by means of a public purchase offer to all shareholders. The countervalue for the purchase of shares (excluding ancillary purchase costs) through a stock exchange may not be more than 10% higher or more than 20 % lower than the average of the share prices (closing auction prices of the Deutsche Bank share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before the obligation to purchase. In the case of a public purchase offer, it may not be more than 10% higher or more than 20% lower than the average of the share prices (closing auction prices of the Deutsche Bank share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before the day of publication of the offer. If the volume of shares offered in a public purchase offer exceeds the planned buyback volume, acceptance must be in proportion to the shares offered in each case. The preferred acceptance of small quantities of up to 50 of the company’s shares offered for purchase per shareholder may be provided for.

  b) The Management Board is authorized to dispose of the purchased shares and of any shares purchased on the basis of previous authorizations pursuant to § 71 (1) No. 8 Stock Corporation Act on the stock exchange or by an offer to all shareholders. The Management Board is also authorized to dispose of the purchased shares against contribution in kind with the exclusion of shareholders’ pre-emptive rights for the purpose of acquiring companies or shareholdings in companies or other assets that serve to advance the company’s business operations. The Management Board is furthermore authorized to use shares purchased on the basis of authorizations pursuant to § 71 (1) No. 8 Stock Corporation Act to issue staff shares, with the exclusion of shareholders’ pre-emptive rights, to employees and retired employees of the company and its affiliated companies or to use them to service option rights on shares of the company and/or rights or duties to purchase shares of the company granted to employees or members of executive or non-executive management bodies of the company and of affiliated companies.

Furthermore, the Management Board is authorized, with the exclusion of shareholders’ pre-emptive rights, to sell such own shares to third parties against cash payment if the purchase price is not substantially lower than the price of the shares on the stock exchange at the time of sale. Use may only be made of this authorization if it has been ensured that the number of shares sold on the basis of this authorization does not exceed 10% of the company’s share capital at the time this authorization becomes effective or – if the amount is lower – at the time this authorization is exercised. Shares that are issued or sold during the validity of this authorization with the exclusion of pre-emptive rights, in direct or analogous application of § 186 (3) sentence 4 Stock Corporation Act, are to be included in the maximum limit of 10% of the share capital. Also to be included are shares that are to be issued to service option and/or conversion rights from convertible bonds, bonds with warrants, convertible participatory rights or participatory rights, if these bonds or participatory rights are issued during the validity of this authorization with the exclusion of pre-emptive rights in corresponding application of § 186 (3) sentence 4 Stock Corporation Act.

  c) The Management Board is also authorized to cancel shares acquired on the basis of this or a preceding authorization without the execution of this cancellation process requiring a further resolution by the General Meeting.

  d) The presently existing authorization given by the General Meeting on May 27, 2021, and valid until April 30, 2026, to purchase own shares will be cancelled with effect from the time when this new authorization comes into force.

  8. Authorization to use derivatives within the framework of the purchase of own shares pursuant to § 71 (1) No. 8 Stock Corporation Act

In supplementing the authorization to be resolved on under Item 7 of this Agenda to acquire own shares pursuant to § 71 (1) No. 8 Stock Corporation Act, the company is also to be authorized to acquire own shares with the use of derivatives.

The Management Board and Supervisory Board propose the following resolution:

The purchase of shares subject to the authorization to acquire own shares to be resolved under Agenda Item 7 may be executed, apart from in the ways described there, with the use of put and call options or forward purchase contracts. The company may sell to third parties put options based on physical delivery and buy call options from third parties if it is ensured by the option conditions that these options are fulfilled only with shares which themselves were acquired subject to compliance with the principle of equal treatment. All share purchases based on put or call options are limited to shares in a maximum volume of 5% of the actual share capital at the time of the resolution by the General Meeting on this authorization. The term of the options must be selected such that the share purchase upon exercising the option is carried out at the latest on April 30, 2027.

The purchase price to be paid per share upon exercise of the put options or upon the maturity of the forward purchase may not exceed by more than 10% or fall below 10% of the average of the share prices (closing auction prices of the Deutsche Bank share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before conclusion of the respective transaction in each case excluding ancillary purchase costs but taking into account the option premium received. The call options may only be exercised if the purchase price to be paid does not exceed by more than 10% or fall below 10% of the average of the share prices (closing auction prices of the Deutsche Bank share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before the acquisition of the shares. The rules specified under Item 7 of this Agenda apply to the sale and cancellation of shares acquired with the use of derivatives.

Own shares may continue to be purchased using existing derivatives that were agreed on the basis and during the existence of previous authorizations.

  9. Authorization to issue participatory notes and other Hybrid Debt Securities that fulfill the regulatory requirements to qualify as Additional Tier 1 Capital (AT1 Capital) for banks

The Management Board and Supervisory Board propose the following resolution:

  a) The Management Board is authorized to issue bearer or registered participatory notes, once or more than once, on or before April 30, 2027. The participatory notes must meet the requirements of European law, which calls for capital paid up to grant participatory rights to be attributable to the company’s Additional Tier 1 capital.

The Management Board is also authorized to issue, instead of or besides participatory notes, on or before April 30, 2027, once or more than once, other hybrid financial instruments with a perpetual maturity that fulfill the requirements specified above but that are possibly not classified by law as participatory rights if their issue requires the approval of the General Meeting pursuant to § 221 Stock Corporation Act due to, for example, their dividend-dependent return or other reasons (hereinafter these instruments are referred to as “Hybrid Debt Securities”).

The total nominal amount of all participatory notes and/or Hybrid Debt Securities to be issued under this authorization shall not exceed a total value of €9 billion.

The participatory notes and Hybrid Debt Securities may be issued in euro or in the official currency of an OECD member country, as long as the corresponding euro equivalent is not exceeded. Besides cash, consideration for the issue of the participatory notes and/or Hybrid Debt Securities may also be provided as contributions in kind that carry value and that are specified by the company, in particular, also in the form of existing bonds or participatory rights that are to be replaced by the new instruments.

  b) In the case of the issue of participatory rights or Hybrid Debt Securities by the company, shareholders are in principle entitled to the statutory pre-emptive right. The Management Board is, however, authorized, with the consent of the Supervisory Board, to exclude shareholders’ pre-emptive rights insofar as the issue price is not substantially lower than the theoretical market value of the participatory notes or Hybrid Debt Securities established using recognized actuarial methods.

To the extent the Management Board makes no use of the preceding possibility to exclude pre-emptive rights, it is authorized, with the consent of the Supervisory Board, to except broken amounts arising as a result of the subscription ratio from shareholders’ pre-emptive rights.

The Management Board will carefully check whether the exclusion of shareholders’ pre-emptive rights is also in the company’s interests and thus also in the interests of shareholders. The Supervisory Board will also only grant its required consent if, in its opinion, these prerequisites are met. In the event the Management Board utilizes the preceding authorization, the Management Board will report on this at the next General Meeting.

The participatory notes and/or Hybrid Debt Securities may also be taken up by banks specified by the Management Board with the obligation to offer them to the shareholders (indirect pre-emptive right).

The Management Board is authorized to determine, with the consent of the Supervisory Board, further details concerning the issuance and features of the issue, in particular the volume, timing, interest rate and issue price.

To the extent not already utilized, the authorization granted by the General Meeting on May 24, 2018, under Agenda Item 9 to issue corresponding capital instruments expiring April 30, 2023, and only partially utilized shall be cancelled when this new authorization becomes effective.

  10. Elections to the Supervisory Board

The appointment period as members of the Supervisory Board of Dr. Paul Achleitner and Dr. Gerhard Eschelbeck ends as scheduled with the conclusion of the General Meeting on May 19, 2022, which means that in total two shareholder representatives are to be newly elected.

Pursuant to § 96 (1) and (2) and § 101 (1) Stock Corporation Act as well as § 7 (1) sentence 1 No. 3 Act Concerning Co-Determination by Employees dated May 4, 1976, the Supervisory Board consists of ten members for the shareholders and ten members for the employees.

The Terms of Reference for the Supervisory Board do not contain any specification regarding joint or separate fulfillment of the gender quotas to fulfill the statutory requirements. Until now neither the shareholder representatives’ side nor the employee representatives’ side has objected to joint fulfillment of the quotas pursuant to § 96 (2) sentence 3 Stock Corporation Act. Therefore, the Supervisory Board is to have overall at least six women and six men in order to fulfill the minimum quota requirements pursuant to § 96 (2) sentence 1 Stock Corporation Act.

For many years now, at least 30% of the Supervisory Board members have been women; currently six of its members are women, i.e. 30%. Following the election of the proposed candidates, the Supervisory Board will continue to have six members who are women, so that women will continue to comprise 30% of its membership. Since 2013, the shareholder representatives’ side has been comprised to at least 30% of women, which would also be the case following the election of the proposed candidates. The minimum requirement is therefore fulfilled and would also be fulfilled following the election of the proposed candidates.

Pursuant to § 4 (2) of the Terms of Reference for the Supervisory Board, shareholder representatives are proposed to the General Meeting for election only for a term of office until the conclusion of the General Meeting which adopts the resolutions concerning the ratification of the acts of management for the third financial year following the beginning of the term of office, whereby the financial year in which the term of office begins is not taken into account.

The Supervisory Board proposes, based on the recommendations of the shareholder representatives of its Nomination Committee, that the following persons be elected as shareholder representatives to the Supervisory Board, pursuant to § 9 (1) sentences 2 and 3 of the Articles of Association, for the period until the end of the General Meeting that resolves on the ratification of the acts of management for the 2025 financial year:

  a. Mr. Alexander Rijn Wynaendts, supervisory board member and advisor, Den Haag
  b. Mr. Yngve Slyngstad, Chief Executive Officer, Aker Asset Management AS, Oslo

Mr. Wynaendts is a member of the following foreign supervisory bodies comparable to a supervisory board: (1) Air France KLM Group – Member of the Board of Directors, Chairman Remuneration Committee, Member Appointments and Governance Committee; (2) Uber Technologies Inc. – Member of the Boards of Directors, Member Audit Committee; and (3) Puissance Holding B.V. – Chairman, Non Executive Director.

There are permanent business relationships between Air France KLM Group and Uber Technologies Inc. as well as Salesforce.com Inc., where Mr. Wynaendts holds an advisory mandate, and Deutsche Bank Group. However, all of these are carried out on market terms and without involvement of Mr. Wynaendts as supervisory board member. There are no personal or business relationships between Mr. Wynaendts and Deutsche Bank Aktiengesellschaft, its Group companies, members of their corporate bodies or a major shareholder.

It is intended that after his election by the General Meeting Mr. Wynaendts is to be elected Chairman of the Supervisory Board.

There is no client/transaction relationship between Mr. Slyngstad or Aker Asset Management AS, which is at nascent stage, and Deutsche Bank Group. There are business relationships between Aker ASA, the parent company of Aker Asset Management AS, as well as other Aker Group Companies and Deutsche Bank Group, in respect of which no doubts about the market conformity are recognizable for us.

The election proposal reflects the objectives resolved by the Supervisory Board for its composition and is intended to fulfill as comprehensively as possible the profile of requirements adopted by the Supervisory Board. The candidates are far from the regular maximum age limit defined by the Supervisory Board.

The Supervisory Board expects – also based on discussions with the candidates – that both candidates can devote the expected amount of time to their Supervisory Board work.

The candidates’ resumes are presented in the “Reports and Notices” section that follows in this Agenda.

  11. Amendments to the Articles of Association on enabling the appointment of a second Deputy Chairperson of the Supervisory Board, on Supervisory Board compensation (including the cancellation of the mandatory deductible for financial liability insurance), on enhancing the flexibility for the chairing of the General Meeting and on enabling the formation of a global advisory board

In following the model of other companies listed in the DAX, the Supervisory Board plans to create the possibility to appoint a second Deputy Chairperson of the Supervisory Board. This possibility is to be provided for and appropriately structured through the following amendments to the Articles of Association. In this context, Supervisory Board compensation is also to be adjusted. In particular, there is to be equal treatment in terms of compensation for the second Deputy Chairperson and the first Deputy Chairperson. Furthermore, the Management Board and Supervisory Board do not consider the deductible for Supervisory Board members in the financial liability insurance to be mandatorily called for, also considering that the German Corporate Governance Code no longer recommends such a deductible for supervisory board members. The proposed amendment to the Articles of Association does not mean that the financial liability insurance for Supervisory Board members may no longer provide for a deductible. It merely enables the company to decide at its professional discretion when taking out future financial liability insurance for Supervisory Board members for or against inclusion of a deductible, instead of prescribing a mandatory deductible, and thus increases the flexibility in structuring the insurance conditions. Upon entry of the amendment to the Articles of Association based on the resolution of the General Meeting on May 27, 2021, the provision in § 14 (7) of the Articles of Association will no longer apply and can therefore be deleted without replacement. In light of the intended changes to the compensation provisions, overall Supervisory Board compensation and its underlying compensation system are being presented to the General Meeting this year for a resolution to be taken in accordance with § 113 (3) Stock Corporation Act, whereby it is proposed that the compensation be adjusted as described above and the so amended Supervisory Board compensation and its underlying compensation system are to be approved. The wording of § 14 of the Articles of Association (in the current version), the details on compensation as well as other components, such as the reimbursement of expenses and coverage through a financial liability insurance policy are contained in the section “Reports and Notices” under the heading “Ad Item 11: Compensation of members of the Supervisory Board”. This section also contains a more detailed description of the compensation system underlying the regulation in the Articles of Association in corresponding application of § 87a (1) sentence 2 Stock Corporation Act. Besides these amendments to the compensation provisions, a more flexible provision for the chairing of the General Meeting is to be created. Finally, the ability to form regional advisory boards, which is currently provided for in the Articles of Association, shall be made more flexible to the effect that a global advisory board can also be set up.

Accordingly, the Management Board and Supervisory Board propose the following resolution:

  a) § 10 (1) sentences 2 and 3 of the Articles of Association, which currently regulate the election of the Chairman and Deputy Chairman of the Supervisory Board at the constitutive meeting of the Supervisory Board and any potential supplemental election, are reworded as follows (amendments set in italics in the following):

“At this meeting, the Supervisory Board under the chairmanship of its oldest member in terms of age shall elect from among its members and for the duration of its term of office the Chairman of the Supervisory Board and his Deputy in accordance with § 27 of the German Co-determination Act [Mitbestimmungsgesetz] (first Deputy) as well as, possibly, a second Deputy. In the event of the Chairman of the Supervisory Board or the first Deputy leaving before completion of his term of office, the Supervisory Board shall elect a substitute without delay.”

  b) In § 10 (2) sentence 1, § 11 (1), (2) sentence 2 and (3) sentence 1 and § 12 (2) of the Articles of Association certain responsibilities are assigned to the Chairman of the Supervisory Board or his Deputy. The assignment should in the future include the second Deputy so the wording is to be revised as follows (amended passages are set in italics to be easily recognizable); a right to cast a second, tie-breaking vote shall not be granted to either Deputy:

§ 10 (2) sentence 1:

“A Deputy of the Chairman of the Supervisory Board has the legal and statutory rights and duties of the Chairman only if the latter is unable to exercise them.”

§ 11 (1):

“Meetings of the Supervisory Board are convened by the Chairman or, if the latter is unable to do so, by one of his Deputies, whenever required by law or for business reasons.”

§ 11 (2) sentence 2:

“The chair shall be taken by the Chairman of the Supervisory Board or one of his Deputies.”

§ 11 (3) sentence 1:

“Resolutions may also be taken without a meeting being called, by way of written, cabled, telephoned or electronic votes, if so ruled by the Chairman of the Supervisory Board or one of his Deputies.”

§ 12 (2):

“Declarations of intention on the part of the Supervisory Board and its Committees shall be made in the name of the Supervisory Board by the Chairman or one of his Deputies.”

  c) In § 14 (1) sentence 2 of the Articles of Association, the second Deputy Chairman is to be treated equally in terms of compensation as the first Deputy Chairman, and in paragraph 6, the deductible previously provided for mandatorily in the financial liability insurance policy shall be made optional for Supervisory Board members based on the corresponding change in the German Corporate Governance Code.

§ 14 (1) sentence 2 is therefore reworded to read as follows (amendment in italics):

“The annual base compensation amounts to €100,000 for each Supervisory Board member, the Supervisory Board Chairman receives twice that amount and each Deputy Chairman one and a half times that amount.”

§ 14 (6) shall contain the following new wording:

“In the interest of the company, the members of the Supervisory Board will be included in an appropriate amount in any financial liability insurance policy held by the company. The premiums for this are paid by the company. A deductible does not have to be specified for the members of the Supervisory Board.”

§ 14 (7) shall be deleted without replacement.

The compensation of the Supervisory Board members pursuant to § 14 of the Articles of Association of Deutsche Bank Aktiengesellschaft is approved, along with its underlying compensation system, which is described in more detail in the invitation to the Ordinary General Meeting on May 19, 2022, in the section “Reports and Notices” under the heading “Ad Item 11: Compensation of members of the Supervisory Board” – with effect from the entry into force of the proposed amendment to the Articles of Association under c) in the correspondingly amended version.

  d) In § 19 (1) sentence 1 (and sentence 2 in the English version) the provision on chairing the General Meeting shall be made more flexible and reworded as follows (amended passage (in the German version) indicated in italics):

“The General Meeting is chaired by the Chairman of the Supervisory Board or by another Supervisory Board member elected by the majority of the shareholder representatives on the Supervisory Board.”

  e) Finally, the ability to form regional advisory boards, as provided for in § 8, will be made more flexible to the effect that not only regional but also a global or theme-driven advisory board can be set up. For that purpose, § 8 is reworded as follows:

“For the purpose of closer contact and business consultation with trade and industry, the Management Board may form Advisory Boards and Regional Advisory Councils, lay down rules of procedure for their business and establish the remuneration of their members. The Supervisory Board shall be informed once a year of any changes in the membership of the Advisory Boards and the Regional Advisory Councils.”

  12. Amendment to the Articles of Association to align the provision in § 23 (1) on the appropriation of distributable profit to the regulatory requirements

The provision in § 23 (1) sentence 2 of the Articles of Association on distributions provides for the possibility of non-cash distributions. This is to be adjusted in accordance with the requirement in Article 73 (1) of Regulation (EU) No. 575/2013 in its current version (Capital Requirements Regulation, hereinafter also referred to as “CRR”) and therefore amended to the effect that the possibility of a non-cash distribution is subject to the prior permission of the competent authority.

Accordingly, the Management Board and Supervisory Board propose the following resolution:

§ 23 (1) sentence 2 is reworded to read as follows (amendment in italics):

“The General Meeting may resolve – subject to the corresponding prior permission of the competent authority – a non-cash distribution instead of or in addition to a cash dividend.”

The Articles of Association otherwise remain unchanged.

Reports and Notices

Ad Item 6

Compensation Report

Introduction

Compensation Report for the Management Board and the Supervisory Board

Employee Compensation Report

Compensation of the Management Board

Principles for Management Board Compensation

Responsibility and procedures for setting and reviewing Management Board compensation

Guiding principle: Alignment of Management Board compensation to corporate strategy

Compensation principles

Compensation-related developments in 2021

Adjustment to the compensation system from January 1, 2021

Approval of the new compensation system by the Annual General Meeting 2021

Changes on the Management Board in 2021

Development of business and alignment of Management Board compensation to corporate strategy in 2021

Principles governing the determination of compensation

Structure of the Management Board compensation system 2021

Composition of the target total compensation and maximum compensation

Application of the compensation system in the financial year

Non-performance-based components (fixed compensation)

Performance-based components (variable compensation)

Appropriateness of Management Board compensation and compliance with the set maximum compensation

Deferrals and holding periods

Backtesting, malus and clawback

Information on shares and fulfilling the share ownership obligation (Shareholding Guidelines)

Benefits as of the end of the mandate

Benefits upon early termination

Other service contract provisions

Deviations from the compensation system

Management Board compensation 2021

Current Management Board members

Former members of the Management Board

Outlook for the 2022 financial year

Planned changes on the Management Board

Total target compensation and maximum compensation

Targets and objectives for 2022

Compensation of members of the Supervisory Board

Supervisory Board Compensation for the 2021 and 2020 financial years

Comparative presentation of compensation and earnings trends

Independent auditor’s report

Responsibilities of the executive directors and the supervisory board

Auditor’s responsibility

Opinion

Other matter – formal audit of the remuneration report

Limitation of liability

Compensation of the employees (unaudited)

Regulatory Environment

Compensation Governance

Compensation Strategy

Group Compensation Framework

Employee Groups with specific Compensation Structures

Determination of performance-based Variable Compensation

Variable Compensation Structure

Ex-post Risk Adjustment of Variable Compensation

Compensation Decisions for 2021

Material Risk Taker Compensation Disclosure

Introduction

The compensation report for the year 2021 provides detailed information on compensation in the Deutsche Bank Group.

Compensation Report for the Management Board and the Supervisory Board

The Compensation Report for the Management Board and the Supervisory Board for the 2021 financial year was prepared jointly by the Management Board and the Supervisory Board of Deutsche Bank Aktiengesellschaft (hereinafter: Deutsche Bank AG or the Bank) in accordance with Section 162 of the German Stock Corporation Act (AktG). The Compensation Report describes the fundamental features of the compensation systems for Deutsche Bank’s Management Board and Supervisory Board and provides information on the compensation granted and owed by Deutsche Bank in the 2021 financial year to each incumbent or former member of the Management Board and Supervisory Board.

The Compensation Report fulfills the current legal and regulatory requirements, in particular of Section 162 of the German Stock Corporation Act (AktG) and the Remuneration Ordinance for Institutions (InstitutsVergV) and takes into account the recommendations set out in the German Corporate Governance Code (GCGC). It is also in compliance with the applicable requirements of the accounting rules for capital market-oriented companies (German Commercial Code (HGB), International Financial Reporting Standards (IFRS)) as well as the guidelines issued by the working group Guidelines for Sustainable Management Board Remuneration Systems.

Employee Compensation Report

This part of the compensation report discloses information with regard to the compensation system and structure that applies to the employees in Deutsche Bank Group (including DWS Group). The report provides details on the Group Compensation Framework and it outlines the decisions on Variable Compensation for 2021. Furthermore, this part contains quantitative disclosures specific to employees identified as Material Risk Takers (MRTs) in accordance with the Remuneration Ordinance for Institutions (Institutsvergütungsverordnung – InstVV).

Compensation of the Management Board

Principles for Management Board Compensation

Responsibility and procedures for setting and reviewing Management Board compensation

The Supervisory Board as a whole is responsible for the decisions on the design of the compensation system as well as for setting the individual compensation amounts and procedures for awarding the compensation. The Compensation Control Committee supports the Supervisory Board in its tasks of designing and monitoring the implementation of the system and prepares proposals for resolutions for the Supervisory Board. As necessary, the Compensation Control Committee recommends that the Supervisory Board makes adjustments to the system. In the case of significant changes, but at least every four years, the compensation system for the Management Board is submitted to the General Meeting for approval in accordance with Section 120a (1) of the German Stock Corporation Act (AktG). The compensation system was last approved by the General Meeting 2021 by a majority of 97.76%.

On the basis of the approved compensation system, the Supervisory Board sets the target total compensation for each Management Board member for the respective financial year, while taking into account the scope and complexity of the respective Management Board member’s functional responsibilities, the length of service of the Management Board member on the Management Board as well as the company’s financial situation. In the process, the Supervisory Board also considers the customary market compensation, also based on both horizontal and vertical comparisons, and sets the upper limit for total compensation (maximum compensation) (additional information is provided in the section “Appropriateness of Management Board compensation and compliance with the set maximum compensation”).

Guiding principle: Alignment of Management Board compensation to corporate strategy

Deutsche Bank aims to make a positive contribution to its clients, employees, investors and society in general by fostering economic growth and social progress. Deutsche Bank would like to offer its clients solutions and provide an active contribution to foster the creation of value by its clients. This approach is also intended to ensure that Deutsche Bank is competitive and profitable and can operate on the basis of a strong capital and liquidity position. Deutsche Bank is committed to a corporate culture that appropriately aligns risks and revenues.

Deutsche Bank has set ambitious targets for the Group for the period up to and including 2022. These include the further stabilization of the Bank, the successful completion of the transformation of the Group, and sustainable profitability. The achievement of these goals can be measured in concrete terms by the following key figures communicated by the Management Board: (1) a planned revenue for the Group of around € 24.4 billion, (2) a continuous reduction in costs, (3) a Common Equity Tier 1 ratio (CET1 ratio) of over 12.5%, and (4) a return on equity (RoTE) of 8%.

In the interest of the shareholders, the Management Board compensation system is aligned to the business strategy as well as the sustainable and long-term development of Deutsche Bank and provides suitable incentives for a consistent achievement of the set targets. Through the composition of total compensation comprising non-performance-based (fixed) and performance-based (variable) compensation components, through the assessment of performance across short-term and long-term periods and through the consideration of relevant, challenging performance parameters, the implementation of the Group strategy and the alignment with the sustainable and long-term performance of the Group are rewarded in a clear and understandable manner. The structure of the targets and objectives therefore comprises a balanced mix of both financial and non-financial parameters and indicators.

Through the structuring of the compensation system, the members of the Management Board are motivated to achieve the targets and objectives linked to Deutsche Bank’s strategy, to work individually and as a team continually towards the long-term positive development of Deutsche Bank, without taking on disproportionately high risks. The Supervisory Board thus ensures there is always a strong link between compensation and performance in line with shareholder interests (“pay for performance”).

Compensation principles

The design of the compensation system and thus the assessment of individual compensation amounts are based on the compensation principles outlined below. The Supervisory Board takes them into consideration when adopting its resolutions in this context:

Corporate strategy

The compensation system for the Management Board members is closely linked to Deutsche Bank’s strategy, thereby focusing their work on its implementation and the long-term positive development of the Group, without taking disproportionatel risks.

Shareholders’ interests

The interests of shareholders are always taken into account when designing the specific structure of the compensation system, determining individual compensation amounts and structuring the means of compensation allocation and delivery.

Individual and collective objectives

Setting individual, divisional and collective objectives fosters not only the sustainable and long-term development of each of the business divisions, infrastructure areas or regions the Management Board members are responsible for, but also the performance of the Management Board as a collective management body.

Long-term perspective

A long-term link to Deutsche Bank’s performance is secured by setting a greater percentage of long-term objectives in comparison to short-term objectives and by granting variable compensation exclusively in deferred form and mostly as share-based compensation with vesting and holding periods of up to seven years.

Sustainability

Economic, social and ecological objectives in accordance with Deutsche Bank’s ESG (Environmental, Social and Governance) strategy provide incentives to act responsibly, also in the context of sustainability, and thus make an important contribution to Deutsche Bank`s long-term performance.

Appropriateness and upper limits (caps)

The appropriateness of the compensation amounts is ensured through the review of the compensation based on a horizontal comparison with peers and a vertical comparison with the workforce as well as suitable compensation caps on the achievable variable compensation and maximum compensation.

Transparency

By avoiding unnecessary complexity in the structures and through clear and understandable reporting, the transparency of the compensation system is increased in accordance with the expectations of investors and the public as well as the regulatory requirements.

Governance	The structuring of the compensation system and the assessment to determine the individual compensation take place within the framework of the statutory and regulatory requirements.

Compensation-related developments in 2021

Adjustment to the compensation system from January 1, 2021

The compensation system for the members of the Management Board was lastly adjusted effective as of January 1, 2021. In its review of the compensation system, the Supervisory Board pursued in particular the following objectives:

  – Simplification of the compensation structures to improve understandability and transparency
  – Consideration of current market practices of comparable financial institutions (peers)
  – Implementation of recent legal and regulatory developments

As a result of the review, the Supervisory Board identified three areas requiring action and decided to make the related adjustments:

Option to facilitate a more rapid compliance with the shareholding obligation

The Supervisory Board can resolve to increase the proportion of share-based variable compensation to as much as 100 % until the shareholding obligation agreed with the Management Board members is fulfilled. This does not lead to an increase in overall variable compensation but only to an increase in the percentage awarded on the basis of shares.

Increased consistency within the compensation system through structural adjustments	Consistent weightings and clearer structures provide greater transparency regarding the compensation components.
	-	The variable compensation components are no longer weighted differently but in the same manner for all members of the Management Board.
	-	All individual and divisional objectives are bundled within the short-term component and the objectives to be achieved collectively are reflected in the long-term component.
	-	The maximum target achievement levels for the short-term component and the long-term component are harmonized at 150% (instead of previously 200 % for the short-term component).
Management Board compensation closely linked to Deutsche Bank’s ESG strategy	The compensation structures are more strongly linked to sustainability objectives derived from Deutsche Bank’s ESG strategy.
	-	ESG targets are included in the Balanced Scorecards as part of the short-term component. ESG targets can also be included in individual objectives.
-

Within the long-term component there is an ESG Matrix with objectives to be achieved collectively in the Environmental, Social and Governance areas. This results in an ESG-Factor of 20 % of the total variable compensation.

The following overview shows the changes in the compensation structure applicable with effect from 2021 in comparison to the previous compensation system:

Overview of changes in the compensation system

MB Compensation until FY 2020	Components	MB Compensation from FY 2021
— **Mixed** ratio of LTA and STA	Compensation structure	— **Uniform** ratio of LTA (60%) and STA (40%)
— **Group as well as individual and business-related objectives** (Weighting in % of variable compensation) — **9 - 12%** Group component — **2 - 18%** Individual objectives — **6 - 9%** Individual Balanced Scorecards (consisting of financial and non-financial performance indicators) — **2 - 3%** Limited discretion — Maximum achievement: **200%**	Short Term Award (STA)	— **Individual and business-related objectives** (Weighting in % of variable compensation) Group component classified as LTA from FY 2021 onwards — **20%** Individual objectives — **10%** Individual Balanced Scorecards (consisting of financial and non-financial performance indications supplemented by ESG objectives) — **10%** Annual priorities — Maximum achievement: **150%**
— **Three** Group objectives (Weighting in % of variable compensation) — **20 - 23%** Client & Culture Factor — **20 - 23%** Relative Total Shareholder Return — **20 - 23%** Organic Capital Growth — Vesting of Restricted Equity Awards after 5 years in one Tranche („**Cliff Vesting**")	Long Term Award (LTA)	— **Four** Group objectives (Weighting in % of variable compensation) — **20%** ESG-Factor (includes former group objective Client & Culture Factor) — **15%** Relative Total Shareholder Return — **15%** Organic Capital Growth — **10%** Group component (CET1-Ratio / Leverage Ratio / Adjusted Costs / RoTE) — Vesting of Restricted Equity Awards after 2, 3, 4, 5 years plus a 1-year holding period
— STA is generally granted in cash	Shareholding Guidelines	— STA is still granted in cash — **Additional option** for the Supervisory Board to also grant the STA and thus the complete variable compensation on a **share-based** basis
— Special termination right for the members of the MB — Entitlement to severance pay	Change of Control	— Special termination right for the MB — **No** claim for severance pay

Approval of the new compensation system by the Annual General Meeting 2021

The compensation system for members of the Management Board of Deutsche Bank as adjusted with effect from January 1, 2021, was submitted to the ordinary General Meeting on May 27, 2021, for approval in accordance with Section 120a (1) of the German Stock Corporation Act (AktG). The General Meeting approved the compensation system with a majority of 97.76%.

Implementation of the adjusted compensation system took place within the framework of the Management Board service contracts through the voluntary agreement of the Management Board members to the required contract amendments and applied to all Management Board members incumbent during the 2021 financial year.

Changes on the Management Board in 2021

Frank Kuhnke resigned from office as member of the Management Board and Chief Operating Officer with effect from April 30, 2021. Rebecca Short was appointed member of the Management Board with effect from May 1, 2021, for a period of three years. With effect from May 1, 2021, the Supervisory Board resolved changes in the functional responsibilities assigned to individual Management Board members. The Management Board comprised 10 members throughout 2021. The proportion of women in the Management Board has been 20 % since May 1, 2021.

Development of business and alignment of Management Board compensation to corporate strategy in 2021

Management Board compensation is closely aligned with Deutsche Bank’s strategic targets. All of the individual and collective objectives agreed with the Management Board members as well as their assessment parameters for the 2021 financial year were discussed by the Compensation Control Committee at the beginning of the year and subsequently resolved on by the Supervisory Board. The objectives serve overall in fostering the strategic transformation of the Group. The achievement levels determined with respect to the objectives for the 2021 financial year at the beginning of the year 2022 reflect the extent to which the individual objectives were achieved and thus contributed to the Bank’s performance.

Despite the persistently challenging economic environment, and also during the second year of the COVID-19 pandemic, Deutsche Bank was successful in delivering on its transformation and generated the highest net profit in a decade. In 2021, Deutsche Bank continued to realign its business model, while significantly reducing costs and regaining sustainable profitability. 97 % of the planned restructuring costs were already recognized by the end of 2021.

Profit before tax amounted to € 3.4 billion and net profit rose to € 2.5 billion, which is more than four times the amount achieved in 2020. All business segments were profitable in 2021 and revenues increased by 6 % to € 25.4 billion. This is largely due to strong growth in new business and gains in market share: The Corporate Bank loan book grew by € 8 billion in 2021. Investment Bank revenues rose by 4 % compared to an already strong previous year. The Private Bank recorded € 23 billion in net inflows into investment products and €15 billion in net new client loans, while deposits grew by € 7 billion. Asset Management saw net inflows of € 48 billion and a good performance in assets under management, now at € 928 billion – both record levels.

In all business areas Deutsche Bank saw a strong growth in client demand for products that take Environmental, Social and Governance (ESG) aspects into account. By the end of 2021, sustainable financing and investments product offerings accounted for € 157 billion. Thus the € 200 billion target initially projected for 2025 in this context will probably already be achieved in 2022. Sustainability, as one of the top management priorities since 2019, has increasingly taken center stage in Deutsche Bank’s endeavors.

The individual objectives are bundled in the short-term component (Short-Term Award (STA)) and account for a share of 40 % of the total variable compensation. The Supervisory Board determined an achievement level for these components for the 2021 financial year of between 130 % and 142%. The performance of the Management Board as a collective body is reflected in the long-term component (Long-Term Award (LTA)), which accounts for a share of 60 % of the total variable compensation. Overall, the achievement level of the collective objectives based solely on the 2021 financial year was 71.21%. This achievement level accounts for 60 % of the Long-Term Award to be granted for the 2021 financial year. 30 % will be for the 2022 financial year and 10 % for the 2023 financial year. As achievement levels for prior years (at 30 % from 2020 and 10 % from 2019) also affected the Long-Term Award for the 2021 financial year, the achievement level of this component for the 2021 financial year was 66.27 % based on the weighted achievement levels of the three financial years. Details on the individual achievement levels are presented as an overview in this report in the chapter "Application of the compensation system in the financial year".

Principles governing the determination of compensation

Structure of the Management Board compensation system 2021

The compensation system consists of non-performance-based (fixed) and performance-based (variable) components. The fixed compensation and variable compensation together form the total compensation for a Management Board member. The Supervisory Board defines target and maximum amounts (caps) for all compensation components.

Management Board Compensation System 2021

Components	Objective		Implementation
Non-performance related compensation
Base salary	The base compensation rewards the assumption of the role and responsibility of the respective member of the Management Board. The fixed compensation is intended to ensure a fair and market-oriented income and to ensure that undue risks are avoided. In addition, members of the Management Board are granted recurrent, other benefits and contributions for pension benefits.	-	Monthly payment; Amount of basic compensation on an annual basis between € 2.4 million and € 3.6 million.
Fringe benefits		-	Company cars and driver services, if applicable moving expenses, rent subsidies, insurance premiums and business representation expenses
Pension		-	A single and contractually agreed annual contribution or allowance of € 650,000 for adequate pension provision

Performance related compensation
Short Term Award (STA)	The STA rewards the individual value contribution of each member of the Management Board to achieving short- and medium-term corporate objectives in accordance with the corporate strategy. It consists of three elements, which are tailored to the role and responsibilities of the respective Management Board member and can be individually influenced by their degree of achievement by the respective Management Board member.	-	40 % of the total variable compensation with 3 elements related to individual performance (1) Individual objectives (20%); (2) Individual Balanced Scorecard (10%); (3) Annual priorities (10%)
		-	Maximum target reached 150%
		-	Assessment period 1 year
		-	Earliest possible disbursement in 4 tranches in cash (Restricted Incentive Awards) - after 1, 3, 5 and 7 years after grant
		-	Target Contribution at 100 % Achievement: Between € 1.640 million and € 2.160 million

Long Term Award (LTA)	In calculating variable compensation, the focus is on achieving long-term objectives linked to the strategy. To underline this, the Supervisory Board has put a focus on this component with a share of the LTA of 60 % of the total variable target compensation. For the LTA, the Supervisory Board sets common objectives for the members of the Management Board. Since 2021, the ESG factor has been an important part of the LTA. With its implementation and development, Deutsche Bank’s sustainability strategy is systematically linked to the Management Board compensation.	-

60 % of total variable compensation with 4 group targets
(1) ESG factor (20%);
(2) Relative total shareholder return (15%);
(3) Organic capital growth (15%);
(4) Group component (10%): core capital ratio, leverage ratio, adjusted costs, return on tangible equity

		-	Maximum target reached 150%
		-	Assessment period 3 years with a weighting of 60% (FY), 30% (FY+1), 10% (FY+2)
		-	Payment in 4 tranches exclusively in shares (Restricted Equity Awards) – earliest possible payment after 2, 3, 4, 5 years plus a respective holding period of 1 year after grant
		-	Target Contribution at 100 % Achievement: Between € 2.460 million and € 3.240 million

Overview

Detailed information on the compensation system for members of the Management Board of Deutsche Bank AG is available on the company’s website: Compensation system for the Management Board Members from January 2021 onwards.

Composition of the target total compensation and maximum compensation

The Supervisory Board determines for each Management Board member a target (reference) total compensation on the basis of the compensation system approved by the General Meeting. It also determines, in accordance with the recommendation of the German Corporate Governance Code, what relative proportions the fixed compensation on the one hand and short-term and long-term variable compensation on the other hand have in the target total compensation. In this context, the Supervisory Board ensures in particular that the performance-based compensation linked to achieving long-term objectives exceeds the portion of performance-based compensation linked to short-term objectives.

When setting the target total compensation for each member of the Management Board, the Supervisory Board takes into account the scope and complexity of the respective Management Board member’s functional responsibility as well as the experience and length of service of the member on the Management Board. Furthermore, the compensation amounts are reviewed for their appropriateness on the basis of market data for suitable peer groups. On the basis of these criteria, the Supervisory Board set the relative percentages for the compensation components within the target total compensation as follows:

Relative shares of the total annual target compensation allocated to the different compensation components (%)

Compensation components	Relative share of total compensation in %
Base Salary	~ 33-37%
Regular fringe benefits	~ 1%
Pension service costs / pension allowance	~ 7-9%
Short-Term Award	~ 22-23%
Long-Term Award	~ 33-34%
Reference total compensation	100%

The compensation of the Management Board members is limited (capped) in several ways (maximum compensation).

Pursuant to § 25a para. 5 of the German Banking Act (Kreditwesengesetz – KWG), the ratio of fixed to variable compensation is generally limited to 1:1 (cap regulation), i.e. the amount of variable compensation must not exceed that of fixed compensation, unless the shareholders of a bank resolve to increase the ratio to up to 1:2. The General Meeting in May 2014 made use of this possibility and increased the ratio to 1:2.

The Supervisory Board additionally limited the maximum possible achievement levels for the short-term objectives (STA) and long-term objectives (LTA) consistently to 150 % of the target variable compensation. Furthermore, it specified an additional amount limit (cap) for the aggregate amount of base salary, STA and LTA of € 9.85 million. This means that even with target achievement levels that would lead to higher compensation amounts, compensation is capped at a maximum of € 9.85 million. After the target achievement level is assessed, if the calculation should result in variable compensation or total compensation that exceeds one of the specified caps, the variable compensation is to be reduced. This is to take place through a pro rata reduction of the STA and LTA.

Target and maximum amounts of base salary and variable compensation

	2021				2020
in €	Base salary	Short-Term Award	Long-Term Award	Total compensation[2]	Total compensation[2]
CEO
Target value	3,600,000	2,160,000	3,240,000	9,000,000	8,700,000
Maximum value	3,600,000	3,240,000	4,860,000	9,850,000	9,850,000
President and ordinary board member responsible for PB/AM1
Target value	3,000,000	1,760,000	2,640,000	7,400,000	7,400,000
Maximum value	3,000,000	2,640,000	3,960,000	9,600,000	9,850,000
Ordinary Board Members responsible for Finance (CFO) and Risk Management (CRO)
Target value	2,800,000	1,680,000	2,520,000	7,000,000	6,700,000
Maximum value	2,800,000	2,520,000	3,780,000	9,100,000	9,400,000
All other Ordinary Board Members
Target value	2,400,000	1,640,000	2,460,000	6,500,000	6,500,000
Maximum value	2,400,000	2,460,000	3,690,000	8,550,000	9,200,000

1 PB = Retail Bank / AM = Asset Management

2. Limit the maximum total amount of basic salary and variable compensation to the upper limit set by the Supervisory Board.

In addition, in accordance with Section 87a (1) sentence 2 No. 1 of the German Stock Corporation Act (AktG), the Supervisory Board also set an upper limit for the maximum total compensation of € 12 million for each Management Board member (Maximum Compensation). The Maximum Compensation is set consistently for all Management Board members. The Maximum Compensation corresponds to the sum of all compensation components for any financial year. This comprises not only the base salary, STA and LTA, but also the fringe benefits and service costs for the company pension plan or pension allowances.

Application of the compensation system in the financial year

Non-performance-based components (fixed compensation)

The fixed compensation components in the form of base salary, fringe benefits and contributions to the pension plan or pension allowances were granted in the financial year as non-performance-based compensation and in accordance with the individual agreements in the service contracts.

The expenses for fringe benefits and pension service costs vary in their annual amounts. Although the contribution to Deutsche Bank’s pension plan is defined consistently for all Management Board members, the amounts to be contributed by Deutsche Bank during the year in the form of pension service cost accruals vary, however, based on the length of service on the Management Board within the financial year, the age of the Management Board member and actuarial figures (additional information is provided in the section “Benefits upon regular contract termination”).

Performance-based components (variable compensation)

The Supervisory Board, based on the proposal of the Compensation Control Committee, determined the variable compensation for the Management Board members for the 2021 financial year. Variable compensation comprises two components, a short-term component (Short-Term Award (STA)) with a weighting of 40 % and a long-term component (Long-Term Award (LTA)) with a weighting of 60 % in relation to the target variable compensation.

All objectives, measurements and assessment criteria that were used for the assessment of performance for the 2021 financial year are derived from Deutsche Bank’s strategy and are in line with the compensation system approved by the General Meeting. The objectives were selected to set suitable incentives for the Management Board members, to promote the development of Deutsche Bank’s earnings and the alignment with the interests of shareholders as well as to fulfill Deutsche Bank’s social responsibility through the inclusion of sustainability aspects and climate protection. The challenging objectives reflect the Bank’s ambitions. If the objectives are not achieved, the variable compensation can be zero; in case of over-achievement, the maximum achievement level is limited to 150 % of the target value.

Balance of financial and non-financial objectives

Financial and non-financial objectives are considered in a balanced way when setting the objectives. In relation to the total variable compensation, the financial targets prevailed in the 2021 financial year with a share of around 54%. Both the financial and non-financial objectives have been chosen in such a way that they are quantitatively or qualitatively measurable at the end of the financial year. Around 73 % of the targets are quantitative measurable and a portion of around 27 % is measured qualitatively.

Short-Term Award (STA)

The amount of the Short-Term Award for the 2021 financial year is based on the achievement level of the short and medium-term individual and divisional objectives. It comprises the following three elements with a weighting within the STA as indicated:

  - Individual Objectives (50%)
  - Individual Balanced Scorecards (25%)
  - Annual Priorities (25%)

For each of these elements, the Supervisory Board determines the achievement level based on an assessment at the beginning of the following year of the performance during the previous year. The achievement of the three components determines the achievement level for each Management Board member which determines the amount of the short-term component for the previous fiscal year.

STA – Individual component (40%)

	Individual objectives 50%	Balanced Scorecard 25%	Annual priorities 25%
Target*	€ 820,000 - € 1,080,000	€ 410,000 - € 540,000	€ 410,000 - € 540,000
Target achievement level	0% - 150%	0% - 150%	0% - 150%
Overall	€ 0 - € 1,620,000	€ 0 - € 810,000	€ 0 - € 810,000

€ 0 - € 3,240,000

Determination of the cash value of the Short-Term Award

* On the basis of 100%. Pro rata temporis upon joining or leaving during the year

All objectives of the STA are assessed over a period of one year. The achievement levels for the STA objectives can be up to a maximum of 150%. If an objective is not met, the achievement level can be as low as zero. The STA determined for the financial year is generally granted in the form of cash compensation (Restricted Incentive Awards). The disbursement takes place in 4 tranches of 25 % each, after 1, 3, 5, and 7 years, i.e. over a total vesting period of 7 years after the performance period. All tranches are subject to specific performance and forfeiture conditions during this retention period. The Supervisory Board can resolve to grant the STA in the form of Restricted Equity Awards instead of cash compensation in order to facilitate a faster fulfillment of the shareholding requirement agreed with the Management Board members.

Individual objectives

At the beginning of the year, the Supervisory Board sets individual and divisional objectives for each member of the Management Board, the weightings of these objectives in relation to one another and the relevant quantitatively or qualitatively measurable performance criteria for their assessment. In this context, the objectives are chosen in such a way that they are challenging, ambitious and sufficiently concrete in order to ensure there is an appropriate alignment of performance and compensation and that the “pay-for-performance” principle is taken into account.

The individual and divisional objectives are derived from the corporate strategy and foster its implementation. They are set for each Management Board member in consideration of his or her respective area of responsibility and the contribution of this area of responsibility to advancing Deutsche Bank’s overall strategy. Individual objectives can also be defined as project or regional targets. Besides operational measures, the implementation of strategic projects and initiatives can be agreed as objectives as well, if they are directly instrumental in the implementation of the strategy, by contributing to, for example, the structure, organization and long-term development of Deutsche Bank.

At the beginning of the 2021 financial year, between 4 and 6 individual objectives were set with different weightings for each Management Board member. In light of the changes on the Management Board effective May 1, 2021, an adjustment was made during the year to the Business Allocation Plan. The objectives were correspondingly adjusted to reflect the new areas of functional responsibility. Accordingly, the Management Board members had up to 8 objectives in total in the financial year, including some that applied only for part of the year. All of the objectives that applied during the year were taken into account in the year-end assessment in accordance with their weightings and pro rata temporis according to the duration of their respective applicability. The following overview shows the objectives resolved by the Supervisory Board for the Management Board members according to their objective category and their weightings pro rata in relation to the full year.

Management Board Member	Duration	Weighting %	Individual objectives

Christian Sewing	Jan - Dec	21.67%	Continue to develop Deutsche Bank culture & vision
		20.00%	Deliver on Deutsche Bank Group strategy execution and group objectives
		15.00%	Further evolve Deutsche Bank culture, with a focus on integrity and conduct
		10.00%	Implement Bank-wide ESG & Sustainable Banking strategy
		10.00%	Strengthen positioning with key political stakeholders
	Jan - Apr	6.67%	Deliver on strategy for the divisions Corporate Bank and Investment Bank to achieve sustainable profitability
		3.33%	Ensure delivery of critical remediation activities within the area of financial crime
	May - Dec	13.33%	Provide oversight to transformation for the Human Resources and Real Estate divisions

Karl von Rohr	Jan - Dec	40.00%	Deliver on strategy execution for the division Private Bank
		20.00%	Provide Oversight for Regions Germany & EMEA
		15.00%	Support the execution of the DWS strategy as DWS chairman
		10.00%	Ensure delivery on critical remediation activities within the area of financial crime
		10.00%	Further evolve Deutsche Bank culture, with a focus on integrity and conduct
		5.00%	Achieve group-wide financial objectives 2021

Fabrizio Campelli	Jan - Apr	16.67%	Drive Deutsche Bank`s transformation agenda
		8.33%	Manage the transformation of the Human Resources division
		5.00%	Drive delivery of Management Board priorities across Deutsche Bank
	Jan - Dec	10.00%	Further evolve Deutsche Bank culture, with a focus on integrity and conduct
	May - Dec	24.58%	Deliver on strategy for the divisions Corporate Bank and Investment Bank to achieve sustainable profitability
		16.67%	Ensure delivery of critical remediation activities within the area of financial crime
		14.58%	Drive stronger front-to-back alignment for the Corporate Bank and Investment Bank divisions
	Aug - Dec	4.17%	Provide oversight to Region UK and Ireland

Bernd Leukert	Jan - Dec	36.67%	Execute strategy for the division Technology, Data & Innovation
		20.00%	Technology: Continue improvement of IT-structures
		16.67%	Data: Drive quality enhancements
		15.00%	Innovation: Drive client-centric technology approach across the bank
		5.00%	Further evolve Deutsche Bank culture, with a focus on integrity and conduct
	May - Dec	6.67%	Integrate certain areas under the former COO responsibility

Stuart Lewis	Jan - Dec	30.00%	Foster a strong risk-return culture throughout the bank
		23.75%	Continue to develop and strengthen the risk organization
		22.08%	Processing of regulatory and internal audit findings
		8.33%	Further evolve Deutsche Bank culture, with a focus on integrity and conduct
	Jan - Apr	10.00%	Ensure delivery of critical remediation activities within the area of financial crime
	Jan - Jul	5.83%	Provide oversight to Region UK and Ireland

James von Moltke	Jan - Dec	40.00%	Ensure execution of Group financial plan through Group Performance Management
		25.00%	Strengthen investor and Rating Agencies engagement
		15.00%	Deliver Balance Sheet & Liquidity Optimization
		15.00%	Execute Group Finance strategy, including Financial & Analytics Enhancement
		5.00%	Further evolve Deutsche Bank culture, with a focus on integrity and conduct

Alexander von zur Mühlen	Jan - Dec	40.00%	Execute strategy for the region APAC
		30.00%	Strengthen APAC franchise and client focus
		20.00%	Ensure delivery of critical remediation activities within the area of financial crime
		10.00%	Further evolve Deutsche Bank culture, with a focus on integrity and conduct

Christiana Riley	Jan - Dec	30.00%	Execute strategy for the regions North and South America
		25.00%	Strengthen engagement with US regulators
		20.00%	Ensure delivery of critical remediation activities within the area of financial crime
		20.00%	Strengthen client engagement
		5.00%	Further evolve Deutsche Bank culture, with a focus on integrity and conduct

Rebecca Short	May - Dec	30.00%	Drive Capital Release Unit reductions
		30.00%	Drive Deutsche Bank`s transformation agenda
		30.00%	Drive direct cost reduction
		10.00%	Further evolve Deutsche Bank culture, with a focus on integrity and conduct

Prof. Dr. Stefan Simon	Jan - Dec	26.67%	Further drive down bank- wide litigation portfolio
		25.00%	Improve strategic engagement with regulatory authorities
		13.33%	Drive overhaul of policy including setting and implementation
		8.33%	Further evolve Deutsche Bank culture, with a focus on integrity and conduct
	May - Dec	26.67%	Ensure delivery of critical remediation activities within the area of financial crime

For the qualitative objectives, the Supervisory Board set expectations and financial and/or non-financial performance criteria at the beginning of the year (and at the time of the realignment of the objectives as of May 1, 2021). These enable the Supervisory Board to objectively assess the performance contribution of the respective Management Board member towards the concrete execution of the objectives which are to be assessed for the performance year at the beginning of the following year. The achievement levels thus determined for the individual objectives are combined into an average for each Management Board member according to pre-defined weightings. The achievement level determined in this manner is multiplied by 50 % of the target amount of variable compensation for the STA. This results in the calculated payment amount for the component comprising the individual objectives.

The achievement levels for the individual objectives were between 123 % and 146 % for the 2021 financial year. An overview of the overall achievement levels of the Management Board members’ individual contributions to performance in the financial year is provided at the end of this sub-section Short-Term Award.

Individual Balanced Scorecard

In addition to the individual objectives, the Short-Term Award (STA) is also based on the results of the individual Balanced Scorecards of the Management Board members. Balanced Scorecards make it possible to transform strategic objectives into operating practices through concrete actions. With the Balanced Scorecards, the Bank has an appropriate tool for the steering and control of key performance indicators that can be used to check the achievement level of financial and non-financial objectives against pre-defined measurement parameters at any time and to measure them transparently for the performance year at the beginning of the following year. At the same time, the Balanced Scorecards provide an overview of the priorities of the individual divisions across the entire Group. The respective Management Board members’ functional responsibilities are linked with pre-defined key financial figures and non-financial targets from various categories. A total of 53 Key Performance Indicators (KPIs) are assigned to these categories, of which 10 to 28 are relevant for each Management Board member depending on their areas of functional responsibility and the respective number of scorecards. The following chart shows the categories and some of the KPIs, in particular those with general applicability:

The methodology for the Balanced Scorecards has been continually developed further since their introduction and adjusted to meet changing requirements. In order to link aspects from Environmental, Social and Governance (ESG) areas as well as sustainability more closely to the compensation system, these topics were given an even greater consideration in 2021.

The objectives within the individual categories are set at the beginning of the year for each Management Board member individually and corresponding Key Performance Indicators or parameters are assigned thereto. In addition, the percentage weighting is set for each category. The weightings that the individual categories have within the overall Balanced Scorecard can be up to 65 % depending on the functional responsibility of the Management Board member. The objectives in the Balanced Scorecard cannot be the same as the objectives of the sub-component “individual objectives” in order to avoid that individual objectives are considered and assessed more than once.

The key performance indicators of the BSC are measured continuously throughout the year and an overall assessment is made at the end of the year. For each individual objective, the Balanced Scorecard shows if it was fulfilled or exceeded based on the defined performance criteria (“green”), or only achieved to less than 100% (“amber”) or not achieved (“red”). When all objectives of a category are exceeded, the achievement level can be up to 150%. However, if none of the targets of a category is met, the achievement level is 0%. From the overall achievement levels of the three categories and their weightings, an overall achievement level for the individual Balanced Scorecard is derived.

1 Resulting bands of KPI categories: Green (100-150%); Green to amber (75-125%), Green to red (50-100%), Amber to red (25%-75%), Red (0%).

The individual Balanced Scorecard achievement levels were between 100 % and 147 % for the 2021 financial year. An overview of the overall achievement levels of the Management Board members’ individual contributions to performance in the financial year 2021 is provided at the end of this sub-section Short-Term Award.

Annual Priorities

With the help of Annual Priorities, the Supervisory Board assesses the profitability and performance-related contributions of each Management Board member towards consistently pre-defined focus topics for the year. These focus topics are derived from, and meant to further support, Deutsche Bank’s strategy. They are different from the individual objectives and Balanced Scorecards in order to avoid that the same objectives are considered or assessed more than once. This provides the possibility to set operational focal points annually depending on the current priorities and the stage of strategy execution. The performance criteria to be used for the assessment can be of both a financial and non-financial nature.

For the 2021 financial year, the Supervisory Board specified focal point topics as Annual Priorities that are related to the following areas:

  - Corporate strategy / transformation
  - Risk management

Within the corporate strategy / transformation area, the Supervisory Board assesses the achievement levels of project-related activities that are related to the corporate and transformation strategy in the “Book of Work” assigned to the individual Management Board members and measured throughout the year. Each activity is in turn linked to measurement criteria that enable a quantitative measurement. Based on this, an individual level of achievement of the performance of each individual Management Board member can be derived at the end of the financial year.

With regard to risk management, the Supervisory Board assesses how each individual member of the Management Board reacted to certain and sometimes unforeseen events and developments that occurred during the financial year, particularly from the risk management perspective. At the end of the year, the achievement level is assessed qualitatively.

The achievement levels with respect to the Annual Priorities were between 125 % and 150 % for the 2021 financial year. An overview of the overall achievement levels of the Management Board members’ individual contributions to performance in the financial year is provided at the end of this sub-section Short-Term Award.

Overall achievement of the Short-Term Award

For the 2021 financial year, the following overall levels of achievement have been determined for the members of the Management Board on the basis of the level of achievement with respect to the objectives for the three components identified by the Supervisory Board in the Short-Term Award:

Short-Term Award overall achievement

	Target Value (in €)	Target achievement level (in %)	Overall achievement STA (in €)

Christian Sewing	2,160,000	142%	3,065,400
Karl von Rohr	1,760,000	136%	2,393,600
Fabrizio Campelli	1,640,000	135%	2,218,783
Bernd Leukert	1,640,000	132%	2,161,383
Stuart Lewis	1,680,000	134%	2,258,200
James von Moltke	1,680,000	136%	2,278,500
Alexander von zur Mühlen	1,640,000	130%	2,132,000
Christiana Riley	1,640,000	132%	2,162,750
Rebecca Short[1]	1,093,333	132%	1,440,467
Prof. Dr. Stefan Simon	1,640,000	130%	2,134,050
Frank Kuhnke[2]	546,667	116%	634,133

1 Member since May 1, 2021.

2 Member until April 30, 2021. The target achievement level was determined in connection with the departure.

Long-Term Award (LTA)

When determining the variable compensation, a major focus is placed on the achievement of long-term objectives linked to Deutsche Bank’s strategy. To emphasize this, the Supervisory Board decided that the LTA accounts for 60 % of the total target variable compensation. At the beginning of each financial year, the Supervisory Board specifies the collective long-term objectives for the Management Board members for the LTA. The objectives and their weighting in the LTA for 2021 are:

  - ESG Factor (33.33%)
  - Relative Total Shareholder Return of the Deutsche Bank share (25%)
  - Organic Capital Growth (25%)
  - Group Component (16.67%)

The Relative Total Shareholder Return (RTSR) of the Deutsche Bank share and Organic Capital Growth already formed the basis for the assessment of the LTA when the compensation system was approved by the General Annual Meeting in 2017 and have been retained for the measurement of the LTA. For the consistent alignment of Management Board compensation with the Bank’s sustainability strategy, the Client & Culture Factor applicable until 2020 was transferred into the ESG Factor, which was newly introduced starting from the 2021 financial year. The importance of the ESG Factor is particularly emphasized through the highest weighting within the LTA at 33.33%, as well as its weighting of 20 % of total variable compensation. Through the continuation of the objectives underlying the Group Component relating to core capital, leverage ratio, costs and return on equity, the long-term tracking of these metrics for Deutsche Bank’s capital, risk, costs and earnings profile is ensured. By moving the Group Component from the STA to the LTA, there is a bundling of all collective objectives for the Management Board members in the long-term component, and the contribution to sustainability is emphasized as an aspect relevant for the compensation of all Management Board members.

All objectives of the LTA are assessed over a period of three years. At the end of each financial year, the Supervisory Board determines the level of achievement for each of the collective objectives during the preceding year. 60 % of the target amount of each objective of the LTA is multiplied by the achievement level determined in this manner, and this amount feeds into the variable compensation for the preceding financial year. In the following year, 30 % of the target amount is multiplied by the respective achievement level, and in the next following year 10%. This ensures that weighted outcomes of the achievement levels for three financial years feed into the amount of the LTA to be determined each year.

The achievement levels for the LTA objectives can be up to a maximum of 150%. If the objective is not met, the achievement level can be as low as zero. The LTA determined for a financial year is granted in the form of Restricted Equity Awards, which vest over a deferral period of 5 years, in 4 tranches after 2, 3, 4, and 5 years, and are subject to the share price performance during this period. Each tranche that vests is followed by an additional one-year holding period so that the Management Board members can dispose of the first LTA tranche at the earliest after three years, and of the full amount only after six years. During the deferral and holding periods, the tranches are subject to specific performance and forfeiture conditions.

ESG factor

Deutsche Bank has set for itself the aim of spearheading sustainability initiatives in the financial sector and thus contributing to a more environmentally, socially and financially well-governed economy. To closely and consistently link Management Board compensation to the Bank’s sustainability strategy, the Supervisory Board resolved to combine the Bank’s strategic sustainability targets in an Environmental, Social and Governance Matrix (ESG Matrix) and to implement the results as one of the collective objectives, the ESG Factor, within the LTA.

To this end, the targets and objectives related to corporate governance, the control environment and improvement measures for the prevention of financial crime, which were bundled together in the Client & Culture Factor that was applicable until 2020, were expanded to include environmental and social aspects and were combined in the newly implemented ESG Matrix.

The ESG Factor comprises the largest portion of the LTA with a share of 33.33%. This corresponds to 20 % of the total variable compensation and emphasizes the importance of the ESG agenda for Deutsche Bank. At the beginning of each financial year, the Supervisory Board sets target amounts as well as upper and lower limits for all of the objectives bundled in the ESG Matrix. Based on these fixed threshold values, the assessment of the achievements for the previous year takes place retrospectively. The following chart shows the target amounts, the results as of the end of the year and the resulting achievement level for the 2021 financial year:

In the 2021 financial year, the performance figures of the ESG Matrix, measured against the pre-defined target amounts and upper and lower limits, developed as follows:

  - Based on a total volume of sustainable financings and investments of 46 billion euros by the end of 2020, the objective set for 2021 for an increase of € 31 billion euros was clearly exceeded with an actual increase of € 111 billion to a total volume of € 157 billion. This means that the objective reached the maximum achievement level of 150%. The Supervisory Board took this development as a reason to set a more ambitious target for this objective for the 2022 financial year in order to make this objective a stronger incentive for Management Board members (see section “Outlook for the 2022 financial year”).
  - With regard to the second objective under Environment, i.e. own operations, already 87 % of the Bank’s own energy consumption was drawn from renewable energy sources as of the end of the year. Assuming a target of 80 % and a cap of 90%, the achievement level for this objective was 135%.
  - The total building-related energy consumption was successfully lowered in 2021 by 19.2 % compared to 2019. The target value of a 15 % reduction was thus exceeded and reached the target achievement level of 150%.
  - In the Social area, the objective “Employee feedback culture” was measured on the basis of the last employee survey, which is decisive for the full-year figure of 70%. The achievement level reached in 2021 was thus 100%.
  - The development with regard to Gender diversity, however, remained below the target figure. Here the achievement level was 80%,
  - The two performance indicators taken over from the former Culture & Client Factor in the Governance area fed into the assessment with achievement levels of 50 % for the so-called Control Environment Assessment Grade and 42 % in terms of measures to combat economic crime and prevent money laundering activities and the fulfillment of regulatory requirements.

From the weighted achievement levels for the individual objectives, an overall achievement level for the ESG Factor for the 2021 financial year has been calculated and set at 89,38%. A portion of 60 % of the variable target compensation attributable to the ESG factor is multiplied by the overall target achievement level for 2021 and thus determines the largest portion of the variable compensation granted for 2021. A portion of 30 % of the target compensation is based on the achievement level for the Client & Culture Factor that was applicable for the 2020 financial year and set at 37,5%, and a portion of 10 % is determined based on the achievement level for the 2019 financial year at 50%. This results in a weighted overall achievement level of 69.88 % for the granting of the portion of the LTA that is attributable to the ESG Factor.

Relative Total Shareholder Return (RTSR)

A key strategic target of the Bank is the performance of the Deutsche Bank share in comparison to the performance of the shares of its competitors (Relative Total Shareholder Return (RTSR)). The target for the RTSR for the Deutsche Bank share in comparison to selected financial institutions is intended to strengthen the sustainable performance of the Deutsche Bank share. The RTSR links the interests of the Management Board with those of shareholders. In addition, the RTSR provides a relative measurement of performance, creating an incentive to outperform the relevant peers.

The RTSR is derived from the total shareholder return of the Deutsche Bank share in relation to the average total shareholder returns of a selected peer group. The Total Shareholder Return is defined as the share price performance plus theoretically reinvested gross dividends. The RTSR is calculated as a percentage based on the total shareholder return of the Deutsche Bank share in relation to the average total shareholder returns of the peer group. If the RTSR average is greater than 100%, then the target achievement level increases proportionally to an upper limit of 150 % of the target figure, i.e., the target achievement level increases by 1 % for each percentage point above 100%. If the RTSR average is less than 100%, the target achievement level declines disproportionately. For each percentage point decline of the RTSR in the range of 80 % and less than 100 % the target achievement level declines by two percentage points. In the range between less than 60 % and 80%, the target achievement level is reduced for each percentage point decline by three percentage points. If the RTSR does not exceed 60 % over the entire assessment period, the target achievement level is zero.

Increase of RTSR and level of achievement

Level of achievement
150%
140%
120%
100%
80%
60%
40%
20%
0%
20%
40%
60%
80%
100%
120%
140%
150%
160%
180%
200%
Increase of RTSR
Target achievement level
2021
88%
2019- 2021
106.8%

The peer group used as the basis for calculating the RTSR is selected from among the companies with generally comparable business activities as well as a comparable size and international presence. The Supervisory Board reviews the composition of the peer group regularly. The peer group for the RTSR in 2021 is comprised of the following 11 banks: Banco Santander, BNP Paribas, HSBC, UBS, Bank of America, Citigroup, JP Morgan Chase, UniCredit, Barclays, Credit Suisse and Société Générale.

In 2021, Deutsche Bank’s share price increased by 123.1 % and developed better than the shares of 4 out of 11 competitors in the peer group with an average share price plus of 130.6 % but remained below the average share price development of the peer group. The achievement level for the 2021 financial year thus came to 88%. A portion of 60 % of the target variable compensation attributable to the RTSR is multiplied by the overall achievement level for 2021. A portion of 30 % of the target compensation is based on the achievement level for the 2020 financial year, which was 160%, and a portion of 10 % is determined based on the achievement level of 60 % for the 2019 financial year. This results in a weighted overall achievement level of 106.8 % for the granting of the portion of the LTA that is attributable to the RTSR.

Organic Capital Growth

Another key objective of Deutsche Bank is its growth. As an incentive for the Management Board members to promote growth, the Supervisory Board defined organic capital growth on a net basis as a long-term objective for the LTA.

Organic Capital Growth is defined as the balance of the following changes (which are reported in the Consolidated Statement of Changes in Equity) occurring during the financial year, divided by total shareholders’ equity as of December 31 of the preceding financial year:

  - Total comprehensive income, net of tax
  - Coupon on additional equity components, net of tax
  - Remeasurement gains (losses) related to defined benefit pension plans, net of tax
  - Option premiums and other effects from options on Deutsche Bank shares
  - Net gains (losses) on treasury shares sold

Based thereon, “inorganic” changes in equity, in particular the payment of a dividend or a capital increase, are of no relevance to the achievement of the objective.

Starting from an average Organic Capital Growth of 2.5% (lower limit), the target achievement level increases by 1 % for each 0.05 % of growth up to the 150 % cap, which will be reached upon an Organic Capital Growth of 10 % or more (upper limit cap). If capital growth does not exceed 2.5 % in the assessment period, the target achievement level is zero.

Organic Capital Growth pursuant to the definition specified above developed positively in 2021 at 3.83 % and thus for the first time in the three-year period was above the lower limit of 2.5%. This results in an achievement level of 26%. A portion of 60 % of the target variable compensation attributable to Organic Capital Growth is multiplied by the overall achievement level for 2021. A portion of 30 % of the target compensation is based on the achievement level for the 2020 financial year, which was 0%, and a portion of 10 % is determined based on the achievement level for the 2019 financial year of 0%. This results in a weighted overall achievement level of 15.6 % for the granting of the portion of the LTA that is attributable to Organic Capital Growth.

Group Component

Through the Group Component, the Supervisory Board links the key financial figures supporting the corporate strategy with the Management Board’s compensation and thus establishes an incentive to sustainably foster the Bank’s capital, risk, costs and earnings profile. The Group Component also provides a link to the compensation for employees, as this is an employee compensation system component.

The Supervisory Board resolved to take the Group Component out of the STA and integrate it as a fourth objective in the LTA. As a result, all of the objectives to be achieved collectively are bundled in the long-term component. The measurement over a three-year period supports the long-term monitoring of these objectives. The key financial figures of the Group Component have remained unchanged since 2017.

LTA group component
Core capital ratio	Common Equity Tier 1 capital ratio of the Bank in relation to its risk-weighted assets
Leverage ratio	The Bank’s core capital as a percentage of its total leverage exposure pursuant to the definitions of the Capital Requirements Regulation / Capital Requirements Directive 4
Adjusted costs (excluding transformation charges)	Total noninterest expenses, excluding transformation costs, restructuring, severance and litigation costs as well as impairments of goodwill and other intangible assets
Return on tangible equity

Net income (or loss) attributable to shareholders as a percentage of average tangible shareholders’ equity. The latter is determined by deducting goodwill and other intangible assets from shareholders’ equity

The four objectives specified above have been assigned an equal weighting. If the performance metric-based objectives are not achieved during the assessment period, the Supervisory Board may determine that a Group Component will not be granted.

In the 2021 financial year, the four performance indicators for the Group Component of the LTA developed as follows: The target achievement levels of the Common Equity Tier 1 (CET1) capital ratio and the leverage ratio (additional information is provided in the “Leverage ratio” section of the Risk Report) were 100 % and the target achievement rate for the adjusted non-interest expenses was 20%. The target achievement level of the objective for the Group Return on tangible equity reached 90 % in 2021.

The overall achievement level of all four equally weighted objectives of the Group Component was 77.5%. A portion of 60 % of the target variable compensation attributable to the Group Component is multiplied by the overall achievement level for 2021. A portion of 30 % of the target compensation is based on the achievement level for the 2020 financial year, which was 72.5%, and a portion of 10 % is determined based on the achievement level for the 2019 financial year at 60%. This results in a weighted overall achievement level of 74.25 % for the granting of the portion of the LTA that is attributable to the Group Component.

Long-Term Award overall achievement

in %	Objectives	Relative portion	Target achievement level	Overall achievement LTA
Long-Term Award (cumulative over 3 years)	ESG-Factor	33.33%	69.88%	66.27%
	Relative return on shares	25.00%	106.80%
	Organic capital-growth	25.00%	15.60%
	Group component	16.67%	74.25%

Appropriateness of Management Board compensation and compliance with the set maximum compensation

The Supervisory Board regularly reviews the appropriateness of the individual compensation components as well as the amount of total compensation. The review of the appropriateness of Management Board compensation concluded that the Management Board compensation resulting from the achievement levels for the 2021 financial year is appropriate.

Horizontal appropriateness

Through the horizontal comparison, the Supervisory Board ensures that the target total compensation is appropriate in relation to the tasks and achievements of the Management Board as well as the company’s situation and is also customary in the market. In this context, the level and structure of compensation, in particular, are examined at comparable companies (peer groups). Suitable companies in consideration of Deutsche Bank’s market position (in particular with regard to business sector, size and country) are used as the basis for this comparison. The assessment of horizontal appropriateness takes place in comparison with the following three peer groups.

The horizontal appropriateness of the Management Board compensation is reviewed annually by the Supervisory Board. The Supervisory Board regularly engages external compensation advisors for the review of horizontal appropriateness, making sure that these advisors are independent from the Management Board and Deutsche Bank. The Supervisory Board takes the results of the review into consideration when setting the target total compensation for the Management Board members.

Vertical appropriateness

In addition to the horizontal comparison, the Supervisory Board considers a vertical comparison, which compares the compensation of the Management Board and the compensation of the workforce. Within the vertical comparison, the Supervisory Board considers in particular, in accordance with the German Corporate Governance Code, the development of the compensation over time. This involves a comparison of the Management Board compensation and the compensation of two groups of employees. Taken into account are, on the one hand, the compensation of the senior management, which comprises the first management level below the Management Board and members of the top executive committees of the divisions, as well as of management board members of significant institutions within the Deutsche Bank Group and of corresponding management board-1 level positions with management responsibility. The senior management compensation is compared to, on the other hand, the compensation of all other employees of Deutsche Bank Group worldwide (tariff and non-tariff employees).

Compliance with the set maximum compensation (cap)

The maximum compensation limit (cap) is set at € 12 million for each Management Board member. This is based on the actual expense and/or actual disbursement of the compensation awarded for a financial year. The base salaries are fixed amounts. The expenses for fringe benefits vary from Management Board Member to Management Board Member in any given year. The contribution to Deutsche Bank’s pension plan or pension allowance is set at the same amount for all Management Board members. However, the amount to be recognized by the Bank during the year for Deutsche Bank’s pension service costs fluctuates based on actuarial variables. As the expense amount for the multi-year variable compensation components of the STA and LTA are not determined until up to seven years due to the deferral periods, compliance with the maximum compensation set for the 2021 financial year can only be conclusively reported within the framework of the Compensation Reports for the financial years up to 2029. Compliance with the maximum compensation limit as defined under Section 87a of the German Stock Corporation Act (AktG) is, however, already ensured for the 2021 financial year.

Deferrals and holding periods

The Remuneration Ordinance for Institutions (InstitutsVergV) generally stipulates a three-year assessment period for the determination of the variable compensation for Management Board members. Deutsche Bank complies with this requirement by assessing each of the objectives of the LTA over a three-year period. If the relevant three years cannot be attributed to a member of the Management Board due to that member having joined the Bank only recently, the achievement level for the objectives will be determined for the period that can be attributed to the member. The deferral period for the LTA is in principle five years. If the assessment period is shorter than the prescribed minimum, the deferral period of the variable compensation to be granted is extended by the number of years missing for the minimum assessment period. The STA has an assessment period of one year. The deferral period for the STA is in principle seven years.

The LTA is granted in the form of a share-based instrument (Restricted Equity Awards (REAs)). The disbursement takes place over a deferral period of 5 years in 4 tranches, beginning with a tranche of 40 % in year 2 after the end of the performance period and 3 tranches of 20 % in years 3, 4, and 5 after the end of the performance period. After the deferral period, the REAs of each tranche are also subject to an additional holding period of one year. Accordingly, the Management Board members cannot dispose of the shares underlying the REAs until after 3 years, at the earliest, and in full until after 6 years. During the deferral and holding periods, the value of the REAs is linked to the performance of the Deutsche Bank share and is therefore tied to the long-term performance of the Bank, and thereby strengthens the alignment of the Management Board members’ incentives with Deutsche Bank’s performance.

The STA is generally granted in the form of deferred cash compensation (restricted incentive awards - RIAs). It is paid out in four tranches of 25 % each over a total period of seven years after 1, 3, 5 and 7 years after the end of the assessment period. However, if the STA accounts for more than 50 % of the total variable compensation, the portion exceeding 50 % is also granted in the form of restricted equity awards. This ensures that at least 50 % of the total variable compensation is always granted in share-based form in accordance with the regulatory requirements. The portion exceeding 50 % is subject to the same deferral rules as the share-based compensation from the LTA.

Instead of receiving Restricted Equity Awards and Restricted Incentive Awards as described above, holders of specific functions at certain Deutsche Bank U.S. entities are required by applicable regulation to be compensated under different plans. Restricted compensation for these persons consist of restricted share awards and restricted cash awards. The recipient will be the beneficial owner of the awards from the Award Date and the awards will be held on the recipient’s behalf. These awards will be restricted for a period of time (subject to the applicable plan rules and award statements, including performance conditions and forfeiture provisions). The restriction period is aligned with retention periods applicable to Deutsche Bank´s usual deferred awards. With regard to the Management Board of Deutsche Bank AG, these rules apply to Christiana Riley due to her role as CEO of Deutsche Bank USA Corp.

For the RIAs and REAs, specific forfeiture conditions apply during the deferral and holding periods (additional information is provided in the section “Backtesting, malus and clawback").

Backtesting, malus and clawback

By granting compensation components in a deferred form spread out over several years, a long-term incentive is created. In addition, the individual tranches are subject to specific forfeiture conditions until they vest.

The Supervisory Board regularly reviews the results achieved by Management Board members in the past are sustainable (backtesting). If the outcome is that the achievements rewarded by the granting of the variable compensation were not sustainable, the awards may be partially or fully forfeited.

Also, if the Group’s results are negative, previously granted variable compensation may be declared fully or partially forfeited during the deferral period. In addition, the awards may be fully or partially forfeited if specific solvency or liquidity conditions are not met. Furthermore, awards may be forfeited in whole or in part in the event of individual misconduct (including breaches of regulations), dismissal for cause or negative individual contributions to performance (malus).

In addition, the contracts of the Management Board members also enable the Supervisory Board to reclaim already paid or delivered compensation components due to certain individual negative performance contributions by the Management Board member (clawback) in accordance with the provisions pursuant to Sections 18 (5) and 20 (6) of the Remuneration Ordinance for Institutions (InstitutsVergV). The clawback is possible for the entire variable compensation for a financial year until the end of two years after the end of the deferral period of the last tranche of the compensation elements awarded on a deferred basis for the respective financial year.

The Supervisory Board regularly reviews in due time before the respective due dates the possibility of a full or partial forfeiture (malus) or reclaiming (clawback) of the Management Board members’ variable compensation components. In the 2021 financial year, the Supervisory Board made use of the possibility to partially declare the forfeiture of variable compensation and, at its meeting on February 3, 2021, resolved that a portion of the variable compensation granted to a former member of the Management Board on March 1, 2019, in the form of Restricted Incentive Awards, is to be forfeited.

Information on shares and fulfilling the share ownership obligation

(Shareholding Guidelines)

All members of the Management Board are required to acquire a significant amount of Deutsche Bank shares and to hold them on a long-term basis. This requirement is meant to foster the identification of the Management Board members with Deutsche Bank and its shareholders and to ensure a long-term link to the development of the Deutsche Bank’s business.

For the Chief Executive Officer, the number of shares to be held is equal to 200 % of his annual gross base salary, and for the other Management Board members, 100 % of their annual base salary. The requirements of the shareholding obligation must first be fulfilled on the date on which the share-based variable compensation that has been granted to the Management Board member since his or her appointment to the Management Board (waiting period) in total corresponds to 1.33 times the shareholding obligation. Compliance with the requirements is reviewed semi-annually. If the required number of shares is not met, the Management Board members must correct any deficiencies by the next review.

In the context of granting variable compensation, the Supervisory Board can resolve on an individual basis that not only the LTA but also parts of the STA or the STA as a whole may be awarded in shares until the shareholding obligation is fulfilled. This will ensure faster compliance with the shareholding obligation.

Members of the Management Board

The following table shows the number of outstanding share awards of the current Management Board members as of February 19, 2021 and February 11, 2022 as well as the number of share awards newly granted, delivered or forfeited in this period.

Members of the Management Board	Balance as of Feb 19, 2021	Granted	Delivered	Forfeited	Balance as of Feb 11, 2022
Christian Sewing	485,115	208,115	–	–	693,230
Karl von Rohr	392,851	153,343	26,356	–	519,839
Fabrizio Campelli	278,603	145,836	85,540	–	338,899
Bernd Leukert	25,309	136,115	10,124	–	151,300
Stuart Lewis	348,142	134,859	–	–	483,001
James von Moltke	430,513	145,836	11,884	–	564,465
Alexander von zur Mühlen	251,256	103,422	76,397	–	278,282
Christiana Riley	215,841	134,859 [1]	102,354 [2]	–	248,345 [3]
Rebecca Short[4]	–	–	–	–	92,754
Prof. Dr. Stefan Simon	31,740	130,329	12,696	–	149,373

1 Under the underlying plan, the 134,859 restricted shares originally granted were taxed at the time of grant, with 70,917 shares remaining on an after-tax basis. We refer to the corresponding presentation in the chapter "Deferral and retention periods".

2 Included are 63,942 share awards delivered to cover the amount of tax due under the underlying plan (see footnote 1).

3 Includes a net number of 70,917 share entitlements under the underlying plan (see footnote 1).

4 Member since 1 May 2021.

The table below shows the total number of Deutsche Bank shares held by the incumbent Management Board members as of the reporting dates February 19, 2021, and February 11, 2022 as well as the number of share-based awards and the fulfillment level for the shareholding obligation.

		as of February 11, 2022
Members of the Management Board	Number of Deutsche Bank shares (in Units) as of Feb 19, 2021	Number of Deutsche Bank shares (in Units)	Restricted Equity Award(s)/ Outstanding Equity Units (deferred with additional retention period) (in Units)	thereof 75 % of Restricted Equity Award(s)/ Outstanding Equity Units chargeable to share obligation (deferred with additional retention period) (in Units)	Total value of Deutsche Bank shares and Restricted Equity Award(s)/ Outstanding Equity Units chargeable to share obligation (in Units)	Share retention obligation must be fulfilled Yes / No	Level of required shareholding obligation (in Units)[1]	Fulfillment ratio (in %)
Christian Sewing	163,665	192,000	693,230	519,923	711,923	No	500,069	142%
Karl von Rohr	17,283	30,058	519,839	389,879	419,937	Yes	208,362	202%
Fabrizio Campelli	86,303	132,010	338,899	254,174	386,184	No	166,690	232%
Bernd Leukert	1,500	7,882	151,300	113,475	121,357	No	166,690	73%
Stuart Lewis	174,434	174,434	483,001	362,251	536,685	Yes	194,471	276%
James von Moltke	68,486	74,753	564,465	423,349	498,102	Yes	194,471	256%
Alexander von zur Mühlen	270,333	320,829	278,282	208,712	529,541	No	166,690	318%
Christiana Riley	55,082	82,504	248,345	186,259	268,763	No	166,690	161%
Rebecca Short[2]	0	36,451	92,754	69,566	106,017	No	166,690	64%
Prof. Dr. Stefan Simon	0	0	149,373	112,030	112,030	No	166,690	67%
Total	837,086	1,050,921	3,519,488	2,639,616	3,690,537

1 The calculation of the total value of the Deutsche Bank shares and share awards / outstanding shares eligible for the shareholding requirements is based on the share price € 14,3980 (Xetra closing price on February 11, 2022).

2 Member since May 1, 2021.

All Management Board members fulfilled the shareholding obligations in 2021 or are currently in the waiting period.

The Chairman of the Management Board, Mr. Sewing, voluntarily committed to invest 15 % of his monthly net salary in Deutsche Bank shares from September 2019 until the end of December 2022. In each case, purchases take place on the 22nd day of each month or on the following trading day.

Benefits as of the end of the mandate

Benefits upon regular contract termination

The Supervisory Board allocates an entitlement to pension plan benefits to the Management Board members. These entitlements involve a defined contribution pension plan. Under this pension plan, a personal pension account is set up for each participating member of the Management Board with effect from the start of office as a Management Board member.

The members of the Management Board, including the Management Board Chairman, receive a uniform, contractually defined, fixed annual contribution amount of € 650,000. The contribution accrues interest that is credited in advance and determined by means of an age-related factor, up to the age of 60. For entitlements from a first-time or renewed appointment starting from the 2021 financial year, interest accrues at an average rate of 2 % per annum, for legacy entitlements 4%. From the age of 61 onwards, an additional contribution equal to the amount resulting from applying the above interest rate to the balance of the pension account as of December 31 of the previous year will be credited to the pension account. The annual contributions, taken together, form the pension capital amount available to pay the future pension benefits upon the occurrence of a pension event (retirement age, disability or death). The pension account balance is vested from the start.

If a Management Board member is subject to non-German income tax, the granting of an annual pension allowance of € 650,000 may be selected as an alternative to the defined-contribution pension plan entitlement. This is subject to the precondition that receiving the customary pension plan contributions entails not insignificant tax-related disadvantages for the Management Board member compared to receiving a pension allowance. This option can be exercised once and from then on applies to the entire term of office of the Management Board member.

The following table shows the annual contributions, the interest credits, the account balances and the annual service costs for the years 2021 and 2020 as well as the corresponding defined benefit obligations for each member of the Management Board in office in 2021 as of December 31, 2020 and December 31, 2021. The different balances are attributable to the different lengths of service on the Management Board, the respective age-related factors, and the different contribution rates.

Members of the Management Board	Annual contribution, in the year		Interest credit, in the year		Account balance, end of year		Service cost (IFRS), in the year		Present value of the defined benefit obligation (IFRS), end of year
in €	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
Christian Sewing	773,500	936,000	0	0	6,516,000	5,742,500	701,494	936,063	6,263,328	5,816,960
Karl von Rohr	754,000	786,500	0	0	4,721,001	3,967,001	772,131	831,427	4,866,754	4,205,087
Fabrizio Campelli	1,007,500	1,046,500	0	0	2,234,918	1,227,418	906,767	1,008,742	2,091,609	1,224,209
Bernd Leukert	812,500	1,135,334	0	0	1,947,834	1,135,334	785,526	851,694	1,957,432	1,181,299
Stuart Lewis	754,000	786,500	0	0	6,411,938	5,657,938	756,618	818,838	6,919,079	6,358,878
James von Moltke	871,000	903,500	0	0	4,189,250	3,318,250	820,820	895,972	4,095,605	3,385,498
Alexander von zur Mühlen[1]	0	0	0	0	0	0	0	0	0	0
Christiana Riley[1]	0	0	0	0	0	0	0	0	0	0
Rebecca Short[2]	554,668	0	0	0	554,668	0	476,303	0	496,829	0
Prof. Dr. Stefan Simon	871,000	1,293,501	0	0	2,164,501	1,293,501	824,015	903,039	2,128,664	1,335,674
Frank Kuhnke[3]	812,500	845,000	0	0	2,528,500	1,716,000	799,956	867,588	2,500,385	1,759,798

1 The Management Board member receives a pension allowance, which is shown in the chapter "Compensation granted and owed (inflow table)”.

2 Member since May 1, 2021.

3 Member until April 30, 2021.

Benefits upon early termination

The Management Board members are in principle entitled to receive a severance payment upon an early termination of their appointment, provided the Bank is not entitled to revoke the appointment or give notice under the contractual agreement for cause. In accordance with the recommendation of the German Corporate Governance Code, the severance payment amounts to up to two times the annual compensation at the maximum and must not exceed the amount that would be payable as compensation for the remaining term of the service contract. The calculation of the severance payment is based on the annual compensation for the previous financial year and, if applicable, on the expected annual compensation for the current financial year. The severance payment is determined and granted in accordance with the statutory and regulatory requirements, in particular with the provisions of the Remuneration Ordinance for Institutions (InstitutsVergV).

Frank Kuhnke left the Management Board with effect from the end of April 30, 2021. As foreseen in his service contract, severance benefits were agreed with him. The severance agreement provided for compensation for a non-compete clause (“Karenzentschädigung”) in line with his service contract in the amount of € 1,560,000 as well as a severance payment as compensation for the early termination of his service contract in the amount of € 1,902,111.33. The first installment of 20 % amount was disbursed in April 2021 as a cash payment. Another installment equivalent to 20 % was awarded in shares and is due for delivery on June 1, 2022. A further installment of 30 % was awarded as deferred cash compensation with a holding period until June 1, 2026. A final installment of 30 % was awarded as deferred compensation in shares with a holding period until June 1, 2027. The severance payment, is subject to all contractually agreed provisions on variable compensation components, including the possibility of a clawback of variable compensation.

In the event of a change of control, Management Board members have a special right to termination of their service contract. However, in such case, there is no entitlement to a severance payment.

Other service contract provisions

Term of the service contract

The term of the Management Board service contracts is linked to the duration of the appointment and is a maximum of five years in accordance with Section 84 of the German Stock Corporation Act (AktG). The Supervisory Board shall decide at an early stage, no later than six months before the expiry of the appointment period, on a renewed appointment. In the case of the Management Board member’s reappointment, the service contract is extended for the duration of a renewed appointment.

For first-time appointments, a contract term of three years is not to be exceeded. The Management Board service contract ends automatically with the expiry of the appointment period without requiring the express notice of termination.

Reduction of base salary regarding compensation from other mandates

The employment contracts of the Management Board members contain an obligation of the members to ensure that they will not receive any compensation to which they would otherwise be entitled in their capacity as a member of any corporate body, in particular a supervisory board, advisory board or similar body of any group entity of the Bank pursuant to § 18 Stock Corporation Act. Accordingly, Management Board members do not receive any compensation for mandates on boards of Deutsche Bank subsidiaries.

A Management Board member’s base salary will be reduced in an amount equal to 50 % of the compensation from a mandate – in particular supervisory board or advisory board mandates – at a company that does not belong to Deutsche Bank Group. There is no such deduction of any compensation that does not exceed € 100,000 per mandate and calendar year.

In the 2021 financial year, the base salary of one member of the Management Board was reduced by the amount of the compensation from one mandate at a company that does not belong to Deutsche Bank Group, since the compensation exceeded the threshold amount.

Post-contractual non-compete clause

After their resignation from the Management Board, the members are as a general rule subject to a one-year non-compete clause. During the non-compete period, Deutsche Bank pays the Management Board member compensation (waiting allowance “Karenzentschädigung”) amounting to 65 % of his or her annual base salary. The waiting allowance shall be credited against any claim for severance pay. In addition, the waiting allowance will be reduced by any income that the Management Board member earns during the non-compete period from self-employed, salaried or other paid activities that are not subject to the non-compete clause. Deutsche Bank may waive a Management Board member’s compliance with the post-contractual non-compete clause. From the date of the waiver. If and when such waiver is granted, Deutsche Bank’s obligation to pay the waiting allowance (“Karenzentschädigung”) ends.

Deviations from the compensation system

There were no deviations from the compensation system in the 2021 financial year.

Management Board compensation 2021

Current Management Board members

Total compensation 2021

The Supervisory Board determined the aforementioned compensation on an individual basis for 2021 and 2020 as follows:

	2021						2020
in €	Base salary[1]	Short Term Award	Long Term Award	Total compensation	Target Total compensation	Ratio to Target	Total compensation[2]
Christian Sewing	3,600,000	3,065,400	2,147,048	8,812,448	9,000,000	98%	7,368,045
Karl von Rohr	3,000,000	2,393,600	1,749,447	7,143,047	7,400,000	97%	5,882,495
Fabrizio Campelli	2,400,000	2,218,783	1,630,166	6,248,949	6,500,000	96%	5,179,137
Bernd Leukert	2,400,000	2,161,383	1,630,166	6,191,549	6,500,000	95%	4,909,270
Stuart Lewis	2,800,000	2,258,200	1,669,926	6,728,126	7,000,000	96%	4,979,403
James von Moltke	2,800,000	2,278,500	1,669,926	6,748,426	7,000,000	96%	5,262,470
Alexander von zur Mühlen	2,400,000	2,132,000	1,630,166	6,162,166	6,500,000	95%	2,094,333
Christiana Riley	2,400,000	2,162,750	1,630,166	6,192,916	6,500,000	95%	4,779,103
Rebecca Short[3]	1,600,000	1,440,467	1,086,777	4,127,244	4,333,333	95%	–
Prof. Dr. Stefan Simon	2,400,000	2,134,050	1,630,166	6,164,216	6,500,000	95%	2,124,126
Frank Kuhnke[4]	800,000	634,133	543,389	1,977,522	2,166,667	91%	4,760,403
Total	26,600,000	22,879,266	17,017,343	66,496,609	69,400,000	96%	47,338,785

1 In the column "Basic salary", the target values set by the Supervisory Board are shown in EUR for reasons of comparability. The actual inflow differs from this target value for Management Board members Alexander von zur Mühlen and Christiana Riley due to currency fluctuations and for Bernd Leukert due to the offsetting of compensation from mandates. The inflow is shown in the chapter " Compensation granted and owed (inflow table).

2 For the Management Board members Alexander von zur Mühlen and Christiana Riley, currency fluctuations were excluded for reasons of comparability.

3 Member since May 1, 2021.

4 Member until April 30, 2021.

The number of share awards granted to the members of the Management Board in the form of Restricted Equity Awards (REA) in 2022 for the 2021 financial year was calculated by dividing the respective amounts in euro by the higher of either the average Xetra closing price of the Deutsche Bank share during the last ten trading days in February 2022 or the Xetra closing price on February 28, 2022 (€ 12.8930).

Members of the Management Board	Restricted Equity Award(s) (deferred with additional retention period) (in Units)[1]
Christian Sewing	202,143
Karl von Rohr	160,670
Fabrizio Campelli	149,265
Bernd Leukert	147,039
Stuart Lewis	152,336
James von Moltke	153,123
Alexander von zur Mühlen	145,900
Christiana Riley	147,092
Rebecca Short[2]	98,008
Prof. Dr. Stefan Simon	145,979
Frank Kuhnke[3]	45,665
Total	1,547,220

1 The Restricted Equity Awards are commercially rounded for presentation purposes.

2 Member since May 1, 2021.

3 Member until April 30, 2021.

Granted and owed compensation (inflow table)

The following table shows the compensation paid and owed in the 2021 and 2020 financial years to incumbent members of the Management Board in the 2021 financial year, pursuant to Section 162 (1) sentence 1 of the German Stock Corporation Act (AktG). This involves the compensation components that were either actually paid or delivered to the individual Management Board members within the reporting period (“paid”) or were already legally due during the reporting period but not yet delivered (“owed”).

Besides the compensation amounts, the table additionally shows the relative proportions of fixed and variable compensation of the total compensation pursuant to Section 162 (1) sentence 2 of the German Stock Corporation Act (AktG).

	Christian Sewing				Karl von Rohr
	2021		2020		2021		2020
	in € t.	in %	in € t.	in %	in € t.	in %	in € t.	in %
Fixed compensation components:
Base salary	3,600	93%	3,117	93%	3,000	93%	2,750	94%
Pension allowance	0	0%	0	0%	0	0%	0	0%
Fringe benefits	(8)[1]	0%	4	0%	24	1%	11	0%
Total fixed compensation	3,592	93%	3,120	93%	3,024	93%	2,761	94%
Variable compensation components:
Deferred variable compensation
thereof Restricted Incentive Awards:
2017 Restricted Incentive Award: Buyout	0	0%	0	0%	0	0%	0	0%
2017 Restricted Incentive Award: Sign On	0	0%	0	0%	0	0%	0	0%
2019 Restricted Incentive Award for 2018	232	6%	232	7%	169	5%	169	6%
2020 Restricted Incentive Award for 2019	43	1%	0	0%	43	1%	0	0%
thereof Equity Awards:
2017 Restricted Equity Award: Buyout	0	0%	0	0%	0	0%	0	0%
2015 DB Equity Plan for 2014	0	0%	0	0%	0	0%	0	0%
Fringe benefits	0	0%	0	0%	0	0%	0	0%
Total variable compensation	275	7%	232	7%	211	7%	169	6%
Total compensation	3,867	100%	3,352	100%	3,235	100%	2,930	100%

1 Due to the economic participation in the costs of a company car provided, which exceeds the amount of the other fringe benefits, a negative balance is to be shown for the financial year 2021.

	Fabrizio Campelli				Bernd Leukert
	2021		2020		2021		2020
	in € t.	in %	in € t.	in %	in € t.	in %	in € t.	in %
Fixed compensation components:
Base salary	2,400	99%	2,200	99%	2,394 [1]	99%	2,200	99%
Pension allowance	0	0%	0	0%	0	0%	0	0%
Fringe benefits	12	0%	22	1%	25	1%	22	1%
Total fixed compensation	2,412	100%	2,222	100%	2,419	100%	2,222	100%
Variable compensation components:
Deferred variable compensation
thereof Restricted Incentive Awards:
2017 Restricted Incentive Award: Buyout	0	0%	0	0%	0	0%	0	0%
2017 Restricted Incentive Award: Sign On	0	0%	0	0%	0	0%	0	0%
2019 Restricted Incentive Award for 2018	0	0%	0	0%	0	0%	0	0%
2020 Restricted Incentive Award for 2019	7	0%	0	0%	0	0%	0	0%
thereof Equity Awards:
2017 Restricted Equity Award: Buyout	0	0%	0	0%	0	0%	0	0%
2015 DB Equity Plan for 2014	0	0%	0	0%	0	0%	0	0%
Fringe benefits	0	0%	0	0%	0	0%	0	0%
Total variable compensation	7	0%	0	0%	0	0%	0	0%
Total compensation	2,420	100%	2,222	100%	2,419	100%	2,222	100%

1 The fixed compensation shown includes the crediting of compensation from mandates.

	Stuart Lewis				James von Moltke
	2021		2020		2021		2020
	in € t.	in %	in € t.	in %	in € t.	in %	in € t.	in %
Fixed compensation components:
Base salary	2,800	91%	2,283	78%	2,800	70%	2,283	63%
Pension allowance	0	0%	0	0%	0	0%	0	0%
Fringe benefits	80	3%	29	1%	52	1%	43	1%
Total fixed compensation	2,880	94%	2,312	79%	2,852	71%	2,326	64%
Variable compensation components:
Deferred variable compensation
thereof Restricted Incentive Awards:
2017 Restricted Incentive Award: Buyout	0	0%	0	0%	140	3%	280	8%
2017 Restricted Incentive Award: Sign On	0	0%	0	0%	67	2%	67	2%
2019 Restricted Incentive Award for 2018	156	5%	156	5%	169	4%	169	5%
2020 Restricted Incentive Award for 2019	43	1%	0	0%	43	1%	0	0%
thereof Equity Awards:
2017 Restricted Equity Award: Buyout	0	0%	0	0%	124	3%	177	5%
2015 DB Equity Plan for 2014	0	0%	443	15%	0	0%	0	0%
Fringe benefits	0	0%	0	0%	616	15%	616	17%
Total variable compensation	199	6%	599	21%	1,157	29%	1,309	36%
Total compensation	3,079	100%	2,912	100%	4,009	100%	3,635	100%

	Alexander von zur Mühlen				Christiana Riley
	2021		2020		2021		2020
	in € t.	in %	in € t.	in %	in € t.	in %	in € t.	in %
Fixed compensation components:
Base salary	2,345 [1]	74%	963 [1]	75%	2,328 [1]	76%	2,194 [1]	72%
Pension allowance	650	21%	271	21%	650	21%	650	21%
Fringe benefits	64	2%	15	1%	85	3%	95	3%
Total fixed compensation	3,059	97%	1,249	97%	3,063	99%	2,938	97%
Variable compensation components:
Deferred variable compensation
thereof Restricted Incentive Awards:
2017 Restricted Incentive Award: Buyout	0	0%	0	0%	0	0%	0	0%
2017 Restricted Incentive Award: Sign On	0	0%	0	0%	0	0%	0	0%
2019 Restricted Incentive Award for 2018	0	0%	0	0%	0	0%	0	0%
2020 Restricted Incentive Award for 2019	0	0%	0	0%	0	0%	0	0%
thereof Equity Awards:
2017 Restricted Equity Award: Buyout	0	0%	0	0%	0	0%	0	0%
2015 DB Equity Plan for 2014	0	0%	0	0%	0	0%	0	0%
Fringe benefits	98	3%	33	3%	17	1%	96	3%
Total variable compensation	98	3%	33	3%	17	1%	96	3%
Total compensation	3,157	100%	1,282	100%	3,079	100%	3,034	100%
	0	0	0	0	[0]	[0]	[0]	[0]

1 As the fixed compensation is granted in local currency, it is subject to FX-rate changes.

	Rebecca Short (Member since May 1, 2021)				Prof. Dr. Stefan Simon
	2021		2020		2021		2020
	in € t.	in %	in € t.	in %	in € t.	in %	in € t.	in %
Fixed compensation components:
Base salary	1,600	100%	-	-	2,400	98%	1,000	99%
Pension allowance	0	0%	-	-	0	0%	0	0%
Fringe benefits	6	0%	-	-	46	2%	7	1%
Total fixed compensation	1,606	100%	-	-	2,446	100%	1,007	100%
Variable compensation components:
Deferred variable compensation
thereof Restricted Incentive Awards:
2017 Restricted Incentive Award: Buyout	0	0%	-	-	0	0%	0	0%
2017 Restricted Incentive Award: Sign On	0	0%	-	-	0	0%	0	0%
2019 Restricted Incentive Award for 2018	0	0%	-	-	0	0%	0	0%
2020 Restricted Incentive Award for 2019	0	0%	-	-	0	0%	0	0%
thereof Equity Awards:				-
2017 Restricted Equity Award: Buyout	0	0%	-	-	0	0%	0	0%
2015 DB Equity Plan for 2014	0	0%	-	-	0	0%	0	0%
Fringe benefits	0	0%	-	-	0	0%	0	0%
Total variable compensation	0	0%	-	-	0	0%	0	0%
Total compensation	1,606	100%	-	-	2,446	100%	1,007	100%

	Frank Kuhnke (Member until April 30, 2021)
	2021		2020
	in € t.	in %	in € t.	in %
Fixed compensation components:
Base salary	800	35%	2,200	100%
Severance benefits[1]	1,420	63%	0	-
Pension allowance	0	0%	0	0%
Fringe benefits	1	0%	7	0%
Total fixed compensation	2,221	98%	2,207	100%
Variable compensation components:
Deferred variable compensation
thereof Restricted Incentive Awards:
2017 Restricted Incentive Award: Buyout	0	0%	0	0%
2017 Restricted Incentive Award: Sign On	0	0%	0	0%
2019 Restricted Incentive Award for 2018	0	0%	0	0%
2020 Restricted Incentive Award for 2019	43	2%	0	0%
thereof Equity Awards:
2017 Restricted Equity Award: Buyout	0	0%	0	0%
2015 DB Equity Plan for 2014	0	0%	0	0%
Fringe benefits	0	0%	0	0%
Total variable compensation	43	2%	0	0%
Total compensation	2,264	100%	2,207	100%

1 For details to the severance benefits, please refer to chapter “Benefits upon early termination”.

With respect to the deferred compensation components of previous years approved in the reporting year, the Supervisory Board confirmed that the respective performance conditions were met.

Former members of the Management Board

Granted and owed compensation (inflow table)

The following table shows the compensation paid and owed to the former members of the Management Board in the 2021 financial year pursuant to Section 162 (1) sentence 1 of the German Stock Corporation Act (AktG). This involves the compensation components that were either actually delivered to the former Management Board members within the reporting period (“paid”) or were already legally due during the reporting period but not yet delivered (“owed”). Pursuant to Section 162 (5) of the German Stock Corporation Act (AktG), no personal data is provided on former members of the Management Board who ended their work for the Management Board before December 31, 2011.

	Werner Steinmüller Member until July 31, 2020		Sylvie Matherat Member until July 31, 2019		Garth Ritchie Member until July 31, 2019		Frank Strauß Member until July 31, 2019
	2021		2021		2021		2021
	in € t.	in %	in € t.	in %	in € t.	in %	in € t.	in %
Severance benefits	130	4%	0	0%	1,639	79%	0	0%
Deferred variable compensation
Restricted Incentive Awards	191	6%	186	88%	432	21%	326	100%
Equity Awards	0	0%	0	0%	0	0%	0	0%
Fringe benefits	130	4%	26	12%	0	0%	0	0%
Pension benefits	2,666 [1]	86%	0	0%	0	0%	0	0%
Total compensation	3,117	100%	211	100%	2,071	100%	326	100%

1 The shown value represents capital payments.

	Nicolas Moreau Member until Dec 31, 2018
	2021
	DB AG	DWS Management GmbH	Overall
	in € t.	in € t.	in € t.	in %
Deferred variable compensation
Restricted Incentive Awards	79	90	169	57%
Equity Awards[1]	0	130	130	43%
Fringe benefits	0	0	0	0%
Pension benefits	0	0	0	0%
Total compensation	79	220	299	100%

1 The equity awards shown are share-based instruments granted by DWS Management GmbH. Details of these instruments can be found in the DWS Annual Report.

	Kimberly Hammonds Member until May 24, 2018		Dr. Marcus Schenck Member until May 24, 2018		John Cryan Member until April 8, 2018		Hermann-Josef Lamberti Member until May 31, 2012
	2021		2021		2021		2021
	in € t.	in %	in € t.	in %	in € t.	in %	in € t.	in %
Deferred variable compensation
Restricted Incentive Awards	52	42%	65	100%	47	100%	0	0%
Equity Awards	0	0%	0	0%	0	0%	0	0%
Fringe benefits	73	59%	0	0%	0	0%	0	0%
Pension benefits	0	0%	0	0%	0	0%	1,414	100%
Total compensation	124	100%	65	100%	47	100%	1,414	100%

	Josef Ackermann Member until May 31, 2012
	2021
	in € t.	in %
Deferred variable compensation
Restricted Incentive Awards	0	0%
Equity Awards	0	0%
Fringe benefits	0	0%
Pension benefits	924	100%
Total compensation	924	100%

Outlook for the 2022 financial year

Planned changes on the Management Board

Stuart Lewis will resign as member of the Management Board and Chief Risk Officer according to plan with effect from the day of the General Meeting on May 19, 2022. The appointment of his successor, Olivier Vigneron, takes place with effect from May 20, 2022. Olivier Vigneron will initially work for Deutsche Bank as Senior Group Director (Generalbevollmächtigter), starting as of March 1, 2022. As a result, a smooth transition of tasks and responsibilities of the Chief Risk Officer can be secured. The Management Board will thus continue to comprise 10 members.

Total target compensation and maximum compensation

The Supervisory Board has decided that the total target compensation for 2022 will in principle remain unchanged compared to 2021. The total target compensation for the new board member Olivier Vigneron in his future function as Chief Risk Officer will be € 6,500,000 in line with the compensation of other Management Board members with responsibility for an infrastructure area (except for the CFO and the current CRO). This sum consists of a basic salary of € 2,400,000 gross and a target variable compensation of € 4,100,000 gross. The maximum variable compensation is € 6,150,000 gross.

The limits on compensation for the members of the Management Board remain unchanged versus the 2021 financial year. This means that the maximum possible achievement level for variable compensation amounts to 150%, and there is a cap at € 9.85 million that limits the sum of base salary, STA and LTA. In addition, in accordance with Section 87a (1) sentence 2 No. 1 of the German Stock Corporation Act (AktG), the limit set for total compensation is maintained unchanged at € 12 million uniformly for all members of the Management board as the maximum cap based on the financial year.

Targets and objectives for 2022

The structure of the targets and objectives and the individual components of Management Board compensation applied in 2022 will be in line with the compensation system approved by the General Meeting.

Short-Term Award

Unchanged from 2021, the amount of the Short-Term Award for the 2022 financial year will continue to be based on the achievement level of the short and medium-term individual and divisional objectives. It comprises three elements with different weightings:

  – Individual Objectives (50%)
  – Individual Balanced Scorecards (25%)
  – Annual Priorities (25%)

For each of these elements, an achievement level is determined for the performance year at the beginning of the following year based on an assessment of the measurement and performance criteria set by the Supervisory Board at the beginning of the year under review. The achievement level determines the factor for calculating the amount of the Short-Term Award for the preceding financial year.

Long-Term Award

In 2022, when determining the variable compensation, the focus is, again, placed on the achievement of long-term objectives linked to the strategy. The objectives and their weightings within the LTA for 2022 are unchanged compared to 2021:

  – ESG Factor (33.33%)
  – Relative Total Shareholder Return (25%)
  – Organic Capital Growth (25%)
  – Group Component (16.67%)

The ESG matrix will be continuously and consistently developed over time in line with sustainability strategy. As announced when the new compensation system was published in 2021, an amendment was made to an important objective in the area of climate risk management. The disclosure of the corporate credit book carbon footprint and the setting of CO2 intensity reduction targets for key industries will be pursued by the end of 2022 in line with the Net Zero Banking Alliance commitment. The high importance of this objective for the bank’s sustainability strategy is reflected in a corresponding weighting within the matrix. In the area of own business, a reduction was made to a target and thus a concentration on the permanent reduction of building energy requirements. The importance of the ambitious roadmap to reach 35 % of women in vice president to managing director positions by 2025 is reflected in a higher weighting within the matrix. The two corporate governance objectives remain high in their weighting, at 50 % of the ESG factor. This underlines the importance of measures to combat economic crime and prevent money laundering activities, as well as compliance with regulatory requirements.

The objectives of the ESG Matrix for the financial year 2022 are therefore the following:

The targets for the Relative Total Shareholder Return in relation to the average share returns of a selected peer group and for the Organic Capital Growth remain unchanged in 2022.

The Group component will continue to consist of 4 sub-objectives in 2022. Two of them, the "Core capital ratio (CET1 ratio)" and "Return on tangible equity (RoTE)" are unchanged compared to 2021 financial year. New objectives are the "cost-income ratio" and a sustainable finance volume metric.

Compensation of members of the Supervisory Board

Supervisory Board compensation is regulated in Section 14 of the Articles of Association, which can be amended by the General Meeting if necessary. The compensation provisions redesigned in 2013 were last amended by resolution of the General Meeting on May 27, 2021, and became effective on July 23, 2021. Accordingly, the following provisions apply:

The members of the Supervisory Board receive fixed annual compensation (“Supervisory Board Compensation”). The annual base compensation amounts to € 100,000 for each Supervisory Board member. The Supervisory Board Chairman receives twice that amount and the Deputy Chairperson one and a half times that amount.

Members and chairs of the committees of the Supervisory Board are paid additional fixed annual compensation as follows:

	Dec 31, 2021
Committee in €	Chair	Member
Audit Committee	200,000	100,000
Risk Committee	200,000	100,000
Nomination Committee	100,000	50,000
Mediation Committee	0	0
Integrity Committee	200,000	100,000
Chairman’s Committee	100,000	50,000
Compensation Control Committee	100,000	50,000
Strategy Committee	100,000	50,000
Technology, Data and Innovation Committee	200,000	100,000

* Starting from the entry of the amendment to the Articles of Association in the Commercial Register on July 23, 2021. Until this date, the additional fixed annual compensation paid for Technology, Data and Innovation Committee work in the 2021 financial year was as follows: Chair: €100,000, members: €50,000.

75 % of the compensation determined is disbursed to each Supervisory Board member after submitting invoices within the first three month of the following year. The other 25 % is converted by the company at the same time into company shares based on the average closing price on the Frankfurt Stock Exchange (Xetra or successor system) during the last ten trading days of the preceding January, calculated to three digits after the decimal point. The share value of this number of shares is paid to the respective Supervisory Board member in February of the year following his departure from the Supervisory Board or the expiration of his term of office, based on the average closing price on the Frankfurt Stock Exchange (Xetra or successor system) during the last ten trading days of the preceding January, provided that the member does not leave the Supervisory Board due to important cause which would have justified dismissal (forfeiture regulation).

In case of a change in Supervisory Board membership during the year, compensation for the financial year will be paid on a pro rata basis, rounded up/down to full months. For the year of departure, the entire compensation is paid in cash; a forfeiture regulation applies to 25 % of the compensation for that financial year.

The company reimburses the Supervisory Board members for the cash expenses they incur in the performance of their office, including any value added tax (VAT) on their compensation and reimbursements of expenses. Furthermore, any employer contributions to social security schemes that may be applicable under foreign law to the performance of their Supervisory Board work shall be paid for each Supervisory Board member affected. Finally, the Supervisory Board Chairman will be reimbursed appropriately for travel expenses incurred in performing representative tasks due to his function and reimbursed for costs for the security measures required based on his function.

In the interest of the company, the members of the Supervisory Board will be included in an appropriate amount, with a deductible, in any financial liability insurance policy held by the company. The premiums for this are paid by the company.

Supervisory Board Compensation for the 2021 and 2020 financial years

Individual members of the Supervisory Board received the following compensation for the 2021 and 2020 financial years (excluding value added tax). The following two tables show the compensation paid and owed to the members of the Supervisory Board in the 2021 and 2020 financial years pursuant to Section 162 (1) sentence 1 of the German Stock Corporation Act (AktG).

	Compensation for fiscal year 2021
Members of the Supervisory Board	Base salary		Compensation for Committees[1]		Total Compensation	Thereof payable in 1st quarter 2022
	in €	in %	in €	in %	in €	in €	in %
Dr. Paul Achleitner	200,000	23%	670,833	77%	870,833	653,125	75%
Detlef Polaschek	150,000	33%	300,000	67%	450,000	337,500	75%
Ludwig Blomeyer-Bartenstein	100,000	33%	200,000	67%	300,000	225,000	75%
Frank Bsirske[2]	83,333	33%	166,667	67%	250,000	250,000	100%
Mayree Clark	100,000	22%	350,000	78%	450,000	337,500	75%
Jan Duscheck	100,000	37%	170,833	63%	270,833	203,125	75%
Dr. Gerhard Eschelbeck	100,000	46%	116,667	54%	216,667	162,500	75%
Sigmar Gabriel	100,000	50%	100,000	50%	200,000	150,000	75%
Timo Heider	100,000	34%	191,667	66%	291,667	218,750	75%
Martina Klee	100,000	59%	70,833	41%	170,833	128,125	75%
Henriette Mark	100,000	40%	150,000	60%	250,000	187,500	75%
Gabriele Platscher	100,000	33%	200,000	67%	300,000	225,000	75%
Bernd Rose	100,000	31%	220,833	69%	320,833	240,625	75%
Gerd Alexander Schütz[3]	41,667	83%	8,333	17%	50,000	50,000	100%
John Alexander Thain	100,000	50%	100,000	50%	200,000	150,000	75%
Michele Trogni	100,000	26%	291,667	74%	391,667	293,750	75%
Dr. Dagmar Valcárcel	100,000	22%	350,000	78%	450,000	337,500	75%
Stefan Viertel	100,000	41%	141,667	59%	241,667	181,250	75%
Dr. Theodor Weimer	100,000	50%	100,000	50%	200,000	150,000	75%
Frank Werneke[4]	8,333	100%	0	0%	8,333	6,250	75%
Prof. Dr. Norbert Winkeljohann	100,000	20%	395,833	80%	495,833	371,875	75%
Frank Witter[5]	58,333	41%	83,333	59%	141,667	106,250	75%
Total	2,141,666	33%	4,379,166	67%	6,520,833	4,965,625	76%

1 The respective memberships of the Supervisory Board committees in the 2021 financial year are presented in the "Supervisory Board" section of our Corporate Governance Statement in the Annual Report 2021.

2 Member of the Supervisory Board until October 27, 2021.

3 Member of the Supervisory Board until May 27, 2021.

4 Member of the Supervisory Board since November 25, 2021.

5 Member of the Supervisory Board since May 27, 2021.

	Compensation for fiscal year 2020
Members of the Supervisory Board	Base salary		Compensation for Committees[1]		Total Compensation	Thereof paid in 1st quarter 2021
	in €	in %	in €	in %	in €	in €	in %
Dr. Paul Achleitner[2]	183,333	23%	618,750	77%	802,083	601,563	75%
Detlef Polaschek	150,000	33%	300,000	67%	450,000	337,500	75%
Ludwig Blomeyer-Bartenstein	100,000	33%	200,000	67%	300,000	225,000	75%
Frank Bsirske	100,000	33%	200,000	67%	300,000	225,000	75%
Mayree Clark	100,000	24%	325,000	76%	425,000	318,750	75%
Jan Duscheck	100,000	40%	150,000	60%	250,000	187,500	75%
Dr. Gerhard Eschelbeck	100,000	67%	50,000	33%	150,000	112,500	75%
Sigmar Gabriel[3]	83,333	50%	83,333	50%	166,667	125,000	75%
Katherine Garrett-Cox[4]	41,667	42%	58,333	58%	100,000	100,000	100%
Timo Heider	100,000	40%	150,000	60%	250,000	187,500	75%
Martina Klee	100,000	67%	50,000	33%	150,000	112,500	75%
Henriette Mark	100,000	40%	150,000	60%	250,000	187,500	75%
Gabriele Platscher	100,000	33%	200,000	67%	300,000	225,000	75%
Bernd Rose	100,000	36%	175,000	64%	275,000	206,250	75%
Gerd Alexander Schütz	100,000	57%	75,000	43%	175,000	131,250	75%
Stephan Szukalski[5]	100,000	50%	100,000	50%	200,000	200,000	100%
John Alexander Thain	100,000	50%	100,000	50%	200,000	150,000	75%
Michele Trogni	100,000	29%	250,000	71%	350,000	262,500	75%
Dr. Dagmar Valcárcel	100,000	24%	325,000	76%	425,000	318,750	75%
Dr. Theodor Weimer[6]	58,333	54%	50,000	46%	108,333	81,250	75%
Prof. Dr. Norbert Winkeljohann	100,000	22%	350,000	78%	450,000	337,500	75%
Total	2,116,666	35%	3,960,416	65%	6,077,083	4,632,813	76%

1 The respective memberships of the Supervisory Board committees in the 2020 financial year are presented in the "Supervisory Board" section of our Corporate Governance Statement in the Annual Report 2020.

2 In the context of the discussion of a voluntary waiver by senior managers of the Bank of portions of their compensation claims, Dr. Achleitner offered to waive a portion of his future compensation claim equivalent to one-twelfth (€72,917) of his compensation for the 2020 financial year pursuant to the Articles of Association. The Management Board accepted this offer.

3 Member of the Supervisory Board since March 11, 2020.

4 Member of the Supervisory Board until May 20, 2020.

5 Member of the Supervisory Board until December 31, 2020.

6 Member of the Supervisory Board since May 20, 2020.

Following the submission of invoices 25 % of the compensation determined for each Supervisory Board member for the 2021 financial year was converted into notional shares of the company on the basis of a share price of € 11.620 (average closing price on the Frankfurt Stock Exchange (Xetra) during the last ten trading days of January 2022). Members who left the Supervisory Board in 2021 were paid the entire amount of compensation in cash.

The following table shows the number of notional shares of the Supervisory Board members, to three digits after the decimal point, that were awarded in the first three months 2022 as part of their 2021 compensation, and the change versus the prior year, the number of notional shares accrued from previous years as part of the compensation, the total number of notional shares accumulated during the respective periods of membership in the Supervisory Board, and the change versus the prior year, as well as the total amounts paid out in February 2022 for members that left the Supervisory Board.

	Number of notional shares
Members of the Supervisory Board	Converted in February 2022 as part of the compensation 2021	Change compared to previous year in %	Total number accrued during the current term of office	Total (cumulative)	Change compared to previous year in %	In February 2022 payable in €¹
Dr. Paul Achleitner	18,735.657	-17%	85,709.128	104,444.785	22%	0
Detlef Polaschek	9,681.583	-23%	35,228.225	44,909.808	27%	0
Ludwig Blomeyer-Bartenstein	6,454.389	-23%	23,485.483	29,939.872	27%	0
Frank Bsirske[2]	0	N/A	23,485.483	23,485.483	0%	272,901
Mayree Clark	9,681.583	-19%	30,167.795	39,849.378	32%	0
Jan Duscheck	5,826.879	-17%	19,571.236	25,398.115	30%	0
Dr. Gerhard Eschelbeck	4,661.503	11%	13,992.360	18,653.863	33%	0
Sigmar Gabriel	4,302.926	-8%	4,671.099	8,974.025	92%	0
Timo Heider	6,275.100	-10%	19,571.236	25,846.336	32%	0
Martina Klee	3,675.416	-13%	11,742.742	15,418.158	31%	0
Henriette Mark	5,378.657	-23%	19,571.236	24,949.893	27%	0
Gabriele Platscher	6,454.389	-23%	23,485.483	29,939.872	27%	0
Bernd Rose	6,902.610	-10%	20,271.901	27,174.511	34%	0
Gerd Alexander Schütz[3]	0	N/A	12,443.407	12,443.407	0%	144,592
John Alexander Thain	4,302.926	-23%	15,656.989	19,959.915	27%	0
Michele Trogni	8,426.583	-14%	25,552.883	33,979.446	33%	0
Dr. Dagmar Valcárcel	9,681.583	-19%	17,239.860	26,921.443	56%	0
Stefan Viertel[4]	5,199.369	N/A	0	5,199.369	N/A	0
Dr. Theodor Weimer	4,302.926	42%	3,036.214	7,339.140	142%	0
Frank Werneke[5]	179.289	N/A	0	179.289	N/A	0
Prof. Dr. Norbert Winkeljohann	10,667.671	-15%	27,895.277	38,562.948	38%	0
Frank Witter[6]	3,047.906	N/A	0	3,047.906	N/A	0
Total	133,838.925	-17%	432,778.037	566,616.962	31%	417,493

1 At a value of €11.620 based on the average closing price on the Frankfurt Stock Exchange (Xetra or successor system) during the last ten trading days of January 2022.

2 Member until October 27, 2021.

3 Member until May 27, 2021.

4 Member since January 1, 2021.

5 Member since November 25, 2021.

6 Member since May 27, 2021.

All employee representatives on the Supervisory Board, with the exception of Frank Bsirske (member until October 27, 2021), Jan Duscheck and Frank Werneke (member since November 25, 2021), are employed by Deutsche Bank Group. In the 2021 financial year, we paid such members a total amount of € 1.29 million in the form of salary, retirement and pension compensation in addition to their Supervisory Board compensation.

We do not provide members of the Supervisory Board with any benefits after they have left the Supervisory Board, though members who are or were employed by us are entitled to the benefits associated with the termination of such employment. During 2021, we set aside € 0.06 million for pension, retirement or similar benefits for the members of the Supervisory Board who are or were employed by us.

With the agreement of the Bank’s Management Board, Dr. Paul Achleitner performs representative functions in various ways on an unpaid basis for the Bank and participates in opportunities for referrals of business for the Bank. These tasks are related to the functional responsibilities of the Chairman of the Supervisory Board of Deutsche Bank AG. In this respect, the reimbursement of costs is provided for in the Articles of Association. On the basis of a separate contractual agreement, the Bank provides Dr. Paul Achleitner with infrastructure and support services free of charge for his services in the interest of the Bank. He is therefore entitled to avail himself of internal resources for preparing and carrying out these activities. The Bank’s security and car services are available for Dr. Paul Achleitner for use free of charge for these tasks. The Bank also reimburses travel expenses and attendance fees and covers the taxes for any non-cash benefits provided. On September 24, 2012, the Chairman’s Committee approved the conclusion of this agreement. The provisions apply for the duration of Dr. Paul Achleitner’s tenure as Chairman of the Supervisory Board and are reviewed on an annual basis for appropriateness. Under this agreement between Deutsche Bank and Dr. Achleitner, support services equivalent to € 95,000 (2020: € 135,000) were provided and reimbursements for expenses amounting to € 209,589 (2020 € 150,290) were paid during the 2021 financial year.

Comparative presentation of compensation and earnings trends

The following table shows the comparative presentation of the change from year to year in the compensation, in the earnings of the company and the Group as well as the average compensation of employees on a full-time equivalent basis. The information provided pursuant to Section 162 (1) sentence 2 No. 2 of the German Stock Corporation Act (AktG) will be successively expanded with the change from one financial year to the prior year until a reporting period of five years is reached. Starting with the 2025 financial year, the year-to-year changes will be shown for each of the past five years.

The information on the compensation of the current and former members of the Management Board and Supervisory Board reflects the individualized statement in the Compensation Report of the paid or owed compensation pursuant to Section 162 (1) sentence 2 No. 1 of the German Stock Corporation Act (AktG). The presentation of the development of the company’s earnings is to reflect, according to the legal requirements, those of the stand-alone listed company, i.e. Deutsche Bank AG. Accordingly, the net income (net loss) of Deutsche Bank AG is used to present earnings within the meaning of Section 162 (1) sentence 2 No. 2 of the German Stock Corporation Act (AktG). As the Management Board compensation is measured on the basis of Group figures, the earnings figures for the Group are additionally shown for the comparative presentation. These Group earnings figures are net income (net loss), cost-income ratio and Return on Tangible Equity (RoTE). For the group of employees for the comparison, the data relevant for Deutsche Bank Group were used in light of Deutsche Bank’s global workforce. The group of employees for the comparison comprises all of the employees worldwide of Deutsche Bank Group.

	2021	2020	Annual change from 2020 in %
1. Company profit development
Net income (net loss) of Deutsche Bank AG (in € bn)	1,961	(1,769)	N/M
Net income (net loss) of Deutsche Bank Group (in € bn)	2,365	495	N/M
Cost-income ratio of Deutsche Bank Group (in %)	84.6%	88.3%	(4)
Return on Tangible Equity (RoTE) of Deutsche Bank Group (in %)	3.8%	0.2%	N/M
2. Average compensation employees
World-wide on a full-time equivalent basis[1]	118,477	118,765	(0)
3. Management Board compensation (in € tsd.)
Current Management Board members
Christian Sewing	3,867	3,352	15
Karl von Rohr	3,235	2,930	10
Fabrizio Campelli	2,420	2,222	9
Bernd Leukert	2,419	2,222	9
Stuart Lewis	3,079	2,912	6
James von Moltke	4,009	3,635	10
Alexander von zur Mühlen (Member since August 1, 2020)	3,157	1,282	146
Christiana Riley	3,079	3,034	1
Rebecca Short (Member since May 1, 2021)	1,606	-	N/M
Stefan Simon (Member since August 1, 2020)	2,446	1,007	143
Members who left the Management Board during the financial year
Frank Kuhnke (Member until 30 April 2021)	2,264	2,207	3
Members who left the Management Board before the financial year
Werner Steinmüller (Member until July 31, 2020)	3,117	2,436	28
Sylvie Matherat (Member until July 31, 2019)	211	910	(77)
Garth Ritchie (Member until July 31, 2019)	2,071	2,809	(26)
Frank Strauß (Member until July 31, 2019)	326	2,168	(85)
Nicolas Moreau (Member until Dec 31, 2018)	299	1,826	(84)
Kimberly Hammonds (Member until May 24, 2018)	124	52	138
Dr. Marcus Schenck (Member until May 24, 2018)	65	65	−
John Cryan (Member until April 8, 2018)	47	47	−
Hermann-Josef Lamberti (Member until May 31, 2012)	1,414	1,450	(2)
Josef Ackermann (Member until May 31, 2012)	924	911	1
4. Supervisory Board compensation (in € tsd.)
Current Supervisory Board members
Dr. Paul Achleitner	871	802	9
Detlef Polaschek	450	450	−
Ludwig Blomeyer-Bartenstein	300	300	−
Mayree Clark	450	425	6
Jan Duscheck	271	250	8
Dr. Gerhard Eschelbeck	217	150	44
Sigmar Gabriel (Member since March 11, 2020)	200	167	20
Timo Heider	292	250	17
Martina Klee	171	150	14
Henriette Mark	250	250	−
Gabriele Platscher	300	300	−
Bernd Rose	321	275	17
John Alexander Thain	200	200	−
Michele Trogni	392	350	12
Dr. Dagmar Valcárcel	450	425	6
Stefan Viertel (Member since January 1, 2021)	242	-	N/M
Dr. Theodor Weimer (Member since May 20, 2020)	200	108	85
Frank Werneke (Member since November 25, 2021)	8	-	N/M
Prof. Dr. Norbert Winkeljohann	496	450	10
Frank Witter (Member since May 27, 2021)	142	-	N/M
Former Members of the Supervisory Board
Frank Bsirske (Member until October 27, 2021)	250	300	(17)
Gerd Alexander Schütz (Member until May 27, 2021)	50	175	(71)
Stephan Szukalski (Member until December 31, 2020)	-	200	N/M
Katherine Garrett-Cox (Member until May 20, 2020)	-	100	N/M

1 The average compensation of employees is determined by the total compensation of the year divided by the number of employees (full-time equivalent).

Independent auditor’s report

To Deutsche Bank Aktiengesellschaft, Frankfurt am Main

We have audited the attached remuneration report of Deutsche Bank Aktiengesellschaft, Frankfurt am Main, prepared to comply with Sec. 162 AktG [“Aktiengesetz”: German Stock Corporation Act] for the fiscal year from 1. January 2021 to 31. December 2021 and the related disclosures.

Responsibilities of the executive directors and the supervisory board

The executive directors and supervisory board of Deutsche Bank Aktiengesellschaft are responsible for the preparation of the remuneration report and the related disclosures in compliance with the requirements of Sec. 162 AktG. In addition, the executive directors and supervisory board are responsible for such internal control as they determine is necessary to enable the preparation of a remuneration report and the related disclosures that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on this remuneration report and the related disclosures based on our audit. We conducted our audit in compliance with German Generally Accepted Standards for Financial Statement Audits promulgated by the Institut der Wirtschaftsprüfer [Institute of Public Auditors in Germany] (IDW). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the remuneration report and the related disclosures are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts in the remuneration report and the related disclosures. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the remuneration report and the related disclosures, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the preparation of the remuneration report and the related disclosures in order to plan and perform audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the accounting policies used and the reasonableness of accounting estimates made by the executive directors and supervisory board, as well as evaluating the overall presentation of the remuneration report and the related disclosures.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, on the basis of the knowledge obtained in the audit, the remuneration report for the fiscal year from 1. January 2021 to 31. December 2021 and the related disclosures comply, in all material respects, with the financial reporting provisions of Sec. 162 AktG.

Other matter – formal audit of the remuneration report

The audit of the content of the remuneration report described in this auditor’s report comprises the formal audit of the remuneration report required by Sec. 162 (3) AktG and the issue of a report on this audit. As we are issuing an unqualified opinion on the audit of the content of the remuneration report, this also includes the opinion that the disclosures pursuant to Sec. 162 (1) and (2) AktG are made in the remuneration report in all material respects.

Limitation of liability

The “General Engagement Terms for Wirtschaftsprüfer and Wirtschaftsprüfungsgesellschaften [German Public Auditors and Public Audit Firms]” as issued by the IDW on 1 January 2017, which are attached to this report, are applicable to this engagement and also govern our responsibility and liability to third parties in the context of this engagement.

Eschborn/Frankfurt am Main, March, 7th 2022

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Lösken Mai

Wirtschaftsprüfer Wirtschaftsprüfer
[German Public Auditor] [German Public Auditor]

Compensation of the employees (unaudited)

The content of the 2021 Employee Compensation Report is based on the qualitative and quantitative remuneration disclosure requirements outlined in Article 450 No. 1 (a) to (j) Capital Requirements Regulation (CRR) in conjunction with Section 16 of the Remuneration Ordinance for Institutions (Institutsvergütungsverordnung – InstVV).

This Compensation Report takes a group-wide view and covers all consolidated entities of the Deutsche Bank Group. In accordance with regulatory requirements, equivalent reports for 2021 are prepared for the following Significant Institutions within Deutsche Bank Group: BHW Bausparkasse AG, Germany; Deutsche Bank Luxembourg S.A., Luxembourg; Deutsche Bank S.p.A., Italy; Deutsche Bank Mutui S.p.A., Italy; Deutsche Bank S.A.E., Spain.

Regulatory Environment

Ensuring compliance with regulatory requirements is an overarching consideration in our Group Compensation Strategy. We strive to be at the forefront of implementing regulatory requirements with respect to compensation and will continue to work closely with our prudential supervisor, the European Central Bank (ECB), to be in compliance with all existing and new requirements.

As an EU-headquartered institution, Deutsche Bank is subject to the Capital Requirements Regulation / Directive (CRR / CRD) globally, as transposed into German national law in the German Banking Act and InstVV. We have already comprehensively adopted the rules in its current version, InstVV 4.0 effective September 25, 2021, for all of Deutsche Bank subsidiaries and branches world-wide to the extent required in accordance with Section 27 InstVV. As a Significant Institution within the meaning of InstVV, Deutsche Bank identifies all employees whose work is deemed to have a material impact on the overall risk profile (Material Risk Takers or MRTs) in accordance with the updated criteria stipulated in the German Baking Act and in the Commission Delegated Regulation 2021/923. MRTs are, as in the past years, identified at a Group level and at the level of Significant Institutions. Moreover, as per the requirements which came into force in 2021 and in accordance with the German Banking Act, Deutsche Bank also identifies MRTs for all CRR institutions at a solo level.

Taking into account more specific sectorial legislation and in accordance with InstVV, some of Deutsche Bank’s subsidiaries (in particular within the DWS Group) fall under the local transpositions of the Alternative Investments Fund Managers Directive (AIFMD) or the Undertakings for Collective Investments in Transferable Securities Directive (UCITS). We also identify MRTs in these subsidiaries. Identified employees are subject to the remuneration provisions outlined in the Guidelines on sound remuneration policies under AIFMD/UCITS published by the European Securities and Markets Authority (ESMA).

Deutsche Bank takes into account the regulations targeted at employees who engage directly or indirectly with the bank’s clients, for instance as per the local transpositions of the Markets in Financial Instruments Directive II – MiFID II. Accordingly, we have implemented specific provisions for employees deemed to be Relevant Persons to ensure that they act in the best interest of our clients.

Where applicable, Deutsche Bank is also subject to specific rules and regulations implemented by local regulators. Many of these requirements are aligned with the InstVV. However, where variations are apparent, proactive and open discussions with regulators have enabled us to follow the local regulations whilst ensuring that any impacted employees or locations remain within the bank’s overall Group Compensation Framework. This includes, for example, the compensation structures applied to Covered Employees in the United States under the requirements of the Federal Reserve Board. In any case, we apply the InstVV requirements as minimum standards globally.

Compensation Governance

Deutsche Bank has a robust governance structure enabling it to operate within the clear parameters of its Compensation Strategy and Policy. In accordance with the German two-tier board structure, the Supervisory Board governs the compensation of the Management Board members while the Management Board oversees compensation matters for all other employees in the Group. Both the Supervisory Board and the Management Board are supported by specific committees and functions, in particular the Compensation Control Committee (CCC), the Compensation Officer, and the Senior Executive Compensation Committee (SECC).

In line with their responsibilities, the bank’s control functions are involved in the design and application of the bank’s remuneration systems, in the identification of MRTs and in determining the total amount of VC. This includes assessing the impact of employees’ behavior and the business-related risks, performance criteria, granting of remuneration and severances as well as ex-post risk adjustments.

Reward Governance structure

1 Does not comprise a complete list of Supervisory Board Committees.

Compensation Control Committee (CCC)

The Supervisory Board has set up the CCC to support in establishing and monitoring the structure of the compensation system for the Management Board Members of Deutsche Bank AG. Furthermore, the CCC monitors the appropriateness of the compensation systems for the employees of Deutsche Bank Group, as established by the Management Board and the SECC. The CCC reviews whether the total amount of variable compensation is affordable and set in accordance with the risk, capital and liquidity situation as well as in alignment with the business and risk strategies. Furthermore, the CCC supports the Supervisory Board in monitoring the MRT identification process.

The CCC consists of the Chairperson of the Supervisory Board and five further Supervisory Board Members, three of which are employee representatives. The Committee held six meetings in the calendar year 2021. The members of the Risk Committee attended two meetings as guests. Further details can be found in the Report of the Supervisory Board within the Annual Report.

Compensation Officer

The Management Board, in cooperation with the CCC, has appointed a Group Compensation Officer to support the Supervisory Boards of Deutsche Bank AG and of the bank’s Significant Institutions in Germany in performing their compensation related duties. The Compensation Officer is involved in the conceptual review, development, monitoring and application of the employees’ compensation systems, the MRT identification and remuneration disclosures on an ongoing basis. The Compensation Officer performs all relevant monitoring obligations independently, provides an assessment on the appropriateness of the design and practices of the compensation systems for employees at least annually and regularly supports and advises the CCC.

Senior Executive Compensation Committee (SECC)

The SECC is a delegated committee established by the Management Board which has the mandate to develop sustainable compensation principles, to prepare recommendations on Total Compensation levels and to ensure appropriate compensation governance and oversight. The SECC establishes the Compensation and Benefits Strategy and Policy. Moreover, using quantitative and qualitative factors, the SECC assesses Group and divisional performance as a basis for compensation decisions and makes recommendations to the Management Board regarding the total amount of annual variable compensation and its allocation across business divisions and infrastructure functions.

In order to maintain its independence, only representatives from infrastructure and control functions who are not aligned to any of the business divisions are members of the SECC. In 2021, the SECC’s membership comprised of the Global Head of Human Resources and the Chief Financial Officer as Co-Chairpersons, as well as the Chief Risk Officer (the latter two are Management Board Members), the Global Head of Compliance, the Global Head of Performance & Reward as well as an additional representative from both Finance and Risk as voting members. The Compensation Officer, the Deputy Compensation Officer and an additional representative from Finance participated as non-voting members. The SECC generally meets on a monthly basis but with more frequent meetings during the compensation process. It held 16 meetings in total with regard to the compensation process for the performance year 2021.

Compensation Strategy

Deutsche Bank recognizes that its compensation framework plays a vital role in supporting its strategic objectives. It enables us to attract and retain the individuals required to achieve our bank’s objectives. The Compensation and Benefits Strategy is aligned to Deutsche Bank’s business strategy, risk strategy, and to its corporate values and beliefs as outlined below.

Group Compensation Framework

Our compensation framework, generally applicable globally across all regions and business lines, emphasizes an appropriate balance between Fixed Pay (FP) and Variable Compensation (VC) – together forming Total Compensation (TC). It aligns incentives for sustainable performance at all levels of Deutsche Bank whilst ensuring the transparency of compensation decisions and their impact on shareholders and employees. The underlying principles of our compensation framework are applied to all employees equally, irrespective of differences in seniority, tenure, gender or ethnicity.

Pursuant to CRD and the requirements subsequently adopted in the German Banking Act, Deutsche Bank is subject to a ratio of 1:1 with regard to fixed-to-variable remuneration components, which was increased to 1:2 with shareholder approval on May 22, 2014 with an approval rate of 95.27%, based on valid votes by 27.68 % of the share capital represented at the Annual General Meeting. Nonetheless, the bank has determined that employees in specific infrastructure functions should continue to be subject to a ratio of at least 1:1 while Control Functions as defined by InstVV are subject to a ratio of 2:1.

The bank has assigned a Reference Total Compensation (RTC) to eligible employees that describes a reference value for their role. This value provides our employees orientation on their FP and VC. Actual individual TC can be at, above or below the Reference Total Compensation, depending on VC decisions.

Fixed Pay is used to compensate employees for their skills, experience and competencies, commensurate with the requirements, size and scope of their role. The appropriate level of FP is determined with reference to the prevailing market rates for each role, internal comparisons and applicable regulatory requirements. FP plays a key role in permitting us to meet our strategic objectives by attracting and retaining the right talent. For the majority of our employees, FP is the primary compensation component.

Variable Compensation reflects affordability and performance at Group, divisional, and individual level. It allows us to differentiate individual performance and to drive behavior through appropriate incentives that can positively influence culture. It also allows for flexibility in the cost base. VC generally consists of two elements – the Group VC Component and the Individual VC Component.

The Group VC Component is based on one of the overarching goals of the compensation framework – to ensure an explicit link between VC and the performance of the Group. To assess our annual achievements in reaching our strategic targets, the four Key Performance Indicators (KPIs) utilized as the basis for determining the 2021 Group VC Component were: Common Equity Tier 1 (CET 1) Capital Ratio, Leverage Ratio, Adjusted Costs, and Post-Tax Return on Tangible Equity (RoTE). These four KPIs represent the bank’s capital, leverage, profitability, and cost targets.

The Individual VC Component is delivered either in the form of Individual VC, generally applicable for employees at the level of Vice President (VP) and above, or as Recognition Award, generally applicable for employees at the level of Assistant Vice President (AVP) and below. In case of negative performance contributions or misconduct, an employee’s VC can be reduced accordingly and can go down to zero. VC is granted and paid out subject to Group affordability. Under our compensation framework, there continues to be no guarantee of VC in an existing employment relationship. Such arrangements are utilized only on a very limited basis for new hires in the first year of employment and are subject to the bank’s standard deferral requirements.

Key components of the compensation framework

1 Some Assistant Vice Presidents and below in select entities and divisions are eligible for Individual VC in lieu of the Recognition Award.

Individual VC takes into consideration a number of financial and non-financial factors, including the applicable divisional performance, the employee’s individual performance, conduct, and adherence to values and beliefs, as well as additional factors such as the bank’s strategic decisions and retention considerations.

Recognition Awards provide the opportunity to acknowledge and reward outstanding contributions made by the employees of lower seniority levels in a timely and transparent manner. Generally, the overall size of the Recognition Award budget is directly linked to a set percentage of FP for the eligible population and it is currently paid out twice a year, based on a review of nominations and contributions in a process managed at the divisional level.

In the context of InstVV, severance payments are considered variable compensation. The bank’s severance framework ensures full alignment with the respective InstVV requirements.

Employee benefits complement Total Compensation and are considered FP from a regulatory perspective, as they have no direct link to performance or discretion. They are granted in accordance with applicable local market practices and requirements. Pension expenses represent the main element of the bank’s benefits portfolio globally.

Employee Groups with specific Compensation Structures

For some areas of our bank, compensation structures apply that deviate, within regulatory boundaries, in some aspects from the Group Compensation Framework outlined above.

Postbank units

While generally executive staff of former Postbank follow the remuneration structure of Deutsche Bank, the compensation for any other staff in Postbank units is based on specific frameworks agreed with trade unions or with the respective workers’ councils. Where no collective agreements exist, compensation is subject to individual contracts. In general, non-executive and tariff staff in Postbank units receive VC, but the structure and portion of VC can differ between legal entities.

DWS

The vast majority of DWS asset management entities and employees fall under AIFMD or UCITS, while a limited number of employees remain in scope of bank’s Group Compensation Framework and InstVV. DWS has established its own compensation governance, policy, and structures, as well as Risk Taker identification process in line with AIFMD/UCITS requirements. These structures and processes are aligned with InstVV where required, but tailored towards the Asset Management business. Pursuant to the ESMA Guidelines, DWS’s compensation strategy is designed to ensure an appropriate ratio between fixed and variable compensation.

Generally, DWS applies remuneration rules that are equivalent to the Deutsche Bank Group approach, but use DWS Group-related parameters, where possible. Notable deviations from the Group Compensation Framework include the use of share-based instruments linked to DWS shares and fund-linked instruments. These serve to improve the alignment of employee compensation with DWS’ shareholders’ and investors’ interests.

Control Functions

In line with InstVV, the bank has defined control functions that are subject to specific regulatory requirements. These control functions comprise Risk, Compliance, Anti-Financial Crime, Group Audit, parts of Human Resources, and the Compensation Officer and his Deputy. To prevent conflicts of interest, the parameters used to determine the Individual VC Component of these control functions do not follow the same parameters being used for the business they oversee. Based on their risk profile, these functions are subject to a fixed-to-variable pay ratio of 2:1.

In addition, for some corporate functions that perform internal control roles (including Legal, Group Finance, Group Tax, Regulation, and other parts of Human Resources), the bank has determined a fixed-to-variable pay ratio of 1:1.

Tariff staff

Within Deutsche Bank Group there are 15,667 tariff employees in Germany (based on full-time equivalent). Tariff staff are either subject to a collective agreement (Tarifvertrag für das private Bankgewerbe und die öffentlichen Banken), as negotiated between trade unions and employer associations, or subject to agreements as negotiated with the respective trade unions directly. The remuneration of tariff staff is included in the quantitative disclosures in this report.

Determination of performance-based Variable Compensation

In 2021, we continued to put a strong focus on our governance related to compensation decision-making processes. A robust set of rule-based principles for compensation decisions with close links to the performance of both business and individual were applied.

The total amount of VC for any given performance year is initially determined at Group level, taking into account the bank’s profitability, solvency, and liquidity position and then allocated to divisions and infrastructure functions based on their performance in support of achieving the bank’s strategic objectives.

In a first step, Deutsche Bank assesses the bank’s profitability, solvency and liquidity position in line with its Risk Appetite Framework, including a holistic review against the bank’s multi-year strategic plan to determine what the bank “can” award in line with regulatory requirements (i.e. Group affordability). In the next step, the bank assesses divisional risk-adjusted performance, i.e. what the bank “should” award in order to provide an appropriate compensation for contributions to the bank’s success.

When assessing divisional performance, a range of considerations are referenced. Performance is assessed in the context of financial and – based on Balanced Scorecards – non-financial targets. The financial targets for front-office divisions are subject to appropriate risk-adjustment, in particular by referencing the degree of future potential risks to which Deutsche Bank may be exposed, and the amount of capital required to absorb severe unexpected losses arising from these risks. For the infrastructure functions, the financial performance assessment is mainly based on the achievement of cost targets. While the allocation of VC to infrastructure functions, and in particular to control functions, depends on the overall performance of Deutsche Bank, it is not dependent on the performance of the division(s) that these functions oversee.

At the level of the individual employee, we have established Variable Compensation Guiding Principles, which detail the factors and metrics that have to be taken into account when making Individual VC decisions. Our managers must fully appreciate the risk-taking activities of individuals to ensure that VC allocations are balanced and risk-taking is not inappropriately incentivized. The factors and metrics to be considered include, but are not limited to, (i) business delivery (“What”), i.e. quantitative and qualitative financial, risk-adjusted and non-financial performance metrics, and (ii) behavior (“How”), i.e. culture, conduct and control considerations such as qualitative inputs from control functions or disciplinary sanctions. Generally, performance is assessed based on a one year period. However, for Management Board members of Significant Institutions, the performance across three years is taken into account.

Variable Compensation Structure

Our compensation structures are designed to provide a mechanism that promotes and supports long-term performance of our employees and our bank. Whilst a portion of VC is paid upfront, these structures require that an appropriate portion is deferred to ensure alignment to the sustainable performance of the Group. For both parts of VC, we use Deutsche Bank shares as instruments and as an effective way to align compensation with Deutsche Bank’s sustainable performance and the interests of shareholders.

We continue to go beyond regulatory requirements with the scope as well as the amount of VC that is deferred and our minimum deferral periods for certain employee groups. The deferral rate and period are determined based on the risk categorization of the employee, the division and the business unit. Where applicable, we start to defer parts of variable compensation for MRTs where VC is set at or above € 50,000 or where VC exceeds 1/3 of TC. For non-MRTs, deferrals start at higher levels of VC. MRTs are on average subject to deferral rates in excess of the minimum 40% (60 % for Senior Management) as required by InstVV. For MRTs in Material Business Units (MBU) we apply a deferral rate of at least 50%. The VC threshold for MRTs requiring at least 60 % deferral is set at € 500,000.

Furthermore, Directors and Managing Directors in Corporate Bank (CB), Investment Bank (IB) or Capital Release Unit (CRU) are subject to a VC deferral rate of 100 % with respect to any VC in excess of € 500,000. Moreover, if Fixed Pay for these employees exceeds an amount of € 500,000, the full VC is deferred.

As detailed in the table below, deferral periods range from three to five years, dependent on employee groups. For MRTs the minimum deferral period was increased from three years to four years in compliance with InstVV 4.0 requirement, applicable as of 2021.

Overview on 2021 Award Types (excluding DWS Group)

Award Type	Description	Beneficiaries	Deferral Period	Retention Period	Proportion

Upfront: Cash VC	Upfront cash portion	All eligible employees	N/A	N/A	MRTs with VC ≥ € 50,000 or where VC exceeds 1/3 of TC: 50 % of upfront VC Non-MRTs with 2021 TC ≤ € 500,000: 100 % of upfront VC
Upfront: Equity Upfront Award (EUA)	Upfront equity portion (linked to Deutsche Bank’s share price over the retention period)	All MRTs with VC ≥ € 50,000 or where VC exceeds 1/3 of TC All employees with 2021 TC > € 500,000	N/A	Twelve months	50 % of upfront VC
Deferred: Restricted Incentive Award (RIA)	Deferred cash portion	All employees with deferred VC	Equal tranche vesting: MRTs: 4 years Sen. Mgmt.1: 5 years Other: 3 years	N/A	50 % of deferred VC
Deferred: Restricted Equity Award (REA)	Deferred equity portion (linked to Deutsche Bank’s share price over the vesting and retention period)	All employees with deferred VC	Equal tranche vesting: MRTs: 4 years Sen. Mgmt.1: 5 years Other: 3 years	Twelve months for MRTs	50 % of deferred VC

N/A – Not applicable

1 For the purpose of Performance Year 2021 annual awards, Senior Management is defined as DB AG MB-1 positions; voting members of Business Division Top Executive Committees; MB members of Significant Institutions; respective MB-1 positions with managerial responsibility. For the specific deferral rules for the Management Board of DB AG refer to the Compensation Report for the Management Board.

Our employees are not allowed to sell, pledge, transfer or assign a deferred award or any rights in respect to the award. They may not enter into any transaction having an economic effect of hedging any variable compensation, for example offsetting the risk of price movement with respect to the equity-based award. Our Human Resources and Compliance functions, overseen by the Compensation Officer, work together to monitor employee trading activity and to ensure that all our employees comply with this requirement.

Ex-post Risk Adjustment of Variable Compensation

In line with regulatory requirements relating to ex-post risk adjustment of variable compensation, we believe that a long-term view on conduct and performance of our employees is a key element of deferred VC. As a result, all deferred awards are subject to performance conditions and forfeiture provisions as detailed below.

Overview on Deutsche Bank Group performance conditions and forfeiture provisions of Variable Compensation granted for Performance Year 2021

1 Considering clearly defined and governed adjustments for relevant Profit and Loss items (e.g., business restructurings; impairments of goodwill or intangibles).

2 Other provisions may apply as outlined in the respective plan rules.

Compensation Decisions for 2021

Year-end considerations and decisions for 2021

All compensation decisions are made within the boundaries of regulatory requirements. These requirements form the overarching and limiting principle of determining compensation in Deutsche Bank. In particular, management must ensure that compensation decisions are not detrimental to maintaining a sound capital base and liquidity resources of the bank.

Due to the continued focus on our strategy and the dedication of our employees, 2021 was a very successful year for Deutsche Bank: All our businesses performed well – especially when taking into account the continuing COVID-19 pandemic and the bank’s ongoing transformation – and almost all of the anticipated transformation costs have now been recognized. As a result, we are considerably more profitable with a pre-tax profit of € 3.4 billion and a net profit of € 2.5 billion. We have also made further progress and remain fully disciplined on costs. This allows us to build firm foundations for sustainable profitability, and sets the path to the final stage of our announced transformation.

Although 2021 was a very positive year for Deutsche Bank, we once more applied a prudent and forward-looking approach when deciding on the 2021 variable compensation and deferral structures, without losing sight of the need to remunerate our employees fairly. These decisions are taken according to performance and in line with market conditions, and of course within the boundaries of affordability. Again, when determining the amount of year-end performance-based VC, we have exercised more moderation than the results at the Group and divisional level would have required. As in previous years, the SECC has been constantly monitoring and reviewing the impact of potential VC awards not only with regard to our capital and liquidity base but also taking into account our ambitious cost targets.

In the context of the above considerations, the Management Board confirmed that the bank is in a position to award variable compensation, including a year-end performance-based VC pool of € 2.099 billion for 2021. The VC for the Management Board of Deutsche Bank AG was determined by our Supervisory Board in a separate process. It is, however, included in the tables and charts below.

As part of the overall 2021 VC awards granted in March 2022, the Group VC Component was awarded to all eligible employees in line with the assessment of the four defined KPIs, as outlined in the chapter Group Compensation Framework. The Management Board determined a payout rate of 77.5 % for the Group VC Component in 2021 (2020: 72.5%).

The increase of 2021 VC awards compared to 2020 is driven by a combination of factors. Deutsche Bank’s improved performance plays a part, with the composition of the staff population including the addition of key senior roles essential for the effective execution of our strategy and certain FX effects also impacting the relative size of the VC awards.

Compensation awards for 2021 – all employees

	2021										2020
in € m. (unless stated otherwise)¹	Super- visory Board²	Mana- gement Board[3]	IB3	CB3	PB3	AM3	CRU[3]	Control Func- tions[3]	Corporate Func- tions[3]	Group Total	Group Total
Number of employees (full-time equivalent)	22	11	7,202	13,265	28,100	4,072	267	5,936	24,117	82,969	84,659
Total compensation	7	79	2,215	1,280	2,471	762	100	662	2,342	9,912	10,119
Base salary and allowances	7	27	1,098	929	1,889	422	64	568	1,813	6,811	6,940
Pension expenses	0	8	63	80	154	39	5	49	139	537	554
Fixed Pay according to § 2 InstVV	7	35	1,161	1,009	2,044	461	69	617	1,952	7,348	7,494
Year-end performance-based VC4	0	40	1,018	188	249	230	23	37	315	2,099	1,857
Other VC4	0	1	5	7	45	57	0	2	19	135	286
Severance payments	0	3	31	77	133	15	8	7	57	330	482
Variable Pay according to § 2 InstVV	0	44	1,054	271	427	301	31	46	390	2,564	2,625

1 The table may contain marginal rounding differences. FTE (full-time equivalent) as of December 31, 2021.

2 Supervisory Board includes the Deutsche Bank AG Supervisory Board Members. They are not considered for the Group Total number of employees. Employee representatives are considered with their compensation for the Supervisory Board role only (their employee compensation is included in the relevant divisional column). The remuneration for members of the Deutsche Bank AG Supervisory Board is not reflected in the Group Total.

3 Management Board includes the Management Board Members of Deutsche Bank AG. IB = Investment Bank; CB = Corporate Bank; PB = Private Bank; AM = Asset Management; CRU = Capital Release Unit. Control Functions include Chief Risk Office, Group Audit, Compliance and Anti-Financial Crime. Corporate Functions include any Infrastructure function which is neither captured as a Control Function nor part of any division.

4 Year-end performance-based VC includes Individual and Group VC. Other VC includes other contractual VC commitments such as sign-on awards, retention awards, recognition awards, DWS Performance Share Unit-Award (PSU-Award) and specific VC elements for tariff staff and civil servants. It also includes fringe benefits awarded to Management Board Members of Deutsche Bank AG which are to be classified as variable remuneration. The table does not include new hire replacement awards for lost entitlements from previous employers (buyouts).

Reported year-end performance-based Variable Compensation and deferral rates year over year – all employees

Deutsche Bank continues to apply deferral structures that go beyond the regulatory minimum, resulting in an overall deferral rate (all employees including non-MRT population) of 48 % in 2021. For the MRT population only, the deferral rate amounts to 92%.

Material Risk Taker Compensation Disclosure

On a global basis, 1,263 employees were identified as MRTs according to InstVV for financial year 2021, compared to 2,298 employees for 2020. This decrease is attributable to the reduced number of quantitative (remuneration driven) MRTs as a result of the newly applicable remuneration thresholds following regulatory changes in 2021. The number of 2021 Group MRTs amounts to 1,005 individuals. Moreover, 181 individuals were identified by Significant Institutions and 129 individuals were identified by Other CRR Institutions. The remuneration elements for all Group MRTs (contrary to 2020 where both Group MRTs and MRTs identified by Significant Institutions, which are also reported by the respective entities, were included) are detailed in the tables below in accordance with Section 16 InstVV and Article 450 CRR.

Remuneration for 2021 - Material Risk Takers (REM 1)

		2021
	in € m. (unless stated otherwise)¹	Super- visory Board²	Manage- ment Board[3]	Senior Management[4]	Other Material Risk Takers	Group Total
Fixed Pay	Number of MRTs[5]	22	11	118	807	958
	Total Fixed Pay	7	35	134	529	704
	of which: cash-based	5	27	128	503	664
	of which: shares or equivalent ownership interests	2	0	0	0	2
	of which: share-linked instruments or equivalent non-cash instruments	0	0	0	0	0
	of which: other instruments	0	0	0	0	0
	of which: other forms	0	8	6	26	39
Variable Pay	Number of MRTs[5]	0	11	114	803	928
	Total Variable Pay[6]	0	44	130	526	699
	of which: cash-based	0	23	62	266	351
	of which: deferred	0	21	50	221	292
	of which: shares or equivalent ownership interests	0	21	56	254	330
	of which: deferred	0	21	47	219	287
	of which: share-linked instruments or equivalent non-cash instruments	0	0	11	7	18
	of which: deferred	0	0	9	5	14
	of which: other instruments	0	0	1	0	1
	of which: deferred	0	0	1	0	1
	of which: other forms	0	0	0	0	0
	of which: deferred	0	0	0	0	0
	Total Pay	7	79	263	1,055	1,404

1 The table may contain marginal rounding differences.

2 Supervisory Board includes the Deutsche Bank AG Supervisory Board Members.

3 Management Board includes the Management Board Members of Deutsche Bank AG.

4 Senior Management is defined as DB AG MB-1 positions and voting members of Business Division Top Executive Committees.

5 Beneficiaries only (HC reported for Supervisory Board and Management Board, FTE reported for the remaining part). Therefore the totals do not add up to the 1,005 individuals identified as Group MRTs.

6 Variable Pay includes Deutsche Bank´s Year-end performance-based VC for 2021, Other VC and severance payments. It also includes fringe benefits awarded to Management Board Members of Deutsche Bank AG which are to be classified as variable remuneration. The table does not include new hire replacement awards for lost entitlements from previous employers (buyouts).

Guaranteed variable remuneration and severance payments - Material Risk Takers (REM 2)

	2021
in € m. (unless stated otherwise)¹	Super- visory Board²	Manage- ment Board[3]	Senior Management[4]	Other Material Risk Takers	Group Total
Guaranteed variable remuneration awards
Number of MRTs[5]	0	0	1	3	4
Total amount	0	0	0	3	3
of which: paid during financial year, not taken into account in bonus cap	0	0	0	0	0
Severance payments awarded in previous periods, paid out during financial year
Number of MRTs[5]	0	0	0	0	0
Total amount	0	0	0	0	0
Severance payments awarded during financial year
Number of MRTs[5]	0	1	6	28	35
Total amount[6]	0	3	4	8	16
of which: paid during financial year	0	2	3	8	13
of which: deferred	0	2	2	0	3
of which: paid during financial year, not taken into account in bonus cap	0	3	4	8	16

1 The table may contain marginal rounding differences.

2 Supervisory Board includes the Deutsche Bank AG Supervisory Board Members.

3 Management Board includes the Management Board Members of Deutsche Bank AG.

4 Senior Management is defined as DB AG MB-1 positions and voting members of Business Division Top Executive Committees.

5 Beneficiaries only (HC reported for all categories).

6 Severance payments are generally not taken into account for the bonus cap. The highest single severance payment made in 2021 amounts to € 3,462,111.

Deferred remuneration - Material Risk Takers (REM 3)

	2021
in € m. (unless stated otherwise)¹	Total amount of deferred remuneration awarded for previous performance periods	Of which due to vest in the financial year	Of which vesting in subsequent financial years	Amount of performance adjustment made in the financial year to deferred remuneration that was due to vest in the financial year	Amount of performance adjustment made in the financial year to deferred remuneration that was due to vest in future performance years	Total amount of adjustment during the financial year due to ex post implicit adjustments[5]	Total amount of deferred remuneration awarded before the financial year actually paid out in the financial year[6]	Total of amount of deferred remuneration awarded for previous performance period that has vested but is subject to retention periods
Supervisory Board[2]	0	0	0	0	0	0	0	0
Cash-based	0	0	0	0	0	0	0	0
Shares or equivalent ownership interests	0	0	0	0	0	0	0	0
Share-linked instruments or equivalent non-cash instruments	0	0	0	0	0	0	0	0
Other instruments	0	0	0	0	0	0	0	0
Other forms	0	0	0	0	0	0	0	0
Management Board[3]	62	5	57	0	0	6	5	1
Cash-based	25	4	22	0	0	0	4	0
Shares or equivalent ownership interests	37	1	36	0	0	6	1	1
Share-linked instruments or equivalent non-cash instruments	0	0	0	0	0	0	0	0
Other instruments	0	0	0	0	0	0	0	0
Other forms	0	0	0	0	0	0	0	0
Senior management[4]	336	58	278	0	0	30	58	15
Cash-based	172	38	134	0	0	0	38	0
Shares or equivalent ownership interests	150	19	131	0	0	29	19	15
Share-linked instruments or equivalent non-cash instruments	12	1	11	0	0	0	1	1
Other instruments	1	0	1	0	0	0	0	0
Other forms	0	0	0	0	0	0	0	0
Other Material Risk Takers	1,319	292	1,027	1	2	111	289	67
Cash-based	712	175	537	0	1	0	173	0
Shares or equivalent ownership interests	599	117	482	0	1	110	115	67
Share-linked instruments or equivalent non-cash instruments	7	1	6	0	0	0	1	1
Other instruments	1	0	0	0	0	0	0	0
Other forms	0	0	0	0	0	0	0	0
Total amount	1,717	355	1,362	1	2	147	352	84

1 The table may contain marginal rounding differences.

2 Supervisory Board includes the Deutsche Bank AG Supervisory Board Members.

3 Management Board includes the Management Board Members of Deutsche Bank AG.

4 Senior Management is defined as DB AG MB-1 positions and voting members of Business Division Top Executive Committees.

5 Changes of value of deferred remuneration due to the changes of prices of instruments.

6 Defined as remuneration awarded before the financial year which vested in the financial year (including where subject to a retention period).

Remuneration of high earners – Material Risk Takers (REM 4)

2021
in €	Number of individuals[1]
Total Pay[2]
1,000,000 to 1,499,999	234
1,500,000 to 1,999,999	115
2,000,000 to 2,499,999	56
2,500,000 to 2,999,999	33
3,000,000 to 3,499,999	19
3,500,000 to 3,999,999	19
4.000,000 to 4,499,999	9
4,500,000 to 4,999,999	4
5,000,000 to 5,999,999	10
6,000,000 to 6,999,999	6
7,000,000 to 7,999,999	8
8,000,000 to 8,999,999	3
9,000,000 to 9,999,999	3
10,000,000 to 10,999,999	1
Total	520

1 Comprises MRTs only (including 2021 leavers).

2 Includes all components of FP and VC (including severances). Buyouts are not included.

In total, 520 MRTs received a Total Pay of € 1 million or more for 2021 (in comparison to 614 MRTs in 2020). This decrease is mainly attributable to a reduced number of retention and severance payments awarded.

Compensation Awards 2021 – Material Risk Takers (REM 5)

	Management Body Remuneration			Business Areas
in € m. (unless stated otherwise)¹	Super- visory Board[2]	Manage- ment Board[2]	Total Management Body	IB2	CB2	PB2	AM2	CRU[2]	Corporate functions[2]	Independent internal control functions[2]	Total
Total number of Material Risk Takers[3]											958
of which: Management Body	22	11	33	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
of which: Senior Management[4]	N/A	N/A	N/A	20	18	7	5	5	55	8	118
of which: Other Material Risk Takers	N/A	N/A	N/A	465	73	76	15	20	117	41	807
Total Pay of Material Risk Takers	7	79	86	861	87	98	41	25	169	36	1,404
of which: variable pay[5]	-	44	44	462	41	44	27	9	64	9	699
of which: fixed pay	7	35	42	399	46	54	15	16	105	27	704

1 The table may contain marginal rounding differences.

2 Supervisory Board includes the Deutsche Bank AG Supervisory Board Members, Management Board includes the Management Board Members of Deutsche Bank AG. IB = Investment Bank; CB = Corporate Bank; PB = Private Bank; AM = Asset Management; CRU = Capital Release Unit. Control Functions include Chief Risk Office, Group Audit, Compliance and Anti-Financial Crime. Corporate Functions include any Infrastructure function which is neither captured as a Control Function nor part of any division.

3 HC reported for Supervisory Board and Management Board, FTE reported for the remaining part. Therefore the totals do not add up to the 1.005 individuals identified as Group MRTs.

4 Senior Management is defined as DB AG MB-1 positions and voting members of Business Division Top Executive Committees.

5 Variable Pay includes Deutsche Bank´s Year-end performance-based VC for 2021, Other VC and severance payments. It also includes fringe benefits awarded to Management Board Members of Deutsche Bank AG which are to be classified as variable remuneration. The table does not include new hire replacement awards for lost entitlements from previous employers (buyouts).

Ad Items 7 and 8:

Report of the Management Board to the General Meeting pursuant to § 71 (1) No. 8 in conjunction with § 186 (4) Stock Corporation Act

Under Item 7 of the Agenda, the company is to be authorized to purchase its own shares; Item 8 of the Agenda regulates the possibility of purchasing own shares by using derivatives. In connection with the purchase of own shares, there can be no increase of the share capital, and upon a potential reduction of share capital through the cancellation of shares, the authorizations to issue new shares are correspondingly reduced in their amounts so there is never a possibility to increase the share capital by more than 50%. The use of put and call options for the purchase of own shares gives the company the possibility of optimizing a buyback. As shown by the specific limitation to 5% of the share capital, it is only intended to supplement the range of instruments available for share buybacks and to extend the possibilities for their use. Both the regulations governing the structure of the options and the regulations governing the shares suitable for delivery ensure that this form of purchase take account of the principle of equal treatment of shareholders. As a rule, the term of the options will not exceed 18 months. In connection with share-based compensation components which must be granted as deferred compensation over a multiple-year period and are to be subject to forfeiture pursuant to the regulations applicable to banks at least for management board members and employees whose activities have a material impact on the overall risk profile of the bank, the use of call options with longer terms is to be made possible to establish offsetting positions. Under this authorization, the company will only acquire such longer-term options on shares corresponding to a volume of no more than 2% of the share capital.

Under Item 7 of the Agenda, the company is also to be authorized to resell purchased shares. The possibility of reselling own shares enables them to be used for the renewed procurement of own funds capital. Besides sale through the stock exchange or by offer to all shareholders – both of which would ensure equal treatment of shareholders under the legal definition – the proposed resolution also provides that the own shares are at the company’s disposal to be offered as consideration for the acquisition of companies, shareholdings in companies or other assets that serve to advance the company’s business operations subject to the exclusion of shareholders’ pre-emptive rights. This is intended to enable the company to react quickly and successfully, on both national and international markets, to advantageous offers or any other opportunities to acquire companies, shareholdings in companies or other assets. It is not uncommon in the course of negotiations to have to provide shares instead of cash as consideration. This authorization takes account of that fact.

In addition, the authorization makes it possible to use the shares as staff shares for employees and retired employees of the company and its affiliated companies or to service option rights and/or purchase rights or purchase obligations relating to the company’s shares that were granted to employees and members of the executive and non-executive management bodies of the company and its affiliated companies. In part, the possibility of a cash payment in connection with the granting of option rights is foreseen. The use of existing own shares instead of a capital increase or cash payment may make economic sense. The authorization is intended to increase the available scope in this respect. The situation is similar in cases in which purchase rights or obligations relating to the company’s shares are granted to employees or members of the executive and non-executive management bodies of the company or its affiliated companies as an element of compensation. In this context, the price risk that might otherwise materialize can also be effectively controlled by the use of own shares purchased. A corresponding exclusion of shareholders’ pre-emptive rights is also required for this use of purchased shares.

Finally, Management is also to be given the possibility of excluding pre-emptive rights pursuant to § 186 (3) sentence 4 Stock Corporation Act with respect to the re-sale against cash payment of the shares purchased on the basis of this authorization. This statutory possibility of excluding pre-emptive rights enables Management to take advantage of favorable stock market situations without delay and, by determining a price close to market, to obtain the highest possible issue amount and thus to strengthen own funds capital to the greatest extent possible. This possibility is particularly important to banks in view of the special equity capital requirements they are subject to. The utilization of this possibility, also for own shares, enlarges the scope for strengthening capital, even at times when markets are not particularly receptive. The authorization ensures that pursuant to it, shares may only be sold with the exclusion of shareholders’ pre-emptive rights, based on § 186 (3) sentence 4 Stock Corporation Act, up to the maximum limit specified therein of 10% of the share capital. To be counted towards this maximum limit of 10% are shares that were issued or sold during the validity of this authorization with the exclusion of pre-emptive rights in direct or analogous application of § 186 (3) sentence 4 Stock Corporation Act. Also to be counted towards this maximum limit are shares that are to be issued to service option and/or conversion rights from convertible bonds, bonds with warrants, convertible participatory notes or participatory notes with warrants if these bonds or participatory rights were issued with the exclusion of pre-emptive rights in corresponding application of § 186 (3) sentence 4 Stock Corporation Act during the validity of this authorization. Management will keep any mark-down on the stock market price as low as possible. It will probably be limited to a maximum of 3%, but will not in any event exceed 5%.

Ad Item 9

Report of the Management Board to the General Meeting pursuant to § 221 (4) in conjunction with § 186 (4) Stock Corporation Act

A generally strong capital base and the availability of appropriate equity capital and/or regulatory own funds capital are the basis for the company’s business development. Especially for credit institutions, other capital components recognized by bank regulatory authorities as own funds have a very central role to play here. The European capital requirements pursuant to the CRR require banks to have adequate own funds. Thus, the CRR contains specific eligibility rules for Additional Tier 1 Capital (AT1 Capital) according to which banks can issue bonds that qualify as such subject to specific regulatory features that also ensure a potential loss participation. Alongside Common Equity Tier 1 capital (share capital and reserves), such instruments form an indispensable element of the company’s own funds capital position. In addition to the statutory own funds capital requirements pursuant to the CRR, the regulatory authority as a rule sets institution-specific own funds capital requirements that can be met pursuant to § 6c (5) German Banking Act proportionally with Additional Tier 1 Capital (AT1 Capital). The AT1 Capital instruments are therefore also of importance for these additional own funds capital requirements. The company must have the necessary scope for actions to be able to issue new AT1 Capital instruments to meet regulatory capital requirements at favorable conditions depending on the market situation.

The authorization under Item 9 is intended to give the company a new broad basis exclusively for the issue of participatory notes and Hybrid Debt Securities, enabling the flexible use of these instruments at any time. This is to enable the company to issue such instruments itself but also to ensure it is recognized as AT1 Capital of the company.

The company should be able to access the German or international capital markets, depending on the market situation, to issue Hybrid Debt Securities in euros as well as in the official currency of an OECD country.

The possibility of the Management Board to exclude pre-emptive rights of shareholders with the consent of the Supervisory Board is in the predominant interests of the company for the reasons presented in more detail in the following.

  1. Improvement of the own funds capital structure in accordance with regulatory requirements and utilization of favorable refinancing possibilities

As mentioned initially above, a strong capital base and the availability of appropriate equity capital and/or regulatory own funds capital are the basis for the company’s business development. Through the exclusion of pre-emptive rights, the company receives the required flexibility to quickly contact interested groups of investors in a focused manner and to take advantage of favorable market conditions for the issuance of participatory notes and other Hybrid Debt Securities. In addition, the placement risk for the company is clearly minimized, as there is a risk for issues with a granting of pre-emptive rights that conditions, once they are specified, no longer turn out to be market conditions by the actual time of the placement on the market, as market outlooks often undergo significant changes within the statutory subscription period. In contrast, in the case of an issue with the exclusion of pre-emptive rights, the company is in the position to take advantage of a favorable time for a placement relatively quickly and flexibly. Experience has shown in practice that better conditions can usually be obtained for issues of participatory notes or comparable financial instruments with the exclusion of pre-emptive rights, as pricing risks to the detriment of the company are avoided through the immediate placement made possible in this way. This is due to the structure of pre-emptive rights issues, for which at least a two-week subscription period must be observed according to the applicable statutory provisions, while it is possible to specify the issue price directly before the placement of an issue without pre-emptive rights. In this way, an increased price risk can be avoided and the proceeds of the issue are maximized in the interests of all shareholders without discount margins.

With an exclusion of pre-emptive rights, upon the correct assessment of the market circumstances, a higher amount of funds can be generated for the company with a lower charge to the company through interest rate mark-ups. As a result, the company is able to specify attractive issue conditions at an optimal point in time, from its perspective, and thus to optimize its financing conditions in accordance with the new regulatory requirements and in the interests of all shareholders.

Overall, issues with the exclusion of pre-emptive rights make it possible for the company to procure capital or refinance at clearly more favorable conditions than issues with pre-emptive rights. This applies irrespective of whether or not the issue is intended to raise AT1 Capital.

  2. Possibility to react to regulatory authorities’ additional requirements for own funds capital

Furthermore, regulatory authorities have the authority in individual cases to instruct at short notice capital requirements for own funds that go beyond the requirements of the CRR, for example, within the framework of bank stress tests. Participatory notes or other Hybrid Debt Securities can, in such case, depending on the specific regulatory requirement, be suitable as own funds instruments. Against this background, the company must also be able to issue such instruments, if necessary quickly and flexibly. In such case, depending on the circumstances, for an issue with pre-emptive rights, it would be possible for the company to take up Additional Tier 1 Capital only at extremely unfavorable conditions.

  3. No substantial impairment of shareholder interests through the issue of participatory notes and Hybrid Debt Securities without option and/or conversion rights

Participatory notes and Hybrid Debt Securities without option or conversion rights do not grant voting rights or other membership rights. The issue of these instruments therefore does not lead to any change under stock corporation law in the shareholder structure or voting rights. Thus, exercising this authorization has no impact on the number of shares issued. For buyers of participatory notes or Hybrid Debt Securities, the primary focus is not on shareholding in the company, which is why participatory notes do not certify a participation in a gain in the company’s value.

However, participatory notes do provide for a participation in losses. This risk is addressed through the payment of a higher coupon, which can lead to a reduction in the company’s dividend capacity. This is in contrast to the significant financial disadvantages that the company could incur if pre-emptive rights upon raising AT1 Capital cannot be excluded. These disadvantages can be more severe than the potential impairment of the company’s dividend capacity, which the Management Board and Supervisory Board are required to review when deciding on the exclusion of pre-emptive rights.

Furthermore, § 186 (3) sentence 4 Stock Corporation Act provides that, inter alia, pre-emptive rights can be excluded “if the capital increase against cash payments does not exceed 10 per cent of the initial share capital and the issue price is not significantly below the stock exchange price.” Even if the provision under § 186 (3) sentence 4 Stock Corporation Act does not directly cover issues of participatory notes or Hybrid Debt Securities, it can be derived from it that the market requirements can support an exclusion of pre-emptive rights if the shareholders would not incur any disadvantage or only an insubstantial one due to the structuring of the pricing process in such a way that it ensures the financial value of a pre-emptive right would be close to “0”. Therefore, the proposed authorization also ensures that the issue price is not substantially lower than the theoretical market value established using recognized actuarial methods. This entails an additional protection mechanism to ensure that shareholder interests are impaired as little as possible.

  4. Summary of the consideration of interests

The Management Board authorization, with the consent of the Supervisory Board, to exclude shareholders’ pre-emptive rights is materially justified. It is in the interests of the company for the company to have the possibility to procure capital promptly, flexibly and at ideally favorable market conditions and to react to regulatory own funds requirements. The authorization to exclude pre-emptive rights is appropriate and necessary because it is not possible without the exclusion of pre-emptive rights to quickly raise capital at favorable market conditions to maintain a strong capital base – in accordance with regulatory requirements – over the long term. The Management Board’s freedom to act, with the consent of the Supervisory Board, to exclude pre-emptive rights therefore serves to achieve the company’s objectives to the benefit of the company, while, on the other hand, the potential impairment of shareholders appears minor in comparison to the significant transaction risks for the company without the possibility to exclude pre-emptive rights. In addition, the authorization ensures, in accordance with the requirement of § 186 (3) sentence 4 Stock Corporation Act, that the issue takes place at prices that are not substantially below the theoretical market value, whereby the shareholders do not incur any disadvantage or only an insubstantial one. In summary, upon consideration of all the specified circumstances, it is stated that the authorization to exclude pre-emptive rights within the described limits appears required, suitable and appropriate as well as, in the predominant interests of the company, materially justified and necessary.

The Management Board will review the circumstances and only make use of the authorization to exclude pre-emptive rights if in the specific case of an issue of participatory notes or Hybrid Debt Securities the exclusion of pre-emptive rights is justified in the well-considered interests of the company and its shareholders and is covered by this authorization. The Supervisory Board will also check, before granting its consent, if these preconditions are fulfilled.

  5. Exclusion of pre-emptive rights for broken amounts

Finally, the proposed resolution under Agenda Item 9 provides for the exclusion of pre-emptive rights for broken amounts.

The proposed exclusion of pre-emptive rights for broken amounts for rights issues permits the utilization of the requested authorization in round amounts while retaining a simple subscription ratio and facilitates the clearing and settlement of the capital action.

Ad Item 10

Resume and additional information regarding the candidates proposed for election to the Supervisory Board under Agenda Item 10

Alexander Wynaendts

Residence: The Hague, Netherlands

Year of Birth: 1960

Nationality: Dutch

Position

Supervisory Board member

Career

Since 2020 Member of various Supervisory and Advisory boards

2008 – 2020 Chief Executive Officer and Chairman of the Management and Executive Boards

Aegon N.V., The Hague, Netherlands

2007 – 2008 Chief Operating Officer

Aegon N.V., The Hague, Netherlands

2003 – 2007 Member of the Executive Board
Aegon N.V., The Hague, Netherlands

1998 – 2003 Executive Vice President, Group Business Development

Aegon N.V., The Hague, Netherlands

1997 – 1998 Senior Vice President, Group Business Development

Aegon N.V., The Hague, Netherlands

1984 – 1997 various roles in Investment Banking, Private Banking and Capital Markets

ABN AMRO Bank, Amsterdam, Netherlands; London, Great Britain

Education

1981 – 1984 Degree in Economics, University Paris-Sorbonne

1978 – 1983 Degree in Electrical Engineering, Ecole Supérieure d’Electricité

Memberships in statutory supervisory boards in Germany

None

Memberships in comparable boards

Member of the Board of Directors, Air France-KLM Group S.A., Paris, France

Member of the Board of Directors, Uber Technologies, Inc., San Francisco, USA

Non-Executive Director, Chairman, Puissance Holding B.V., Rotterdam, Netherlands

Yngve Slyngstad

Residence: Oslo, Norway

Year of Birth: 1962

Nationality: Norwegian

Position

Chief Executive Officer, Aker Asset Management AS

Career

Since 2022 Chief Executive Officer

Aker Asset Management AS, Oslo, Norway

2008 – 2020 Chief Executive Officer

Norges Bank Investment Management, Oslo, Norway

1998 – 2007 Global Head of Equities

Norges Bank Investment Management, Oslo, Norway; London, Great Britain

1994 – 1997 Chief Investment Officer, Asian Equities

Storebrand Asset Management AS, Oslo, Norway

Education

1987 Master of Arts: Political Science, Université de Paris II – Paris, France

1985 Master of Business Administration, Norwegian School of Economics – Bergen, Norway

1985 Master of Arts: Economics, University of California – Santa Barbara, USA

1983 Master of Law, University of Oslo – Oslo, Norway

Memberships in statutory supervisory boards in Germany

None

Memberships in comparable boards

None

Ad Item 11

Compensation of members of the Supervisory Board

  1. Existing structure of Supervisory Board compensation

The compensation of the Supervisory Board members is regulated in § 14 of the Articles of Association of Deutsche Bank Aktiengesellschaft. According to this, the Supervisory Board members receive a fixed annual compensation, whereby the annual base compensation for each Supervisory Board member amounts to €100,000, twice that amount (i.e. €200,000) for the Supervisory Board Chairperson and 1.5 times that amount (i.e. €150,000) for the Deputy Chairperson. With the proposed amendment, there is to be equal treatment in terms of compensation for the second Deputy Chairperson and the first Deputy Chairperson.

Additional fixed annual compensation is paid for memberships in the Committees of the Supervisory Board, whereby distinctions are made between the committees and between the committee chair and ordinary members:

  - Members of the Audit Committee, Risk Committee, Integrity Committee, and Technology, Data and Innovation Committee receive an additional annual fixed compensation of €100,000 each per membership in one of the committees specified above. The chairs receive an additional annual fixed compensation of €200,000 each per chair of one of the committees specified above.

  - Members and the chair of the Mediation Committee do not receive any additional compensation.

  - Members of the other committees receive an additional annual fixed compensation of €50,000 per membership in one of the other committees. The chairs of the other committees receive an additional annual fixed compensation of €100,000 per chair of one of the other committees.

75% of the total amount of annual fixed compensation determined pursuant to the stipulations above attributable to a Supervisory Board member is paid to the Supervisory Board member within the first three months of the respective following year. The other 25% is converted into shares by the company as of the disbursal date based on the average share prices in exchange trading on the 10 trading days preceding the disbursement. The share value of the number of shares thus determined is paid to the Supervisory Board member in February of the year following his or her departure from the Supervisory Board based on the 10-day average price of the share in exchange trading on the last ten trading days of the preceding January (if the member is leaving the Supervisory Board for cause, there is no payment).

The Supervisory Board members are furthermore reimbursed for the cash expenses they incur in the performance of their office, including any value added tax (VAT) on their compensation and reimbursements of expenses. Any employer contributions to social security schemes that may be applicable under foreign law to the performance of their Supervisory Board work shall also be paid for each Supervisory Board member affected by the company (pursuant to German law employer contributions to social security schemes for the performance of supervisory board work are not applicable as supervisory board members as such pursuant to German law are not employees of the company). Furthermore, the Supervisory Board Chairman is reimbursed appropriately for travel expenses incurred in performing representative tasks due to his function and for costs for the security measures required based on his function. Finally, in the interest of the company, the members of the Supervisory Board are included in an appropriate amount, with a deductible, in any financial liability insurance policy held by the company. The premiums for this are paid by the company. Currently, the members of the Supervisory Board are included in such a financial liability policy; the deductible currently amounts to 1.5 times the respective total fixed compensation attributable to the Supervisory Board member. With the proposed amendment, the obligatory deductible shall be deleted.

The wording of § 14 of the Articles of Association is as follows:

“§ 14

  (1) The members of the Supervisory Board receive a fixed annual compensation (“Supervisory Board Compensation”). The annual base compensation amounts to €100,000 for each Supervisory Board member, the Supervisory Board Chairman receives twice that amount and the Deputy Chairperson one and a half times that amount.

  (2) Members and chairs of the committees of the Supervisory Board are paid additional fixed annual compensation as follows:

  a.) For Audit Committee, Risk Committee, Integrity Committee and Technology, Data and Innovation Committee work:
  Chair: €200,000, members: €100,000.
  b.) For Mediation Committee work: no additional compensation.
  c.) For work on any other committee:
  Chair: €100,000, members: €50,000.

  (3) 75% of the compensation determined according to paragraphs 1 and 2 is disbursed to each Supervisory Board member after submitting invoices within the first three months of the following year. The other 25% is converted by the company at the same time into company shares based on the average closing price on the Frankfurt Stock Exchange (Xetra or successor system) during the last ten trading days of the preceding January, calculated to three digits after the decimal point. The share value of this number of shares is paid to the respective Supervisory Board member in February of the year following his departure from the Supervisory Board, or the expiration of his term of office, based on the average closing price on the Frankfurt Stock Exchange (Xetra or successor system) during the last ten trading days of the preceding January, provided that the member is not leaving the Supervisory Board due to important cause which would have justified dismissal.

  (4) In case of a change in Supervisory Board membership during the year, compensation for the financial year will be paid on a pro rata basis, rounded up/down to full months. For the year of departure, the entire compensation is paid in cash; the forfeiture regulation in paragraph 3 sentence 3 applies to 25% of the compensation for that financial year.

  (5) The company reimburses the Supervisory Board members for the cash expenses they incur in the performance of their office, including any value added tax (VAT) on their compensation and reimbursements of expenses. Furthermore, any employer contributions to social security schemes that may be applicable under foreign law to the performance of their Supervisory Board work shall be paid for each Supervisory Board member affected. Finally, the Supervisory Board Chairman will be reimbursed appropriately for travel expenses incurred in performing representative tasks due to his function and reimbursed for costs for the security measures required based on his function.

  (6) In the interest of the company, the members of the Supervisory Board are included in an appropriate amount, with a deductible, in any financial liability insurance policy held by the company. The premiums for this are paid by the company.

  (7) The new compensation provision for the Technology, Data and Innovation Committee pursuant to the re-worded paragraph 2 a.) is applicable from the entry of the amendment to the Articles of Association in the Commercial Register of Deutsche Bank Aktiengesellschaft.”

  2. Review of the appropriateness of Supervisory Board compensation

Within the framework of the Supervisory Board’s self-assessment, which is legally required to be performed at financial institutions at least annually since 2014 pursuant to § 25d (11) sentence 1 Nos. 3 and 4 German Banking Act, the Supervisory Board regularly addresses the appropriateness of the compensation system set out in § 14 of the Articles of Association and the amounts of compensation specified there. Furthermore, the compensation of the Supervisory Board is reviewed by the Chairman’s Committee and the Compensation Control Committee of the Supervisory Board. Since 2020, the Chairman’s Committee and the Compensation Control Committee as well as the Supervisory Board plenum addressed the structuring of the Supervisory Board’s compensation at several meetings. In this context, a comparison was made to the supervisory board compensation at other large listed stock corporations in Germany as well as to the compensation for members of the supervisory bodies of major banks under the European Union’s Single Supervisory Mechanism (SSM), which also includes Deutsche Bank Aktiengesellschaft. The Management Board and Supervisory Board consider the Supervisory Board compensation and its underlying compensation system as set out in § 14 of the Articles of Association to be appropriate. With regard to the proposed amendments to the Articles of Association on enabling the appointment of a second Deputy Chairperson of the Supervisory Board, the view is held that the second Deputy Chairman is to be treated equally in terms of compensation as the first Deputy Chairman; in addition, the Management Board and Supervisory Board no longer consider the deductible for Supervisory Board members in the financial liability insurance to be mandatorily called for. Therefore, corresponding amendments to the Articles of Association are being proposed to the General Meeting on May 19, 2022.

  3. Contribution to fostering the business strategy and the long-term development of the company

As the compensation of the Supervisory Board members is structured solely as fixed compensation and does not have any variable compensation component that depends on the achievement of certain targets or performances, it can only be aligned to a limited extent to fostering the business strategy and the long-term development of the company. However, through the conversion of a portion of the annual fixed compensation into (virtual) shares based on the respectively current share price on the stock exchange and the payment of the equivalent amount in cash calculated on the basis of the number of thus determined virtual shares at the then current share price on the exchange upon the member’s departure from the Supervisory Board, a portion of the compensation is aligned to the long-term success of the company and offers a corresponding incentive to the Supervisory Board members to foster this during their term of office. Furthermore, through the appropriateness of Supervisory Board compensation, it is ensured that the company also continues to be in a position to recruit outstandingly qualified candidates for a membership of the Supervisory Board; in this way, too, the Supervisory Board compensation contributes sustainably to fostering the business strategy and the long-term development of the company.

Variable compensation components would already not be legally admissible pursuant to § 25d (5) sentence 4 German Banking Act for the company’s Supervisory Board compensation. In our opinion, the structure of the Supervisory Board compensation for the most part as purely fixed compensation is also best suited to appropriately reflect and foster the Supervisory Board’s function to advise and monitor. The Supervisory Board is thus enabled to take its decisions objectively and independently from the management in the interests of the company, without orienting itself potentially in the process to the short-term business successes that could be reflected in a variable compensation.

Total number of shares and voting rights

The company’s share capital at the time of convocation of this General Meeting amounts to €5,290,939,215.36 and is divided up into 2,066,773,131 registered (no par value) shares with eligibility to vote at and participate in the General Meeting. At the time of convocation of this General Meeting, 18,591,027 of these no par value shares consist of own shares held in treasury, which do not grant any rights to the company.

General Meeting without the physical presence of shareholders or their representatives

On the basis of § 1 of the Act on Measures in Company, Cooperative, Association, Foundation and Residential Property Law to Combat the Effects of the COVID-19 Pandemic, published as Article 2 of the Act to Mitigate the Consequences of the COVID-19 Pandemic in Civil, Insolvency and Criminal Proceedings Law of March 27, 2020 (published in the Federal Gazette, Part I, on March 27, 2020, p. 569ff.), in the version amended by the Act on the Further Shortening of Residual Debt Exemption Proceedings and the Adjustment of Pandemic-related Regulations in Company, Cooperative, Association and Foundation Law as well as Tenant and Leasehold Law of December 22, 2020 (published in the Federal Gazette, Part I, on December 30, 2020, p. 3328ff.), the applicability of which was extended by the Act to Establish a Special Relief Fund “Reconstruction Aid 2021” and the Act on the Temporary Suspension of the Insolvency Filing Obligation Due to Heavy Rainfall and Floods in July 2021 and amending other laws (Reconstruction Aid Act 2021 (AufbhG 2021) of September 10, 2021 (published in the Federal Gazette, Part I, on September 14, 2021, p. 4147ff.) until August 31, 2022 (“COVID-19 Act”), the Management Board decided against the backdrop of the still ongoing COVID-19 pandemic, with the consent of the Supervisory Board, to hold the General Meeting as a virtual General Meeting without the physical presence of the shareholders or their representatives.

The General Meeting shall be held in the physical presence of the Chair of the General Meeting, members of the Management Board and the Notary Public responsible for the minutes as well as the company’s proxy at the company’s premises in Taunusanlage 12, 60325 Frankfurt am Main, Germany.

As conducting the General Meeting as a virtual General Meeting on the basis of the COVID-19 Act leads to several modifications in the course of the meeting and in exercising shareholders’ rights, we ask our shareholders to observe in particular the following notices on the possibility to watch the audio and video broadcast of the General Meeting, the exercising of voting rights, the right to submit questions and other shareholders’ rights.

Audio and video broadcast and recording of the General Meeting

The entire General Meeting will be broadcast live via the Internet on May 19, 2022, starting at 09:00 CEST at

agm.db.com

for shareholders and interested public viewers through audio and video. Furthermore, the entire General Meeting will be recorded. The physical attendance of shareholders or their representatives (with the exception of proxies appointed by the company) is not permitted at the location of the General Meeting.

Registration for the General Meeting and exercise of voting rights; registration stop

Pursuant to § 17 of the Articles of Association, shareholders who are entered in the share register and have registered in due time with the company are entitled to exercise their voting rights. Such registration must be received by the company by no later than May 13, 2022, 24:00 CEST electronically using the company’s access-protected Shareholder Portal (netvote.db.com) or in text form at the following address:

Deutsche Bank Aktiengesellschaft

Aktionärsservice

Postfach 14 60

61365 Friedrichsdorf
Germany

e-mail: deutschebank.hv@linkmarketservices.de

The data to access the access-protected Shareholder Portal are sent to shareholders listed in the share register who have not registered for electronic invitation dispatch, and therefore only receive a written invitation per post, along with the invitation to the General Meeting. Shareholders who have already registered in the access-protected Shareholder Portal can access the Shareholder Portal using the access data they have.

When registering using the form sent to you, you can choose to submit your votes through an authorized representative (proxy) (for example, a credit institution, a shareholders’ association or a proxy appointed by the company) or through absentee voting. When registering through the access-protected Shareholder Portal, you can choose to submit your votes through a proxy of the company or through absentee voting. In any case, you can also mark how you cast your votes on the individual Agenda Items. If a selection is not made upon registration, for technical reasons, absentee voting and abstaining on all the Agenda Items are the default settings in our system for the exercising of the voting rights. Changes to the voting method and a change from absentee voting to issuing a power of attorney (proxy) and instructions are possible as described in more detail below.

Pursuant to § 67 (2) sentence 1 Stock Corporation Act, only those who are listed in the share register as shareholder can exercise shareholders’ rights in relation to the company. As a result, the status of the entries in the share register on the day of the General Meeting is decisive for determining the number of voting rights entitled to a shareholder properly registered for the General Meeting. For technical processing reasons, however, no changes to the share register will be carried out (“registration stop”) between the end of May 13, 2022 (“technical record date”), and the conclusion of the General Meeting. Therefore, the entry status in the share register on the day of the General Meeting will correspond to the status after the last change of registration on May 13, 2022. The registration stop does not mean the shares are blocked for disposal. Share buyers whose change of registration requests are received by the company after May 13, 2022, however, cannot de facto exercise the rights to vote and other shareholders’ rights on the basis of these shares, unless they have obtained a power of attorney to do so or an authorization to exercise such rights. In such cases, voting rights and other shareholders’ rights are retained by the shareholder entered in the share register until the change of registration. All buyers of the company’s shares who are not yet registered in the share register are therefore requested to submit change of registration requests in due time.

Exercise of voting rights by authorized representatives

Shareholders registered in the share register may also be represented by an authorized representative – for example, intermediaries (such as a credit institution) or a shareholders’ association – and have their voting rights exercised by means of absentee voting or by issuing a sub-proxy authorization to the company’s proxies. The issue of the power of attorney, its cancellation and proof of the proxy authorization vis-à-vis the company are required, in principle, in text form if the power of attorney to exercise the voting right is granted neither to an intermediary nor to a shareholders’ association, a proxy advisor within the meaning of § 134a (1) No. 3 and (2) No. 3 Stock Corporation Act or another person with an equivalent status pursuant to § 135 (8) Stock Corporation Act.

Registration in due time for the General Meeting is also necessary to be able to issue powers of attorney (proxy authorization).

Proof of the proxy authorization vis-à-vis the company can also be sent electronically to the following e-mail address:

deutschebank.hv@linkmarketservices.de

If powers of attorney to exercise voting rights are issued to intermediaries, shareholders’ associations, proxy advisors within the meaning of § 134a (1) No. 3 and (2) No. 3 Stock Corporation Act or other persons with an equivalent status pursuant to § 135 (8) Stock Corporation Act, the requisite form for these is specified, where appropriate, by the recipients.

The company also offers its shareholders the possibility of being represented by company employees appointed by the company as proxies to exercise shareholders’ voting rights at the General Meeting. These company proxies will only vote in accordance with the instructions issued to them. The power of attorney and the instructions to the company’s proxies can be issued in writing until May 13, 2022, 24:00 CEST (date of receipt) to the following address:

Deutsche Bank Aktiengesellschaft

Aktionärsservice

Postfach 14 60

61365 Friedrichsdorf
Germany

Powers of attorney and instructions or changes to instructions for the company’s proxies received per post after May 13, 2022, will not be taken into account.

Furthermore, there is also the possibility to issue or change the power of attorney and instructions to the company employees appointed as proxies electronically in advance but also still during the General Meeting on May 19, 2022, up until the beginning of the voting on the Agenda Items (the Chair of the General Meeting will point out in due time when the opportunity for such submissions ends) electronically using the access-protected Shareholder Portal (netvote.db.com). Entering access data is necessary to use the access-protected Shareholder Portal. Detailed information on receiving access data is provided above under the heading “Registration for the General Meeting and exercise of voting rights; registration stop”.

Please note that, for already issued proxy authorizations and instructions, a change from a proxy authorization and instructions issued to proxies of the company to absentee voting after May 13, 2022, is only possible, for technical reasons, through the access-protected Shareholder Portal, and in this case also only until May 17, 2022, 24:00 CEST.

Details on how to issue a power of attorney and instructions using the Internet are given in the documents sent to the shareholders.

Submitting absentee votes

As in previous years, shareholders listed in the share register can submit their votes through absentee voting. Registration in due time is indispensable for this form of voting, too.

For absentee voting in writing, please use the personalized registration form sent to you and return it to the following address:

Deutsche Bank Aktiengesellschaft

Aktionärsservice

Postfach 14 60

61365 Friedrichsdorf
Germany

e-mail: deutschebank.hv@linkmarketservices.de

In order to submit your absentee ballot using electronic communication, please use the access-protected Shareholder Portal (netvote.db.com) for this. Entering access data is necessary to use the access-protected Shareholder Portal. Detailed information on receiving access data is provided above under the heading “Registration for the General Meeting and exercise of voting rights; registration stop”.

After May 13, 2022 (date of receipt), you will no longer be able to submit or change your votes through absentee voting per post. This also applies if you have previously issued a power of attorney to a third party or a company proxy.

A change of votes cast in the absentee ballot after May 13, 2022, is only possible using the access-protected Shareholder Portal. For this, too, entering access data is necessary to use the access-protected Shareholder Portal. Detailed information on receiving access data is provided above under the heading “Registration for the General Meeting and exercise of voting rights; registration stop”. The possibility to enter changes ends on the day of the General Meeting immediately before the beginning of the voting on the Agenda Items; the Chair of the General Meeting will point this out in due time.

Please note that for already submitted absentee ballots a change from absentee voting to the issuing of a proxy authorization and instructions to proxies of the company after May 13, 2022, is only possible, for technical reasons, through the access-protected Shareholder Portal, and only until May 17, 2022, 24:00 CEST.

Furthermore, authorized intermediaries, shareholders’ associations, proxy advisors within the meaning of § 134a (1) No. 3 and (2) No. 3 Stock Corporation Act, and other persons with an equivalent status pursuant to § 135 (8) Stock Corporation Act may also make use of absentee voting pursuant to the rules described above and in observing the specified deadlines.

Requesting documents for the General Meeting

Requests for documents for the General Meeting can be sent to the following address:

Deutsche Bank Aktiengesellschaft

Aktionärsservice

Postfach 14 60

61365 Friedrichsdorf
Germany

e-mail: deutschebank.hv@linkmarketservices.de

Documents for and additional information concerning the General Meeting are also accessible through the Internet at agm.db.com. These documents will continue to be available on the website specified above throughout the General Meeting and – if necessary – will be explained during the General Meeting in more detail.

Requests for additions to the Agenda pursuant to § 122 (2) Stock Corporation Act

Shareholders whose aggregate shareholdings represent 5% of the share capital or the proportionate amount of €500,000 (the latter of which corresponds to 195,313 shares) may request that items be placed on the Agenda and published.

The request must be addressed in writing to the Management Board of the company and be received by the company at the latest by Monday, April 18, 2022, 24:00 CEST. Please send such requests to the following address:

Deutsche Bank Aktiengesellschaft

Management Board

60262 Frankfurt am Main
Germany

Each new Item of the Agenda must also include a reason or a resolution proposal. An applicant or applicants making such a request must prove that they have owned their shares for at least 90 days before the date of the receipt of the request by the company and that they will continue to hold the shares until the Management Board’s decision on the request. The provisions of § 70 and § 121 (7) Stock Corporation Act must be observed in determining this period.

The publication and forwarding of requests for additions are carried out in the same way as in the convocation.

Shareholders’ counterproposals and election proposals pursuant to § 126 (1), § 127 Stock Corporation Act

The company’s shareholders may submit counterproposals to the proposals of the Management Board and/or Supervisory Board on specific Agenda Items and election proposals for the election of Supervisory Board members or auditors before the General Meeting. Such proposals (with their reasons) and election proposals are to be sent solely to:

Deutsche Bank Aktiengesellschaft

Investor Relations

60262 Frankfurt am Main
Germany

e-mail: HV.2022@db.com

Counterproposals should stipulate a reason; this does not apply to election proposals.

Shareholders’ counterproposals and election proposals that fulfill the requirements and are received by the company at the address specified above by Wednesday, May 4, 2022, 24:00 CEST, at the latest, will be made accessible without undue delay through the website agm.db.com along with the name of the shareholder and, specifically in the case of counterproposals, the reason and, in the case of election proposals, the additional information (if any) to be provided by the Management Board pursuant to § 127 sentence 4 Stock Corporation Act, as well as any comments by Management.

The company is not required to make a counterproposal and its reason or an election proposal accessible if one of the exclusionary elements pursuant to § 126 (2) Stock Corporation Act exists, for example, because the election proposal or counterproposal would lead to a resolution by the General Meeting that breaches the law or the Articles of Association or its reason apparently contains false or misleading information with regard to material points. Furthermore, an election proposal need not be made accessible if the proposal does not contain the name, the current occupation and the place of residence of the proposed person as well as, for Supervisory Board candidates, their membership in other statutory supervisory boards. The reason for a counterproposal need not be made accessible if its total length is more than 5,000 characters.

Counterproposals and election proposals that have to be made accessible by the company in advance in accordance with § 126 and § 127 Stock Corporation Act apply as placed at the General Meeting if the shareholder submitting the application or proposal is registered in the share register and has duly registered for the General Meeting.

It should be noted that questions contained in counterproposals or election proposals will not be considered; questions are to be submitted in the manner described below in the section “Submission of questions by electronic means”.

Opportunity to submit statements for publication before the General Meeting

The concept of the virtual General Meeting, regulated in the COVID-19 Act, without the presence of shareholders and their representatives does not provide that shareholders can make spoken comments during the General Meeting.

In addition to the limited opportunity described in more detail below to nonetheless provide spoken comments through audio and video, each shareholder or his or her authorized representative will also have the opportunity to submit a statement before the General Meeting relating to the Agenda for publication by the company on the company’s website. This statement can be provided either in text form or as a video recording in German and/or English. Statements will be not be translated by the company but published only in the submitted language on the company’s German or English website; if a statement is submitted in both languages, the relevant language version will be published – according to the language – on the company’s corresponding German and English website pages.

If the statement is to be provided in text form, it is requested that such statements be submitted while specifying name and shareholder number by at the latest May 13, 2022, by 12:00 CEST, under the following address or e-mail address:

Deutsche Bank Aktiengesellschaft

Investor Relations

60262 Frankfurt am Main
Germany

e-mail: HV.2022@db.com

The length of such a statement in text form should not exceed 10,000 characters.

If the statement is to be provided as a video recording, it is requested that this be submitted by at the latest May 13, 2022, by 12:00 CEST, using the access-protected Shareholder Portal. For this, too, entering access data is necessary to use the access-protected Shareholder Portal. Detailed information on receiving access data is provided above under the heading “Registration for the General Meeting and exercise of voting rights; registration stop”. The length of such a statement as a video recording should not exceed two minutes. A statement per video is only permissible if the shareholder or his or her authorized representative actually appears and speaks in it. A neutral background is to be used for the video recording. The access-protected Shareholder Portal provides information on technical details that the shareholder or his or her authorized representative should become familiar with in due time in order to ensure a smooth submission.

Statements will be published while disclosing the submitting shareholder’s or authorized representative’s name. A publication can only take place therefore if the shareholder or the authorized representative upon the submission expressly states his or her consent to the publication with the disclosure of his or her name.

It should be noted that there is no legal claim to the publication of a statement and that the company reserves the right not to publish statements in particular with offensive content, content that could qualify as a criminal offence, obviously false or misleading content or content without any recognizable relation to the Agenda of the General Meeting, and statements the length of which exceeds 10,000 characters – or two minutes in the case of a statement as a video recording – or which are not in German or English or which have not been submitted by the date specified above as described above. Likewise, the company reserves the right to publish only one statement per shareholder.

It should be noted that questions, counterproposals and election proposals are to be submitted in the manner described in the section “Submission of questions by electronic means” or in the section “Shareholders’ counterproposals and election proposals pursuant to § 126 (1), § 127 Stock Corporation Act” and that therefore questions, counterproposals and election proposals that are contained in statements published pursuant to this section cannot be considered.

Opportunity to provide spoken comments to the General Meeting

The concept of the virtual General Meeting, regulated in the COVID-19 Act, without the presence of shareholders and their representatives does not provide that shareholders can make spoken comments during the General Meeting.

The company nevertheless plans to give shareholders and/or their authorized representatives the opportunity to make spoken comments during the General Meeting through live broadcast of audio and video within a prescribed, limited period of time and subject to the certainty of being able to end the General Meeting within a reasonable timeframe on the same day. Spoken comments can only be provided by shareholders or their authorized representatives who have duly registered for the General Meeting. Shareholders themselves or their authorized representatives who would like to provide spoken comments have to register for their spoken comments separately using the button “Register to speak” in the Shareholder Portal. Within the framework of registering for such spoken comments, a shareholder or his or her authorized representative must also declare his or her consent to the disclosure of his or her name by the Chair of the General Meeting in the public audio and video broadcast of the General Meeting. The button “Register to speak” will be activated in the Shareholder Portal exclusively on the day before the General Meeting, i.e. on Wednesday, May 18, 2022, from 10:00 to 12:00 CEST, for the registration of spoken comments. Shareholders and their authorized representatives who would like to register for spoken comments will have to enter their contact information in the registration field provided. Subsequently, each shareholder or authorized representative will be contacted using the specified contact information to arrange an appointment for a functionality test of his or her audio and video connection before the beginning of the General Meeting. In the case of intended live spoken comments, once the functionality of the audio and video connection has been assured, the party involved will receive additional technical information along with a personalized link via which he or she can establish a connection for the audio and video transmission during the General Meeting.

It should be noted that there is no legal claim to be allowed to provide spoken comments and that the company reserves the right in particular to directly switch off the audio and video transmission when the comments have offensive content, content that could qualify as a criminal offence, obviously false or misleading content or content without any recognizable relation to the Agenda of the General Meeting. Spoken comments must be made in German. A neutral background is to be used for the video broadcast. A period in total of 150 minutes during the General Meeting is planned for all spoken comments of shareholders and their authorized representatives. The Chair of the General Meeting may, however, decide to shorten the total time available for spoken comments, or not to allow any spoken comments, if the time necessary for answering the properly submitted questions does not permit a longer speaking time or a speaking time in general. Furthermore, the speaking time per shareholder or authorized representative may be restricted depending on the number of properly registered spoken comments. Should more than 30 registrations for spoken comments be received, whereby each shareholder or his or her authorized representative – also in the case of multiple representation – can only provide spoken comments once with a planned maximum time of 5 minutes, the company will allot up to 10 spoken comments to shareholders’ associations and investment fund companies with a holding representing more than €1,000,000 nominal, and the company will raffle the remaining spoken comments among the other registrations under Notary Public supervision. Should more than 10 shareholders’ associations and investment fund companies with a holding representing more than €1,000,000 nominal register for spoken comments, the 10 spoken comments reserved for them will be raffled among them under Notary Public supervision. The shareholder or his or her authorized representative will be notified of the length of time available to speak when the personalized link for the audio and video connection is sent and the Chair of the General Meeting will also point this out again during the General Meeting. Once the speaking time available has ended, the transmission of the comments to the General Meeting will be deactivated.

The order of the spoken comments is set by the Chair of the General Meeting.

The registration of spoken comments is exclusively possible in the manner described above using the company’s access-protected Shareholder Portal (netvote.db.com). Detailed information on receiving access data is provided above under the heading “Registration for the General Meeting and exercise of voting rights; registration stop”.

It should be noted that counterproposals or election proposals that are contained in the spoken comments provided during the General Meeting pursuant to this section cannot be considered. Instead, counterproposals and election proposals are to be submitted solely in the manner described in the section “Shareholders’ counterproposals and election proposals pursuant to § 126 (1), § 127 Stock Corporation Act” and they then apply under the conditions described there as placed at the General Meeting. Questions (including follow-up questions about questions submitted in advance) are in principle to be submitted only in the manner described below in the section “Submission of questions by electronic means”. Should, however, questions be submitted within the framework of the spoken comments made during the General Meeting, the Management Board shall be free to decide, in accordance with its duty and discretion, if and how to answer such questions.

Shareholders who make use of the possibility to submit spoken comments in audio and video during the General Meeting should note that the entire General Meeting, including such spoken comments, will be broadcast as described above live on the Internet for shareholders and interested public viewers without access restrictions and the entire General Meeting, including the corresponding spoken comments, will be recorded. A publicly accessible download of the recording shall not be made available after the General Meeting on the company’s website. Please note that the Chair of the General Meeting will call up the shareholder or his or her authorized representative scheduled to provide spoken comments while specifying his or her name.

Submission of questions by electronic means

Based on § 1 (2) sentence 1 No. 3, sentence 2 second half-sentence and (6) of the COVID-19 Act, the Management Board decided with the consent of the Supervisory Board that shareholders must submit their questions to the company one day before the General Meeting at the latest, i.e. by May 17, 2022, 24:00 CEST by electronic means. The Management Board shall be free to decide, in accordance with its duty and discretion, how to answer the properly submitted questions. During the General Meeting, a shareholder who properly submitted his or her questions in advance will have the opportunity as described below to place follow-up questions to a limited extent.

Only shareholders duly registered for the General Meeting may submit their questions. Questions may only be submitted using the access-protected Shareholder Portal of the company (netvote.db.com) in German or English. Detailed information on receiving access data is provided above under the heading “Registration for the General Meeting and exercise of voting rights; registration stop”. The company will answer the submitted questions – even if they may have been submitted in English – solely in German.

In accordance with the rules described below, the company plans to allow during the General Meeting, to a limited extent and subject to the certainty of being able to end the General Meeting within a reasonable timeframe on the same day, follow-up questions concerning questions that are properly submitted in advance. The submission of follow-up questions will be allowed for a specific period during the General Meeting. Follow-up questions can only be considered if they relate to properly submitted questions. Follow-up questions can be submitted in German during the General Meeting using the password protected Shareholder Portal (netvote.db.com). This possibility does not apply to new questions. Detailed information on receiving access data is provided above under the heading “Registration for the General Meeting and exercise of voting rights; registration stop”. The possibility to submit follow-up questions is limited per shareholder to three follow-up questions and a question length of in each case 500 characters (including spaces).

There is no legal claim to the answering of follow-up questions, including properly submitted ones. The company reserves the right in particular to shorten the overall time available for answering follow-up questions or not to answer any follow-up questions if the time required for answering the questions properly submitted in advance of the General Meeting does not allow this. This correspondingly applies upon a large number of follow-up questions, whereby the company will strive in particular to answer follow-up questions that relate to the respective shareholder’s own questions.

In answering the questions during the General Meeting, the name of the questioner can only be disclosed if the consent to the disclosure of the name was explicitly stated upon the submission of the question. There is no claim to the disclosure of the name even if such consent was stated. Please note that the entire General Meeting will be broadcast as described above live on the Internet for shareholders and interested public viewers without access restrictions. The same applies correspondingly to any preliminary publication of questions and possibly of answers on the company’s Internet website in advance of the General Meeting: In this case, too, the name of the questioner will only be disclosed if he or she explicitly states his or her consent to the disclosure of his or her name.

Objections against resolutions of the General Meeting

Shareholders who have exercised their right to vote by means of absentee voting (in writing or by electronic means) or by way of proxy authorization may, by electronic means, declare their objection to the resolutions of the General Meeting to the Notary Public responsible for the minutes of the General Meeting. Such declarations of objection may be sent to the Notary Public via the e-mail address

Notar.DB.HV2022@hoganlovells.com

and are possible from the opening of the General Meeting until its closing by the Chair of the General Meeting. The declaration shall be accompanied by evidence of share ownership, i.e. either the name, date of birth and address of the shareholder or the shareholder number.

Additional information

Additional information on shareholders’ rights can be found on the company’s website at agm.db.com.

Notice on the company’s website

Information pursuant to § 124a Stock Corporation Act on this year’s Ordinary General Meeting is accessible on the company’s website at agm.db.com. Following the General Meeting, the voting results will be announced on the same Internet address.

Further information on the voting pursuant to Table 3 of the Implementing Regulation (EU) 2018/1212

No resolution proposal is submitted under Agenda Item 1, and thus no voting on it is provided for (cf. Item 1 for explanation). Under Agenda Items 2 to 5 and 7 to 12, the results of the voting on the announced resolution and election proposals have a binding effect; under Agenda Item 6, the voting on the announced resolution proposal is advisory in nature. For all voting, the shareholders can in each case vote “Yes” (vote in favor) or “No” (vote against) or abstain from voting (abstention), i.e., not participate in the voting.

Privacy notice for shareholders and their representatives

Information on the processing of your personal data in connection with the General Meeting and the Share Register is available at agm.db.com/files/documents/2022/AGM_2022_Data_Protection_Notice.pdf. Upon request, this can also be sent to you per post.

Frankfurt am Main, March 2022

Deutsche Bank Aktiengesellschaft

The Management Board